Filed Pursuant to Rule 424(b)(3)

SEC File No. 333-224557

$70,000,000 Fixed Rate Subordinated Notes

Shepherd’s Finance, LLC is offering up to $70,000,000 in aggregate principal amount of our Fixed Rate Subordinated Notes (“Notes”) on a continuous basis. The initial minimum investment amount required is $500. From time to time, we may, however, change the minimum investment amount that is required. The maximum investment amount per investor is $1,000,000 aggregate principal amount, or $1,000,000 per Note, but a higher maximum investment amount may be approved on a case-by-case basis. As of December 31 , 2018, we have issued Notes in our previous public offerings with an aggregate principal amount of approximately $33,000,000 . The term “Notes,” as used throughout this prospectus, can mean both the Notes offered in this offering and Notes offered in prior or future offerings of the Company.

We issue the Notes in varying purchase amounts and maturities that we establish from time to time. The Notes will initially be offered with maturities ranging from 12 months to 48 months from the date of issuance. For each maturity, we also establish an interest rate. The interest rates will vary within the predetermined interest rate ranges, as described in this prospectus, but initial annual interest rates are as follows: 9% for 12-month Notes; 10% for 24-month Notes; 10.5% for 36-month Notes; and 11% for 48-month Notes. See “Prospectus Summary — The Offering — Interest Rate.” Interest will be calculated based on the actual number of days your Note is outstanding. Interest is calculated and compounded monthly based on a 365/366 day year. When you make an investment, your rate will be fixed throughout the duration of your investment.

We may market our Notes in many ways, including but not limited to, publishing the then current features (e.g., the maturities and interest rates currently offered by us) of the Notes in newspapers, advertising on the internet, and through direct mail campaigns. At any time, you also may obtain the then applicable features of the Notes from our website at www.shepherdsfinance.com or by calling (302) 752-2688 (30-ASK-ABOUT). However, the information on our website is not a part of this prospectus. Any substantive change to the features of the Notes that does not constitute a fundamental change will be included in a Rule 424(b)(3) prospectus supplement.

We are offering the Notes directly, without an underwriter or placement agent, and on a continuous basis. We do not have to sell any minimum amount of Notes to accept and use the proceeds of this offering. Therefore, once you purchase a Note, we may immediately use the proceeds of your investment and your investment will be returned only if we repay your Note. We cannot assure you that all or any portion of the Notes we are offering will be sold. We have not made any arrangement to place any of the proceeds from this offering in an escrow, trust, or similar account. The Notes are not listed on any securities exchange and there will not be any public trading market for the Notes. We have the right to reject any investment, in whole or in part, for any reason.

We may redeem any Note, in whole or in part, at any time prior to maturity, upon 30 to 60 days’ written notice, for a redemption price equal to the principal amount plus any earned but unpaid interest thereon to the date of redemption. Additionally, you may request early redemption of a Note purchased by you at any time on or after 180 calendar days after issuance of a Note, but we reserve the right to decline your request for any reason. If we grant your redemption request, we will mail you a payment equal to the principal amount plus any earned but unpaid interest to the date of redemption, minus a 180-day interest penalty.

The Notes mature between one and four years from the date of issuance. Between 30 to 60 days prior to the maturity date, we will mail to you a letter notifying you of the upcoming maturity date. Upon maturity , principal and any earned but unpaid interest will be paid to you.

You should read this prospectus and any applicable prospectus supplement carefully before you invest in the Notes. The Notes are our general unsecured obligations and are subordinated in right of payment to all of our present and future senior debt. As of September 30, 2018, we had approximately $44,933,000 in debt outstanding that ranks equal or senior to the Notes, including approximately $17,975,000 in Notes issued pursuant to our prior offerings. We expect to incur additional debt in the future, including, without limitation, the Notes offered pursuant to this prospectus and senior debt.

The Notes are not certificates of deposit or similar obligations guaranteed by any depository institution and are not insured by the Federal Deposit Insurance Corporation (FDIC) or any governmental or private insurance fund, or any other entity. We do not contribute funds to a separate account such as a sinking fund to repay the Notes upon maturity.

We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements. See “Risk Factors” beginning on page 14 for significant factors you should consider before buying the Notes. The most significant risks include the following:

●	Our Notes are not insured or guaranteed by the FDIC or any third party, so repayment of your Note depends upon our equity (which may be limited at times), our experience, the collateral securing our loans, and our ability to manage our business and generate adequate cash flows.
●	The Notes are risky speculative investments. Therefore, you should not invest in the Notes unless you are able to afford the loss of your entire investment.
●	There will not be any market for the Notes, so you should only purchase them if you do not have any need for your money prior to the maturity of the Note.
●	You will not have the benefit of an independent review of the terms of the Notes, the prospectus, or our Company as is customarily performed in underwritten offerings.
●	We have the right to pay your investment back to you before the stated maturity of your investment. If we do, you may not be able to reinvest the proceeds at comparable rates and you will stop earning interest on your investment.
●	Our business is not industry-diversified and the homebuilding industry has undergone a significant downturn. Further deterioration in industry or economic conditions could further decrease demand and pricing for new homes and residential home lots. A decline in housing values similar to the recent national downturn in the real estate market would have a negative impact on our business. Smaller value declines will also have a negative impact on our business. These factors may decrease the likelihood we will be able to generate enough cash to repay the Notes.
●	Currently, we are reliant on a single developer and homebuilder, the Hoskins Group, for a significant portion of our revenues and a portion of our capital.
●	Most of our assets are commercial construction loans to homebuilders and/or developers which are a higher than average credit risk, and therefore could expose us to higher rates of loan defaults, which could impact our ability to repay amounts owed to you.
●	We have entered into loan purchase and sale agreements with third parties to sell them portions of some of our loans. This will increase our leverage. While the agreements are intended to increase our profitability, large loan losses and/or idle cash could actually reduce our profitability, which could impair our ability to pay principal and/or interest on the Notes.
●	We have $22,163,000 of unfunded commitments to builders as of September 30, 2018. If every builder borrowed every amount allowed (which would mean all of their homes were complete) and no builders paid us back, we would need to fund that amount. While some of that amount would automatically come from our loan purchase and sale agreements, the rest would have to come from our Notes Program (as defined below) and/or our lines of credit. Therefore, we may not have the ability to fund our commitments to builders.
●	We have a significant amount of debt and expect to incur a significant amount of additional debt in the future, including issuance of the Notes, which will subject us to increased risk of loss. Our present and future senior debt may make it difficult to repay the Notes.
●	Our operations are not subject to the stringent banking regulatory requirements designed to protect investors, so repayment of your investment is completely dependent upon our successful operation of our business.
●	Our Chief Executive Officer (who is also on our board of managers) will face conflicts of interest as a result of the secured lines of credit made to us, which could result in actions that are not in the best interests of our Note holders.
●	The indenture and terms of our Notes do not restrict our use of leverage. A relatively small loss can cause over leveraged companies to suffer a material adverse change in their financial position. If this happened to us, it may make it difficult to repay the Notes.
●	We depend on the availability of significant sources of credit to meet our liquidity needs and our failure to maintain these sources of credit could materially and adversely affect our liquidity in the future.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, and neither the Securities and Exchange Commission nor any state securities commission has passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discount and Commission (1)	Proceeds to Company (2)
Per Note	100%	None	100%
Total	$70,000,000	None	$70,000,000

(1) The Notes are not being offered or sold pursuant to any underwriting or similar agreement, and no commissions or other remuneration will be paid in connection with their sale. The Notes will be sold at face value.

(2) We will receive all of the net proceeds from the sale of the Notes, which, if we sell all of the Notes covered by this prospectus, we estimate will total approximately $69,589,000 after expenses.

The date of this prospectus is March 22, 2019.

SUITABILITY STANDARDS

An investment in our Notes involves significant risks and is only suitable for persons who have adequate financial means, desire a relatively long-term investment and will not need liquidity from their investment. This investment is not suitable for persons who seek liquidity or guaranteed income.

We have not established general suitability standards for investors in our Notes; however, certain states in which we intend to sell the Notes have established special suitability standards. Notes will be sold only to investors in these states who meet the special suitability standards set forth below:

●	For Alabama Residents – Notes will only be sold to residents of the State of Alabama representing that they have (i) an annual gross income of $70,000 and a liquid net worth of $70,000, or (ii) a net worth of $250,000. Further, investors in the State of Alabama may not invest more than 10% of their liquid net worth in us or our affiliates.

●	For Alaska Residents – Notes will only be sold to residents of the State of Alaska representing that they have (i) a minimum annual gross income of $70,000 and a minimum net worth of $70,000, or (ii) a minimum net worth of $250,000. In each case, net worth is to be calculated exclusive of an individual’s principal automobile, principal residence, and home furnishings.

●	For California Residents – Notes will only be sold to residents of the State of California representing that they have (i) a gross income of $65,000 and net worth of $250,000, or (ii) a net worth of $500,000.

●	For Idaho and Kentucky Residents – Notes will only be sold to residents of the States of Idaho and Kentucky representing that they have (i) a liquid net worth of $85,000 and annual gross income of $85,000, or (ii) a liquid net worth of $300,000. Additionally, the investor’s total investment in the Notes shall not exceed 10% of his or her liquid net worth. Liquid net worth is that portion of net worth consisting of cash, cash equivalents and readily marketable securities.

●	For Indiana Residents – Notes will only be sold to residents of the State of Indiana representing that they have (i) an annual gross income of $70,000 and a liquid net worth of $70,000, or (ii) a net worth of $250,000. In each case, net worth is to be calculated exclusive of an individual’s principal automobile, principal residence, and home furnishings.

●	For Iowa Residents – Notes will only be sold to residents of the State of Iowa representing that they have (i) a liquid net worth of $85,000 and annual gross income of $85,000, or (ii) a liquid net worth of $300,000. Additionally, the investor’s total investment in the Notes shall not exceed 10% of his or her liquid net worth. Liquid net worth is that portion of net worth consisting of cash, cash equivalents and readily marketable securities.

●	For Kansas Residents – It is recommended by the Office of the Kansas Securities Commissioner that Kansas investors limit their aggregate investment in the securities of the Issuer and other similar programs to not more than 10% of their liquid net worth. For these purposes, liquid net worth shall be defined as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities, as determined in conformity with U.S. Generally Acceptable Accounting Principles.

●	For Maine Residents – The Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar offerings not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

●	For Massachusetts and New Mexico Residents – It is required by the Securities Divisions of each of Massachusetts and New Mexico that Massachusetts and New Mexico investors limit their aggregate investment in our Notes and other similar programs to not more than 10% of their liquid net worth. For these purposes, liquid net worth shall be defined as that portion of total net worth (total assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities, as determined in conformity with U.S. Generally Acceptable Accounting Principles. It is further required by the Securities Divisions of each of Massachusetts and New Mexico that Massachusetts and New Mexico investors have (i) a net income of at least $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year, or (ii) an individual net worth, or joint net worth with that person’s spouse, in excess of $1,000,000, excluding the value of the person’s primary residence.

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●	For Missouri Residents – No more than 10% of any one Missouri investor’s liquid net worth shall be invested in the Notes.

●	For North Dakota and Oregon Residents – Notes will only be sold to residents of the States of North Dakota and Oregon representing that they have (i) an annual gross income of $70,000 and a liquid net worth of $70,000, or (ii) a net worth of $250,000. Further, investors in the States of North Dakota or Oregon may not invest more than 10% of their liquid net worth in the offering.

●	For Tennessee Residents – An investment by a Tennessee resident must not exceed ten percent (10%) of their liquid net worth.

●	For Vermont Residents – Accredited investors in Vermont, as defined in 17 C.F.R. § 230.501, may invest freely in this offering. In addition to the suitability standards described above, non-accredited Vermont investors may not purchase an amount in this offering that exceeds 10% of the investor’s liquid net worth. For these purposes, “liquid net worth” is defined as an investor’s total assets (not including home, home furnishings, or automobiles) minus total liabilities.

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SHEPHERD’S FINANCE, LLC

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You should rely only upon the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell the Notes only in jurisdictions where offers and sales are permitted.

QUESTIONS AND ANSWERS

Below we have provided some of the more frequently asked questions and answers relating to the offering of the Notes. Please see the “Prospectus Summary” and the remainder of the prospectus for more information about the offering of the Notes.

Q:	Who is Shepherd’s Finance, LLC?

A:	Shepherd’s Finance, LLC, along with our consolidated subsidiary, (“Shepherd’s Finance,” “we,” “our,” “us,” or the “Company”) is a finance company organized as a limited liability company in the State of Delaware. Our business is focused on commercial lending to participants in the residential construction and development industry. Our Chief Executive Officer (“CEO”), who is also on our board of managers, is Daniel M. Wallach. Mr. Wallach is responsible for overseeing our day-to-day operations. Our office is located in Jacksonville, Florida. As of September 30, 2018, we have 68 customers in 16 states. As of September 30, 2018, Mr. Wallach and his wife, directly or indirectly, own 78.7% of our outstanding common membership interests, which constitute our voting membership interests. Therefore, Mr. Wallach is able to exercise significant control over our business, including with respect to the composition of our board of managers. A manager may be removed by a vote of holders of 80% of our outstanding voting membership interests.

Q:	What are your primary business activities?

A:	We extend and service commercial loans to small-to-medium sized homebuilders for the purchase of lots and/or the construction of homes thereon. We also extend and service loans for the purchase of lots and undeveloped land and the development of that land into residential building lots. Most of the loans are for “spec homes” or “spec lots,” meaning they are built or developed speculatively (with no specific end-user homeowner in mind). The loans are generally secured, and the collateral is the land, lots, and constructed items thereon, as well as additional collateral, as we deem appropriate. As of September 30, 2018, we have 232 construction loans in 16 states with 68 borrowers, and have seven development loans in three states with three borrowers . We intend to continue expanding our lending activity and further diversifying our loan portfolio.

Q:	What is your experience in this type of lending?

A:	Our CEO, Daniel M. Wallach, has been in the housing industry since 1985. For 11 years, he was the Chief Financial Officer of 84 Lumber Company (“84 Lumber”), a multi-billion dollar supplier of building materials to home builders. He also was responsible for 84 Lumber’s lending business for 20 years. During those years, he was responsible for the creation and implementation of many secured lending programs to builders, some of which were performed fully by 84 Lumber, and some of which were performed in partnership with banks. In general, both the creation of all loans and the resolution of defaulted loans were Mr. Wallach’s responsibility, whether the loans were company loans or loans in partnership with banks. Through these programs, he was responsible for the creation of approximately $2,000,000,000 in loans which generated interest spread of $50,000,000 after deducting for loan losses. Through the years, Mr. Wallach managed the development of systems for reducing and managing the risks and losses on defaulted loans. Mr. Wallach also was responsible for 84 Lumber’s unsecured debt to builders, which reached over $300,000,000 at its peak. He also gained experience in securing defaulted unsecured debt. We have originated approximately $151,844,000 of loans from December 2011 through September 2018.

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Q:	Given the current low number of housing starts in the United States today, why will your potential customers want to borrow from you?

A:	While the number of housing starts dropped to historically low levels in 2007, they have been recovering since and there were 794,000 new single family homes with construction started in the United States in 2017. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Inflation, Interest Rates, and Housing Starts” for the Three and Nine Months Ended September 30, 2018 and the Years Ended December 31, 2017 and 2016. Many small-to-medium sized home builders can build homes for customers who have their own financing, but are unable to obtain or supply any or enough of their own financing to build speculative or model homes. The ability to have available either a speculative home or a model home can greatly increase the total number of homes a builder can sell per year, so despite the high cost of providing financing to builders today, we believe that there is a significant demand. Banks, which historically have been the most popular provider of financing for builders, are mostly not in that business today, or are in the business at a reduced level. We believe that this void in supply gives us the opportunity to profit in this niche business of providing financing to small-to-medium sized home builders.

Q:	What is the role of the Board of Managers?

A:	While our CEO and other executive officers are responsible for our day-to-day operations, our board of managers is responsible for governance over our business. Our board of managers is comprised of Daniel M. Wallach, who is also our CEO, and two independent managers, Eric A. Rauscher and Kenneth R. Summers.

Q:	What kind of offering is this and how many Notes are outstanding?

A:	We are offering up to $70,000,000 in Notes. As of December 31 , 2018, we have approximately $17,349,000 of Notes outstanding, including Notes issued pursuant to our prior offerings. We previously engaged in two public offering of Notes, the most recent of which terminated on March 22, 2019. Notes issued in our prior offering rank equally to the Notes offered in this offering.

Q:	How are the Notes sold?

A:	The Notes are offered directly by us without an underwriter or placement agent. We may market the Notes by advertisements in local and/or national newspapers, roadway sign advertisements, advertisements on the internet, or through direct mail campaigns and other miscellaneous media in states in which we have properly registered the offering or qualified for an exemption from registration.

Q:	What are the proposed terms of the Notes you are offering?

A:	The Notes will initially be offered with maturities ranging from 12 months to 48 months from the date of issuance. The interest rates will vary but annual interest rates as of the date of this prospectus are as follows: 9% for 12-month Notes; 10% for 24-month Notes; 10.5% for 36-month Notes; and 11% for 48-month Notes. Interest will be calculated based on the actual number of days your Note is outstanding. Interest is calculated and compounded monthly based on a 365/366 day year. When you make an investment, your rate will be fixed throughout the duration of your investment.

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Q:	What will you do with the proceeds raised from this offering?

A:	If all of the Notes offered by this prospectus are sold, we expect to receive approximately $69,589,000 in net proceeds (after deducting all costs and expenses associated with this offering). We intend to use substantially all of the net proceeds from this offering as follows and in the following order of priority:

●	to make payments on other borrowings, including loans from affiliates;

●	to pay Notes on their scheduled due date and Notes that we are required to redeem early;

●	to make interest payments on the Notes; and

●	to the extent we have remaining net proceeds and adequate cash on hand, to fund any one or more of the following activities:

O	to extend commercial construction loans to homebuilders to build single or multi-family homes or develop lots;

O	to make distributions to equity owners, including distributions on our preferred equity;

O	for working capital and other corporate purposes;

O	to purchase defaulted secured debt from financial institutions at a discount;

O	to purchase defaulted unsecured debt from suppliers to homebuilders at a discount and then secure it with real estate or other collateral;

O	to purchase real estate, in which we will operate our business (one such purchase occurred in February 2017); and

O	to redeem Notes which we have decided to redeem prior to maturity.

Q:	What is a Note?

A:	A Note is our promise to pay you a specified rate of interest for a specific period of time and to repay your principal investment upon maturity. The Notes are our general unsecured obligations and are subordinate in right of payment to all present and future senior debt. “Subordinated” means that if we are unable to pay our debts as they come due, all of the senior debt would be paid in full first. After the senior debt is paid in full, any remaining money would be used to repay the Notes and other subordinated debt that are equal to the Notes in priority. As of September 30, 2018, we had $21,950,000 in senior debt and approximately $23,573,000 in subordinated debt. We expect to incur debt in the future, including, but not limited to, more senior debt and the Notes offered pursuant to this offering.

Q:	What is an indenture?

A:	As required by United States federal law, the Notes will be governed by a document called an “indenture.” An indenture is a contract between us and a trustee. The main role of the trustee is to enforce your rights against us if we are in default of our obligations under the Notes. Defaults are described in this prospectus under “Description of Notes — Events of Default.” There are some limitations on the extent to which the trustee acts on your behalf. These limitations are described in this prospectus under “Description of Notes — Events of Default.”

The Notes are issued under an indenture dated March 22, 2019 between us and U.S. Bank National Association, as trustee. The indenture does not limit the principal amount of debt securities that we may issue under it. The indenture is governed by Delaware law and is qualified under the Trust Indenture Act of 1939.

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Q:	Is my investment in the Notes insured or guaranteed?

A:	No, the Notes are:

●	NOT certificates of deposit with an insured financial institution;

●	NOT guaranteed by any depository institution; and

●	NOT insured by the FDIC or any governmental or private insurance fund, or any other person or entity.

The Notes are backed only by the faith and credit of our Company and our operations. You are dependent upon our ability to effectively manage our business to generate sufficient cash flow, including cash flow from our commercial lending activities, for the repayment of principal at maturity and the ongoing payment of interest on the Notes.

Q:	How is the interest rate determined?

A:	From time to time, we will establish the interest rate(s) we are offering for various maturities. By referring to the features (e.g., the maturities and interest rates) which are in effect at the time, you will see the interest rate(s) and maturities we are currently offering. The interest rate offered on the Notes depends on which maturity you select and is subject to a range, as follows:

Note Maturity	Minimum Rate	Ceiling
12-Month	7%	11%
24-Month	9%	11%
36-Month	9%	11%
48-Month	10%	12%

The interest rate on a Note purchased by you is fixed and will not change over the term of the Note.

Q:	How is interest calculated and paid to me?

A:	Interest will be calculated based on the actual number of days your Note is outstanding. Interest is calculated and compounded monthly based on a 365-day year (366-day in case of a leap year). Interest will be earned daily, and we will pay interest to you monthly or at maturity as you request. If you choose to be paid interest at maturity rather than monthly, the interest will be compounded monthly. If any day on which a payment is due with respect to a Note is not a business day, then you will not be entitled to payment of the amount due until the following business day, and no additional interest will be due as a result of such delay. If you elect to be paid interest monthly, interest on your Note will be paid on the first business day of every month. Your first interest payment date will be the month following the month in which the Note is issued, except that if a new Note is issued within the last 10 days preceding an interest payment date, the first interest payment will be made on the next succeeding interest payment date (i.e., approximately 35–40 days after issuance). No payments under $50 will be made, with any interest payment being accrued to your benefit and earning interest on a monthly compounding basis until the payment due to you is at least $50 on an interest payment date.

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Q:	If I elect to have interest on the Note paid in one lump sum at maturity, can I change my election later?

A:	Yes, we will allow you to change your election so that you receive monthly payments of earned and unpaid interest instead. You should contact us at (302) 752-2688 (30-ASK-ABOUT) or use our website, www.shepherdsfinance.com, to learn the steps you should take to change your election.

Q:	When do the Notes mature?

A:	The Notes will mature based on the maturity date you select at the time of purchase, unless the Company chooses to redeem your Note prior to its stated maturity.

Q:	May I redeem a Note prior to maturity?

A:	Beginning 180 calendar days after the issuance date, you may request, in writing, that we redeem the Note. Your request, however, is subject to our consent and we may decline your request at our choosing. If we agree to your redemption request, a 180-day interest penalty will be imposed. This means that you will not receive the last 180 days’ worth of interest and, if the accrued and unpaid interest is not sufficient to cover the amount of the penalty, then any remaining amount of the penalty shall be deducted from the principal amount of the Note (i.e., we will subtract the remaining interest penalty from your original investment).

Q:	What happens if I die prior to the maturity date?

A.	At the written request of the executor or administrator of your estate (or if your Note is held jointly with another investor, the joint owner of your Note), we will redeem any Note at any time after death. The redemption price will be equal to the principal amount plus earned but unpaid interest payable on the Note, without any interest penalty. We will seek to honor any such request as soon as reasonably possible based on our cash position at the time and our then current cash needs, but generally within two weeks of the request. It is possible that the subordination provisions in the indenture may restrict our ability to honor your request.

Q:	Can you force me to redeem my Note?

A:	Yes. At any time we may call all or a portion of your Note for redemption. We will give you 30 to 60 days’ notice of the mandatory redemption and repay your Note for a price equal to the principal amount plus earned but unpaid interest to the day we repay your Note.

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Q:	Are there any JOBS Act considerations?

A.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and are eligible to take advantage of certain exemptions from, or reduced disclosure obligations relating to, various reporting requirements that are normally applicable to public companies. Such exemptions include, among other things, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations relating to executive compensation in proxy statements and periodic reports, and exemptions from the requirement to hold a non-binding advisory vote on executive compensation and obtain shareholder approval of any golden parachute payments not previously approved.

Additionally, under Section 107 of the JOBS Act, an “emerging growth company” may take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933 for complying with new or revised accounting standards. This means an “emerging growth company” can delay adopting certain accounting standards until such standards are otherwise applicable to private companies. We intend to take advantage of such extended transition period. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If we were to subsequently elect to instead comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

We will remain an “emerging growth company” until the earliest of (i) the last day of the first fiscal year in which we have total annual gross revenues of $1.07 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement, (iii) the date on which we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act (which would occur if the market value of our common equity held by non-affiliates exceeds $700 million, measured as of the last business day of our most recently completed second fiscal quarter), or (iv) the date on which we have, during the preceding three year period, issued more than $1 billion in non-convertible debt.

Q:	What are some of the significant risks of my investment in the Notes?

A:	You should carefully read and consider all risk factors beginning on page 14 of this prospectus prior to investing. Below is a summary of some of the significant risks of an investment in the Notes:

●	Our Notes are not insured or guaranteed by the FDIC or any third party, so repayment of your Note depends upon our equity (which may be limited at times), our experience, the collateral securing our loans, and our ability to manage our business and generate adequate cash flows.

●	The Notes are risky speculative investments. Therefore, you should not invest in the Notes unless you are able to afford the loss of your entire investment.

●	There will not be any market for the Notes, so you should only purchase them if you do not have any need for your money prior to the maturity of the Note.

●	You will not have the benefit of an independent review of the terms of the Notes, the prospectus, or our Company as is customarily performed in underwritten offerings.

●	We have the right to pay your investment back to you before the stated maturity of your investment. If we do, you may not be able to reinvest the proceeds at comparable rates and you will stop earning interest on your investment.

●	Our business is not industry-diversified and the homebuilding industry has undergone a significant downturn. Further deterioration in industry or economic conditions could further decrease demand and pricing for new homes and residential home lots. A decline in housing values similar to the recent national downturn in the real estate market would have a negative impact on our business. Smaller value declines will also have a negative impact on our business. These factors may decrease the likelihood we will be able to generate enough cash to repay the Notes.

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●	Currently, we are reliant on a single developer and homebuilder, the Hoskins Group, who is concentrated in the Pittsburgh, Pennsylvania market, for a significant portion of our revenues and a portion of our capital.

●	Most of our assets are commercial construction loans to homebuilders and/or developers which are a higher than average credit risk, and therefore could expose us to higher rates of loan defaults, which could impact our ability to repay amounts owed to you.

●	We have $22,163,000 of unfunded commitments to builders as of September 30, 2018. If every builder borrowed every amount allowed (which would mean all of their homes were complete) and no builders paid us back, we would need to fund that amount. While some of that amount would automatically come from our loan purchase and sale agreements, the rest would have to come from our Notes Program (as defined below) and/or our lines of credit. Therefore, we may not have the ability to fund our commitments to builders.

●	We have a significant amount of debt and expect to incur a significant amount of additional debt in the future, including issuance of the Notes, which will subject us to increased risk of loss. Our present and future senior debt may make it difficult to repay the Notes.

●	If we lose or are unable to hire or retain key personnel, we may be delayed or unable to implement our business plan, which would adversely affect our ability to repay the Notes.

●	We have entered into loan purchase and sale agreements with third parties to sell them portions of some of our loans. This will increase our leverage. While the agreements are intended to increase our profitability, large loan losses and/or idle cash could actually reduce our profitability, which could impair our ability to pay principal and/or interest on the Notes.

●	Management has broad discretion over the use of proceeds from this offering, and it is possible that the funds will not be used effectively to generate enough cash for payment of principal and interest on the Notes.

●	Additional competition may decrease our profitability, which would adversely affect our ability to repay the Notes.

●	Our real estate loans are illiquid, which could restrict our ability to respond rapidly to changes in economic conditions.

●	Our operations are not subject to the stringent banking regulatory requirements designed to protect investors, so repayment of your investment is completely dependent upon our successful operation of our business.

●	Our Chief Executive Officer (who is also on our board of managers) will face conflicts of interest as a result of the secured lines of credit made to us, which could result in actions that are not in the best interests of our Note holders.

●	We depend on the availability of significant sources of credit to meet our liquidity needs and our failure to maintain these sources of credit could materially and adversely affect our liquidity in the future.

●	If the proceeds from the issuance of the Notes exceed the cash flow needed to fund the desirable business opportunities that are identified, we may not be able to invest all of the funds in a manner that generates sufficient income to pay the interest and principal on the Notes.

●	The indenture does not contain the type of covenants restricting our actions, such as restrictions on creating senior debt, paying distributions to our owners, merging, recapitalizing, and/or entering into highly leveraged transactions. The indenture does not contain provisions requiring early payment of Notes in the event we suffer a material adverse change in our business or fail to meet certain financial standards. Therefore, the indenture provides very little protection of your investment.

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●	The collateral securing our real estate loans may not be sufficient to pay back the principal amount in the event of a default by the borrowers.

●	Additional competition for investment dollars may decrease our liquidity, which would adversely affect our ability to repay the Notes.

●	If we are unable to meet our Note maturity and redemption obligations, and we are unable to obtain additional financing or other sources of capital, we may be forced to sell off our operating assets or we might be forced to cease our operations, and you could lose some or all of your investment.

●	There is no “early warning” on the Notes if we perform poorly. Only interest and principal payment defaults on the Notes can trigger a default on the Notes prior to a bankruptcy.

●	Because we require a substantial amount of cash to service our debt, we may not be able to pay our obligations under the Notes.

●	The indenture and terms of our Notes do not restrict our use of leverage. A relatively small loss can cause over leveraged companies to suffer a material adverse change in their financial position. If this happened to us, it may make it difficult to repay the Notes.

●	We expect to be substantially reliant upon the net offering proceeds we receive from the sale of our Notes to meet principal and interest obligations on previously issued Notes.

●	There is no sinking fund to ensure repayment of the Notes at maturity, so you are totally reliant upon our ability to generate adequate cash flows.

Q:	How do I purchase a Note?

A.

You may purchase a Note from us by visiting our website at www.shepherdsfinance.com and following the instructions under the heading “Investors” and then “Our Investment Process” or by calling (302) 752-2688 (30-ASK-ABOUT) to request a copy of the prospectus along with an investment application. Upon receipt of your application and investment check and the acceptance and posting of your investment, we will send you a confirmation, which describes, among other things, the term, interest rate, and principal amount of your Note.

We reserve the right to reject any investment. Among other reasons, we may reject an investment if the information in your investment application is incorrect or incomplete, or if the interest rate or maturity you have selected has not been offered by us in the past seven calendar days for your desired investment amount at the time we receive your investment documents.

Q:	Whom may I contact for more information?

A:	You can obtain additional copies of this prospectus and review the established features of the Notes at www.shepherdsfinance.com or by calling (302) 752-2688 (30-ASK-ABOUT). However, the information contained on our website is not part of this prospectus. If you have questions about the suitability of an investment in the Notes for you, you should contact your own investment, tax, and other financial advisors.

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PROSPECTUS SUMMARY

This summary highlights selected information, most of which was not otherwise addressed in the “Questions and Answers” section of this prospectus. For more information about us, you should carefully read the entire prospectus, including the section entitled “Risk Factors,” the consolidated financial statements and other consolidated financial data, any related prospectus supplement, and the documents we have referred you to in the “Where You Can Find More Information” section. There will be no trading market for the Notes, so you will not be able to use the money you invest until the maturity or other repayment of the Note. Your right to be repaid prior to maturity is at our sole discretion, except upon your death.

Our Company and Our Business

We were organized in the Commonwealth of Pennsylvania in 2007 under the name 84 RE Partners, LLC and changed our name to Shepherd’s Finance, LLC on December 2, 2011. We converted to a Delaware limited liability company on March 29, 2012. Our business is focused on commercial lending to participants in the residential construction and development industry. We believe this market is underserved because of the lack of traditional lenders currently participating in the market. We are located in Jacksonville, Florida. Our operations are governed pursuant to our operating agreement.

The commercial loans we extend are secured by mortgages on the underlying real estate. We extend and service commercial loans to small-to-medium sized homebuilders for the purchase of lots and/or the construction of homes thereon. In some circumstances, the lot is purchased with an older home on the lot which is then either removed or rehabilitated. If the home is rehabilitated, the loan is referred to as a “rehab” loan. We also extend and service loans for the purchase of lots and undeveloped land and the development of that land into residential building lots. In addition, we may, depending on our cash position and the opportunities available to us, do none, any or all of the following: purchase defaulted unsecured debt from suppliers to homebuilders at a discount (and then secure that debt with real estate or other collateral), purchase defaulted secured debt from financial institutions at a discount, and purchase real estate in which we will operate our business.

We had $45,214,000 and $30,043,000 in loan assets as of September 30, 2018 and December 31, 2017, respectively. As of September 30, 2018, we had 232 construction loans in 16 states with 68 borrowers and seven development loans in three states with three borrowers. As of September 30, 2018 and December 31, 2017, we had three development loans in Pittsburgh, Pennsylvania. We have various sources of capital, detailed below:

(All dollar [$] amounts shown in table in thousands.)	September 30, 2018	December 31, 2017
Capital Source
Purchase and sale agreements and other secured borrowings	$20,442	$11,644
Secured line of credit from affiliates	–	–
Unsecured senior line of credit from a bank	500	–
Unsecured Notes through our Notes Program	17,975	14,121
Other unsecured debt	6,606	3,069
Preferred equity, Series B units	1,320	1,240
Preferred equity, Series C units	1,426	1,097
Common equity	2,556	2,446

Total	$50,825	$33,617

Economic and Industry Dynamics

We found a niche in the home construction financing industry, to become the lender of choice or secondary lender to residential homebuilders during the absence of sufficient lending at the homebuilder’s local financial institution or community bank. Our customers increase their sales and profits by borrowing from us and, in return we generate positive returns on secured loans we make to them.

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Risk and Mitigation

We believe that while creating speculative construction loans is a high-risk venture, the reduction in competition, the differences in our lending versus typical small bank lending, and our loss mitigation techniques will all help this to continue to be a profitable business.

We engage in various activities to try to mitigate the risks inherent in this type of lending by:

●	Keeping the loan-to-value ratio, or LTV, between 60% and 75% on a portfolio basis, however, individual loans may, from time to time, have a greater LTV;

●	Generally using deposits from the builder on home construction loans to ensure the completion of the home. Lending losses on defaulted loans are usually a higher percentage when the home is not built, or is only partially built;

●	Having a higher yield than other forms of secured real estate lending;

●	Using interest escrows from our loans;

●	Paying major subcontractors and suppliers directly, which reduces the frequency of liens on the property (liens generally hurt the net realized value of loss mitigation techniques);

●	Aggressively working with builders who are in default on their loan before and during foreclosure. This technique generally yields a reduced realized loss; and

●	Market grading. We review all lending markets, analyzing their historic housing start cycles. Then, the current position of housing starts is examined in each market. Markets are classified into volatile, average, or stable, and then graded based on that classification and our opinion of where the market is in its housing cycle. This grading is then used to determine the builder deposit amount, the LTV, and the yield.

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The Offering

Securities Offered	We are offering up to $70,000,000 in aggregate principal amount of our Notes in this public offering (the “Notes Program”). The Notes are governed by an indenture between us and U.S. Bank National Association, as trustee. The Notes do not have the benefit of a sinking fund and will not be guaranteed by the FDIC or any governmental or private insurance fund, or any other person or entity.
Minimum Investment (in whole dollars)	A minimum investment of $500 is required.
Maximum Investment (in whole dollars)	The maximum investment is $1,000,000 per Note, or $1,000,000 in the aggregate per investor, but a higher maximum investment amount may be approved by us on a case-by-case basis.
Interest Rate	Various rates will be offered by us from time to time, which will be impacted by the maturity selected by you (see “Maturity,” below), and will be subject to a range, as follows:
	Note Maturity	Minimum Rate	Ceiling
	12-Month	7%	11%
	24-Month	9%	11%
	36-Month	9%	11%
	48-Month	10%	12%

The Notes will initially be offered with maturities ranging from 12 months to 48 months from the date of issuance. The interest rates will vary but annual interest rates as of the date of this prospectus are as follows: 9% for 12-month Notes; 10% for 24-month Notes; 10.5% for 36-month Notes; and 11% for 48-month Notes. Interest will be calculated based on the actual number of days your Note is outstanding. Interest is calculated and compounded monthly based on a 365/366 day year. When you make an investment your interest rate will be fixed throughout the duration of your investment.
Payment of Interest	Interest will be calculated based on the actual number of days your Note is outstanding. Interest is calculated and compounded monthly based on a 365/366 day year. Interest will be earned daily, and we will pay interest to you monthly or at maturity as you request. If you choose to be paid interest at maturity rather than monthly, the interest will be compounded monthly. If any day on which a payment is due with respect to a Note is not a business day, then you will not be entitled to payment of the amount due until the following business day, and no additional interest will be due as a result of such delay. If you elect to be paid interest monthly, interest on your Note will be paid on the first business day of every month. Your first interest payment date will be the month following the month in which the Note is issued, except that if a new Note is issued within the last 10 days preceding an interest payment date, the first interest payment will be made on the next succeeding interest payment date (i.e. approximately 35-40 days after issuance). No payments under $50 will be made, with any interest payment being accrued to your benefit and earning interest on a monthly compounding basis until the payment due to you is at least $50 on an interest payment date.
Maturity	Ranging from 12 months to 48 months from the date of issuance.
Redemption by You	Subject to our agreement in our sole discretion, you may request that we redeem a Note purchased by you at any time beginning 180 calendar days after the issuance date, with a 180-day interest penalty. This means that you will not receive the last 180 days’ worth of interest and, if the accrued and unpaid interest is not sufficient to cover the amount of the penalty, then any remaining amount of the interest penalty shall be deducted from the principal amount of the Note (i.e., we will subtract the remaining interest penalty from your original investment).
Redemption in the Event of Death	Unless the subordination provisions in the indenture restrict our ability to make the redemption, at the written request of the executor or administrator of your estate (or if your Note is jointly held with another investor, at the written request of your joint investor), we will redeem the Note at any time after death for a redemption price equal to the principal amount plus earned but unpaid interest payable on the Note, without any interest penalty. We will seek to honor any such redemption request as soon as reasonably possible, based on our then current cash position and needs, but generally within two weeks of the request.
Redemption by Us	At any time we may call your Note for redemption upon 30 to 60 days’ notice. The redemption price will be equal to the principal amount plus accrued and unpaid interest to the date of the redemption.
Subordination	The Notes are subordinated, in all rights to payment and in all other respects, to all of our senior debt. Senior debt includes, without limitation, all of our bank debt, our secured lines of credit from affiliates, our unsecured line of credit, senior subordinated debt, and any debt we obtain in the future. This means that if we are unable to pay our debts when due, all of the senior debt would be paid first, before any payment would be made on the Notes.

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Events of Default	Under the indenture, an event of default is generally defined as (1) a default in the payment of principal or interest on the Notes that is not cured for 30 days, (2) bankruptcy or insolvency, or (3) our failure to comply with provisions of the Notes or the indenture if such failure is not cured or waived within 60 days after the receipt of a specific notice.
Transfer Restrictions	Transfer of a Note is effective only upon the receipt of valid transfer instructions from the Note holder of record.
Trustee	U.S. Bank National Association
Plan of Distribution	This offering is being conducted directly by us, without any underwriter or placement agent.
Charitable Match Program	We offer a charitable match program for interest payments that you elect to give to a qualifying charity. If you choose to participate in the program and donate all or a portion of your interest payments to charity, when we calculate your interest we will deduct the percentage of interest you selected and keep track of that amount separate from your information. After interest is calculated for all Note holders at the beginning of December of each year, all of the money for each charity will be totaled up and sent in one check to each charity. Each check will have the name and address of each contributor, and the amount each contributed. Our matching portion will be included in the total check. We will match your interest payment donation up to 10% of your interest.
Risk Factors	See “Risk Factors” beginning on page 14 and other information included in this prospectus and any prospectus supplement for a discussion of factors you should carefully consider before investing in the Notes.

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Summary of Consolidated Financial Data

(All dollar [$] amounts shown in thousands.)

The following table summarizes selected consolidated financial data from our business. You should read this summary together with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited consolidated financial statements and related notes thereto, and our unaudited financial statements and related notes thereto included in this prospectus.

The summary consolidated financial data as of and for the periods ended September 30, 2018 and 2017 is derived from our unaudited interim financial statements included elsewhere in this prospectus. The selected consolidated financial data as of and for the fiscal years ended December 31, 2017 and 2016 is derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data as of and for the fiscal year ended December 31, 2015 is derived from our audited consolidated financial statements not included in this document.

As of, and for, the

	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017	Year Ended December 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Audited)
Operations Data
Net interest income
Interest income	$5,917	$4,203	$5,812	$3,640	$1,863
Interest expense	3,030	1,910	2,707	1,748	864
Provision for Loan losses	61	34	44	16	59
Net interest income after loan loss provision	2,826	2,259	3,061	1,876	940
Non-Interest Income
Gain related to foreclosed assets	20	77	77	72	105
Non-Interest Expense
Selling, general and administrative expenses and depreciation and amortization	2,049	1,447	2,090	1,319	547
Impairment and other loss related to foreclosed assets	139	202	266	111	–
Net income	$658	$687	$782	$518	$498

Balance Sheet Data
Cash and cash equivalents	$3,345	$2,471	$3,478	$1,566	$1,341
Accrued interest on loans	620	435	720	280	146
Property, plant and equipment	1,023	767	910	69	–
Other assets	274	125	168	82	14
Loans receivable, net	42,541	29,626	30,043	20,091	14,060
Foreclosed assets	6,323	1,079	1,036	2,798	965
Total assets	54,126	34,503	36,355	24,886	16,526
Customer interest escrow	877	851	935	812	498
Accounts payable, accrued interest payable and other accrued expenses	2,730	1,579	2,058	1,363	539
Notes payable unsecured, net of deferred financing costs	24,847	14,993	16,904	11,962	8,497
Notes payable secured	20,338	12,168	11,644	7,322	3,683
Due to preferred equity member	32	29	31	28	25
Total liabilities	48,824	29,620	31,572	21,487	13,242
Redeemable preferred equity	1,426	1,065	1,097	–	–
Members’ capital	3,876	3,818	3,686	3,399	3,284
Members’ contributions	80	70	90	140	10
Members’ distributions	(548)	(348)	(585)	(543)	(281)

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RISK FACTORS

Our operations and your investment in the Notes are subject to a number of risks. You should carefully read and consider these risks, together with all other information in this prospectus, before you decide to buy the Notes. If any of these risks occur in the future, our business, consolidated financial condition, operating results, and cash flows and our ability to repay the Notes could be materially adversely affected.

Risks Related to Our Offering and Business

Our Notes are not insured or guaranteed by the FDIC or any third party, so repayment of your Note depends upon our equity (which may be limited at times), our experience, the collateral securing our loans, and our ability to manage our business and generate adequate cash flows.

Our Notes are not certificates of deposit or similar obligations or guaranteed by any depository institution and are not insured by the FDIC or any governmental or private insurance fund, or any other entity. Therefore, you are dependent upon our ability to manage our business and generate adequate cash flows. If we are unable to generate sufficient cash flow to repay our debts, you could lose your entire investment.

The Notes are risky speculative investments. Therefore, you should not invest in the Notes unless you are able to afford the loss of your entire investment.

The Notes may not be a suitable investment for you, and we advise you to consult with your investment, tax, and other professional financial advisors prior to deciding whether to invest in the Notes. The characteristics of the Notes, including the maturity and interest rate, may not satisfy your investment objectives. The Notes may not be a suitable investment for you based on your ability to withstand a loss of interest or principal or other aspects of your financial situation, including your income, net worth, financial needs, investment risk profile, return objectives, investment experience, and other factors. Before deciding whether to purchase Notes, you should consider your investment allocation with respect to the amount of your contemplated investment in the Notes in relation to your other investments and the diversity of those holdings. If you cannot afford to lose all of your investment, you should not invest in these Notes.

There will not be any market for the Notes, so you should only purchase them if you do not have any need for your money prior to the maturity of the Note.

The Notes are not listed on a national securities exchange or authorized for quotation on the NASDAQ Stock Market, or any securities exchange. The Notes do not have a CUSIP identification number. There is no trading market for the Notes. It is unlikely that the Notes will be able to be used as collateral for a loan. Except as described elsewhere in this prospectus, you have no right to require redemption of the Notes. You should only purchase these Notes if you do not have the need for your money prior to the maturity of the Note.

You will not have the benefit of an independent review of the terms of the Notes, the prospectus, or our Company as is customarily performed in underwritten offerings.

The Notes are being offered by our Chief Executive Officer without an underwriter or placement agent. Therefore, you will not have the benefit of an independent review of the terms of the Notes, the prospectus, or our Company. Accordingly, you should consult your investment, tax, and other professional financial advisors prior to deciding whether to invest in the Notes.

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Our business is not industry-diversified. The United States economy is experiencing a slow recovery after the significant downturn in the homebuilding industry beginning in 2007, which was one of the worst credit and liquidity crises since the 1930s. Further deterioration in industry or economic conditions could further decrease demand and pricing for new homes and residential home lots. A decline in housing values similar to the recent national downturn in the real estate market would have a negative impact on our business. Smaller value declines will also have a negative impact on our business. These factors may decrease the likelihood we will be able to generate enough cash to repay the Notes.

Developers and homebuilders to whom we may make loans use the proceeds of our loans to develop raw land into residential home lots and construct homes. The developers obtain the money to repay our development loans by selling the residential home lots to homebuilders or individuals who will build single-family residences on the lots, or by obtaining replacement financing from other lenders. A developer’s ability to repay our loans is based primarily on the amount of money generated by the developer’s sale of its inventory of single-family residential lots. Homebuilders obtain the money to repay our loans by selling the homes they construct or by obtaining replacement financing from other lenders, and thus, the homebuilders’ ability to repay our loans is based primarily on the amount of money generated by the sale of such homes.

The homebuilding industry is cyclical and is significantly affected by changes in industry conditions, as well as in general and local economic conditions, such as:

●	employment level and job growth;

●	demographic trends, including population increases and decreases and household formation;

●	availability of financing for homebuyers;

●	interest rates;

●	affordability of homes;

●	consumer confidence;

●	levels of new and existing homes for sale, including foreclosed homes and homes held by investors and speculators; and

●	housing demand generally.

These conditions may occur on a national scale or may affect some of the regions or markets in which we operate more than others.

We generally lend a percentage of the values of the homes and lots. These values are determined shortly prior to the lending. If the values of homes and lots in markets in which we lend drop fast enough to cause the builders losses that are greater than their equity in the property, we will be forced to liquidate the loan in a fashion which will cause us to lose money. If these losses when combined and added to our other expenses are greater than our revenue from interest charged to our customers, we will lose money overall, which will hurt our ability to pay interest and principal on the Notes. Values are typically affected by demand for homes, which can change due to many factors, including but not limited to, demographics, interest rates, overall economy, cost of building materials and labor, availability of financing for end-users, inventory of homes available and governmental action or inaction. The tightening credit markets have made it more difficult for potential homeowners to obtain financing to purchase homes. If housing prices decline or sales in the housing market decline, our customers may have a hard time selling their homes at a profit. This could cause the amount of defaulted loans that we will own to increase. An increase in defaulted loans would reduce our revenue and could lead to losses on our loans. A decline in housing prices will further increase our losses on defaulted loans. If the amount of defaulted loans or the loss per defaulted loan is large enough, we will operate at a loss, which will decrease our equity. This could cause us to become insolvent, and we will not be able to pay back your principal and interest on the Notes.

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The homebuilding industry could experience adverse conditions, and the industry’s implementation of strategies in response to such conditions may not be successful.

The United States homebuilding industry experienced a significant downturn beginning in 2007. During the course of the downturn, many homebuilders focused on generating positive operating cash flow, resizing and reshaping their product for a more price-conscious consumer and adjusting finished new home inventories to meet demand, and did so in many cases by significantly reducing the new home prices and increasing the level of sales incentives. Notwithstanding these strategies, homebuilders continued to experience an elevated rate of sales contract cancelations, as many of the factors that affect new sales and cancelation rates are beyond the control of the homebuilding industry. Although the homebuilding industry has recently experienced positive gains, there can be no assurance that these gains will continue. The homebuilding industry could suffer similar, or worse, adverse conditions in the future. Continued decreases in new home sales would increase the likelihood of defaults on our loans and, consequently, reduce our ability to repay your investment in the Notes.

We have $45,214,000 of loan assets as of September 30, 2018. A 35% reduction in total collateral value would reduce our earnings and net worth by $1,671,000 . Larger reductions would result in lower earnings and lower net worth.

As of September 30, 2018, we had $45,214,000 of loan assets on our books. These assets are recorded on our balance sheet at the lower of the loan amount or the value of the collateral after deduction for expected selling expenses. A reduction in the value of the underlying collateral could result in significant losses. A 35% reduction, for instance, would result in a $1,671,000 loss. Accordingly, our business is subject to risk of a loss of a portion of our Note holders’ investments if such a reduction were to occur.

We have $5,035,000 of development loan assets as of September 30, 2018, which unlike our construction loans, are long term loans. This longer duration as well as the nature of collateral (raw ground and lots) creates more risk for that portion of our portfolio.

Development loans are riskier than construction loans for two reasons: the duration of the loan and the nature of the collateral. The duration (being three to five years as compared to generally less than one year on construction loans) allows for a greater period of time over which the collateral value could decrease. Also, the collateral value of development loans is more likely to change in greater percentages than that of built homes. For example, during a 70% reduction in housing starts, newly completed homes still have value, but lots may be worthless. This added risk to this portion of our portfolio adds risk to our investors as our net worth would be significantly impacted by losses.

Currently, we are reliant on a single developer and homebuilder, the Hoskins Group, who is concentrated in the Pittsburgh, Pennsylvania market, for a significant portion of our revenues and a portion of our capital.

As of September 30, 2018, 23% of our outstanding loan commitments consisted of loans made to Benjamin Marcus Homes, LLC and Investor’s Mark Acquisitions, LLC, both of which are owned by Mark Hoskins (collectively referred to herein as the “Hoskins Group”). We refer to the loans to the Hoskins Group as the “Pennsylvania Loans.” The Hoskins Group is concentrated in the Pittsburgh, Pennsylvania market. The Hoskins Group also has a preferred equity interest in us. Therefore, currently, we are reliant upon a single developer and homebuilder who is concentrated in a single city, for a significant portion of our revenues and a portion of our capital. Any event of bankruptcy, insolvency, or general downturn in the business of this developer and homebuilder or in the Pittsburgh housing market generally will have a substantial adverse financial impact on our business and our ability to pay back your investment in the Notes in the long term. Adverse conditions affecting the local housing market could include, but are not limited to, declines in new housing starts, declines in new home prices, declines in new home sales, increases in the supply of available building lots or built homes available for sale, increases in unemployment, and unfavorable demographic changes.

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We have foreclosed assets as of September 30, 2018, which unlike our loans, are generally recorded on our balance sheet at the value of the collateral.

A reduction in the value of the underlying collateral of our foreclosed assets could result in significant losses. For example, a 35% reduction in the value of the underlying collateral would result in a $2,213,000 loss. While we are not carrying large balances of foreclosed assets, our business is subject to increased risk of not being able to repay timely your investment in the Notes if such a reduction were to occur.

Increases in interest rates, reductions in mortgage availability, or increases in other costs of home ownership could prevent potential customers from buying new homes and adversely affect our business and financial results.

Most new home purchasers finance their home purchases through lenders providing mortgage financing. Immediately prior to 2007, interest rates were at historically low levels and a variety of mortgage products were available. As a result, home ownership became more accessible. The mortgage products available included features that allowed buyers to obtain financing for a significant portion or all of the purchase price of the home, had very limited underwriting requirements or provided for lower initial monthly payments. Accordingly, more people were qualified for mortgage financing.

Since 2007, the mortgage lending industry has experienced significant instability, beginning with increased defaults on subprime loans and other nonconforming loans and compounded by expectations of increasing interest payment requirements and further defaults. This, in turn, resulted in a decline in the market value of many mortgage loans and related securities. Lenders, regulators and others questioned the adequacy of lending standards and other credit requirements for several loan products and programs offered in recent years. Credit requirements tightened, and investor demand for mortgage loans and mortgage-backed securities declined. In general, fewer loan products, tighter loan qualifications, and a reduced willingness of lenders to make loans make it more difficult for many buyers to finance the purchase of homes. These factors serve to reduce the pool of qualified homebuyers and made it more difficult to sell to first-time and move-up buyers.

Mortgage rates may rise significantly in over the next several years. The benefit of recent trends loosening credit to potential end users of homes may be outweighed by the rise of interest rates for those borrowers, which might lower demand for new homes.

A reduction in the demand for new homes may reduce the amount and price of the residential home lots sold by the developers and homebuilders to which we loan money and/or increase the amount of time such developers and homebuilders must hold the home lots in inventory. These factors increase the likelihood of defaults on our loans, which would adversely affect our business and consolidated financial results.

Most of our assets are commercial construction loans to homebuilders and/or developers which are a higher than average credit risk, and therefore could expose us to higher rates of loan defaults, which could impact our ability to repay amounts owed to you.

Our primary business is extending commercial construction loans to homebuilders, along with some loans for land development. These loans are considered higher risk because the ability to repay depends on the homebuilder’s ability to sell a newly built home. These homes typically are not sold by the homebuilder prior to commencement of construction. Therefore, we may have a higher risk of loan default among our customers than other commercial lending companies. If we suffer increased loan defaults, in any given period, our operations could be materially adversely affected, and we may have difficulty making our principal and interest payments on the Notes.

Our underwriting standards and procedures are more lenient than conventional lenders.

We invest in loans with borrowers who will not be required to meet the credit standards of conventional mortgage lenders, which is riskier than investing in loans made to borrowers who are required to meet those higher credit standards. Because we generally approve loans more quickly than some other lenders or providers of capital, there may be a risk that the due diligence we perform as part of our underwriting procedures will not reveal the need for additional precautions. If so, the interest rate that we charge and the collateral that we require may not adequately protect us or generate adequate returns for the risk undertaken.

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If we lose or are unable to hire or retain competent personnel, we may be delayed or unable to implement our business plan, which would adversely affect our ability to repay the Notes.

We do not have an employment agreement with any of our employees and cannot guarantee that they will remain affiliated with us. We do not have key man insurance on any of our key employees. If any of our key employees were to cease their affiliation with us, our consolidated operating results could suffer. We believe that our future success depends, in part, upon our ability to hire and retain additional personnel. We cannot assure you that we will be successful in attracting and retaining such personnel, which could hinder our ability to implement our business plan.

Employee misconduct could harm us by subjecting us to monetary loss, significant legal liability, regulatory scrutiny, and reputational harm.

Our reputation is critical to maintaining and developing relationships with our existing and potential customers and third parties with whom we do business. There is a risk that our employees could engage in misconduct that adversely affects our business. For example, if an employee were to engage-or be accused of engaging-in illegal or suspicious activities including fraud or theft, we could suffer direct losses from the activity, and in addition we could be subject to regulatory sanctions and suffer serious harm to our reputation, financial condition, customer relationships, and ability to attract future customers or employees. Employee misconduct could prompt regulators to allege or to determine based upon such misconduct that we have not established adequate supervisory systems and procedures to inform employees of applicable rules or to detect and deter violations of such rules. It is not always possible to deter employee misconduct, and the precautions we take to detect and prevent misconduct may not be effective in all cases. Misconduct by our employees, or even unsubstantiated allegations of misconduct, could result in a material adverse effect on our reputation and our business.

A failure in, or breach of, our operational or security systems or infrastructure, or those of our third-party vendors, including as a result of cyber attacks, could disrupt our business, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs, and cause losses.

We rely heavily on communications and information systems to conduct our business. Information security risks for our business have generally increased in recent years in part because of the proliferation of new technologies; the use of the Internet and telecommunications technologies to process, transmit, and store electronic information, including the management and support of a variety of business processes, including financial transactions and records, personally identifiable information, and customer and investor data; and the increased sophistication and activities of organized crime, hackers, terrorists, activists, and other external parties. As customer, public, and regulatory expectations regarding operational and information security have increased, our operating systems and infrastructure must continue to be safeguarded and monitored for potential failures, disruptions, and breakdowns. Certain of our software and technology systems have been developed internally and may be vulnerable to unauthorized access or disclosure. Our business, financial, accounting, and data processing systems, or other operating systems and facilities, may stop operating properly or become disabled or damaged as a result of a number of factors, including events that are wholly or partially beyond our control. For example, there could be electrical or telecommunication outages; natural disasters such as earthquakes, tornadoes, and hurricanes; disease pandemics; events arising from local or larger scale political or social matters, including terrorist acts; and, as described below, cyber attacks.

Our business relies on its digital technologies, computer and email systems, software, and networks to conduct its operations. Although we have information security procedures and controls in place, our technologies, systems, and networks and, because the nature of our business involves the receipt and retention of personal information about our customers, our customers’ personal accounts may become the target of cyber attacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss, or destruction of our customers’, or other third parties’ confidential information. Third parties with whom we do business or who facilitate our business activities, including intermediaries or vendors that provide service or security solutions for our operations, and other third parties, could also be sources of operational and information security risk to us, including from breakdowns or failures of their own systems or capacity constraints. In addition, hardware, software, or applications we develop or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security.

While we have disaster recovery and other policies and procedures designed to prevent or limit the effect of the failure, interruption, or security breach of our information systems, there can be no assurance that any such failures, interruptions, or security breaches will not occur or, if they do occur, that they will be adequately addressed. Our risk and exposure to these matters remain heightened because of the evolving nature of these threats. As a result, cyber security and the continued development and enhancement of our controls, processes, and practices designed to protect our systems, computers, software, data, and networks from attack, damage, or unauthorized access remain a focus for us. As threats continue to evolve, we may be required to expend additional resources to continue to modify or enhance our protective measures or to investigate and remediate information security vulnerabilities. Disruptions or failures in the physical infrastructure or operating systems that support our business and customers, or cyber attacks or security breaches of the networks or systems, could result in regulatory fines, penalties or intervention, reputation damage, reimbursement or other compensation costs, and/or additional compliance costs, any of which could have a material effect on our results of operations or financial condition. Furthermore, if such attacks are not detected immediately, their effect could be compounded. To date, to our knowledge, we have not experienced any material impact relating to cyber-attacks or other information security breaches.

We are susceptible to customer fraud, which could cause us to suffer losses on our loan portfolio.

Because most of our customers do not publicly report their financial condition, we are susceptible to a customer’s fraud, which could cause us to suffer losses on our loan portfolio. The failure of a customer to accurately report its financial position, compliance with loan covenants, or eligibility for additional borrowings could result in our providing loans that do not meet our underwriting criteria, defaults in loan payments, and the loss of some or all of the principal of a particular loan or loans.

We have entered into loan purchase and sale agreements with third parties to sell them portions of some of our loans. This will increase our leverage. While the agreements are intended to increase our profitability, large loan losses and/or idle cash could actually reduce our profitability, which could impair our ability to pay principal and/or interest on the Notes.

The loan purchase and sale agreements we entered into have allowed us to increase our loan assets and debt. If loans that we create have significant losses, the benefit of larger balances can be outweighed by the additional loan losses. Also, while these transactions are booked as secured financing, they are not lines of credit. Accordingly, we will have increased our loan balances without increasing our lines of credit, which can cause a decrease in liquidity. One solution to this liquidity problem is having idle cash for liquidity, which then could reduce our profitability. If either of these problems is persistent and/or significant, our ability to pay interest and principal on our Notes may be impaired.

Management has broad discretion over the use of proceeds from this offering, and it is possible that the funds will not be used effectively to generate enough cash for payment of principal and interest on the Notes.

We expect to use the proceeds from this offering for purposes detailed in the “Questions and Answers” and “Use of Proceeds” sections. Because no specific allocation of the proceeds is required in the indenture, our management will have broad discretion in determining how the proceeds of the offering will be used.

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Additional competition may decrease our profitability, which would adversely affect our ability to repay the Notes.

We may experience increased competition for business from other companies and financial institutions that are willing to extend the same types of loans that we extend at lower interest rates and/or fees. These competitors also may have substantially greater resources, lower cost of funds, and a better-established market presence. If these companies increase their marketing efforts to our market niche of borrowers, or if additional competitors enter our markets, we may be forced to reduce our interest rates and fees in order to maintain or expand our market share. Any reduction in our interest rates, interest income, or fees could have an adverse impact on our profitability and our ability to repay the Notes.

Our real estate loans are illiquid, which could restrict our ability to respond rapidly to changes in economic conditions.

The real estate loans we currently hold and intend to extend are illiquid. As a result, our ability to sell under-performing loans in our portfolio or respond to changes in economic, financial, investment, and other conditions may be very limited. We cannot predict whether we will be able to sell any real estate loan for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a loan. The relative illiquidity of our loan assets may impair our ability to generate sufficient cash to make required interest and principal payments on the Notes.

Our systems and procedures might be inadequate to handle our potential growth. Failure to successfully improve our systems and procedures would adversely affect our ability to repay the Notes.

We may experience growth that could place a significant strain upon our operational systems and procedures. Initially, all of our computer systems used electronic spreadsheets and we utilized other methods that a small company would use. Over time, we added a loan document system which many banks use to produce closing documents for loans. We replaced our electronic spreadsheet system for Notes investors in 2018 with a proprietary system that we developed. We also plan on replacing our loan asset tracking system in 2019 with another proprietary system. We may fail to make these improvements effectively. Additionally, our efforts to make these improvements may divert the focus of our personnel. If any of these systems fail, or if we do not replace our loan asset tracking system in the near future, such a failure could have a material adverse effect on our business, financial condition, results of operations, and, ultimately, our ability to repay principal and interest on your Notes.

If we do not meet the requirements to maintain effective internal controls over financial reporting, our ability to raise new capital will be harmed.

If we do not maintain effective internal controls over our financial reporting in accordance with Section 404 (“Section 404”) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), it could result in delaying future SEC filings or future offerings. If future SEC filings or future offerings are delayed, it could have an extreme negative impact on our cash flow causing us to default on our obligations, including on the Notes.

We are required to devote resources to comply with various provisions of the Sarbanes-Oxley Act, including Section 404 relating to internal controls testing, and this may reduce the resources we have available to focus on our core business.

Pursuant to Section 404 of the Sarbanes-Oxley Act and the related rules adopted by the SEC and the Public Company Accounting Oversight Board, or PCAOB, our management is required to report on the effectiveness of our internal controls over financial reporting. We may encounter problems or delays in completing any changes necessary to our internal controls over financial reporting. Among other things, we may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Any failure to comply with the various requirements of the Sarbanes-Oxley Act may require significant management time and expenses and divert attention or resources away from our core business. In addition, we may encounter problems or delays in completing the implementation of any requested improvements provided by our independent registered public accounting firm.

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We are subject to risk of significant losses on our loans because we do not require our borrowers to insure the title of their collateral for our loans.

It is customary for lenders extending loans secured by real estate to require the borrower to provide title insurance with minimum coverage amounts set by the lender. We do not require most of our homebuilders to provide title insurance on their collateral for our loans to them. This represents an additional risk to us as the lender. The homebuilder may have a title problem which normally would be covered by insurance, but may result in a loss on the loan because insurance proceeds are not available.

The collateral securing our real estate loans may not be sufficient to pay back the principal amount in the event of a default by the borrowers.

In the event of default, our real estate loan investments are generally dependent entirely on the loan collateral to recover our investment. Our loan collateral consists primarily of a mortgage on the underlying property. In the event of a default, we may not be able to recover the premises promptly and the proceeds we receive upon sale of the property may be adversely affected by risks generally related to interests in real property, including changes in general or local economic conditions and/or specific industry segments, declines in real estate values, increases in interest rates, real estate tax rates and other operating expenses including energy costs, changes in governmental rules, regulations and fiscal policies (including environmental legislation), acts of God, and other factors which are beyond our or our borrowers’ control. Current market conditions may reduce the proceeds we are able to receive in the event of a foreclosure on our collateral. Our remedies with respect to the loan collateral may not provide us with a recovery adequate to recover our investment.

If a large number of our current and prospective borrowers are unable to repay their loans within a normal average number of months, we will experience a significant reduction in our income and liquidity, and may not be able to repay the Notes as they become due.

Construction loans that we extend are expected to be repaid in a normal average number of months, typically eight months, depending on the size of the loan. Development loans are expected to last for many years. We have interest paid on a monthly basis, but also charge a fee which will be earned over the life of the loan. If these loans are repaid over a longer period of time, the amount of income that we receive on these loans expressed as a percentage of the outstanding loan amount will be reduced, and fewer loans with new fees will be able to be made, since the cash will not be available. This will reduce our income as a percentage of the Notes, and if this percentage is significantly reduced it could impair our ability to pay principal and interest on the Notes.

Our cost of funds is substantially higher than that of banks.

Because we do not offer FDIC insurance, and because we want to grow our Notes Program faster than most banks want to grow their CD base, our Notes offer significantly higher rates than bank CDs. Our cost of funds is higher than banks’ cost of funds due to, among other factors, the higher rate that we pay on our Notes and other sources of financing. This may make it more difficult for us to compete against banks when they rejoin our niche lending market in large numbers. This could result in losses which could impair or eliminate our ability to pay interest and principal on our outstanding Notes.

We are subject to the general market risks associated with real estate construction and development.

Our financial performance depends on the successful construction and/or development and sale of the homes and real estate parcels that serve as security for the loans we make to homebuilders and developers. As a result, we are subject to the general market risks of real estate construction and development, including weather conditions, the price and availability of materials used in construction of homes and development of lots, environmental liabilities and zoning laws, and numerous other factors that may materially and adversely affect the success of the projects.

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Our operations are not subject to the stringent banking regulatory requirements designed to protect investors, so repayment of your investment is completely dependent upon our successful operation of our business.

Our operations are not subject to the stringent regulatory requirements imposed upon the operations of commercial banks, savings banks, and thrift institutions, and are not subject to periodic compliance examinations by federal or state banking regulators. For example, we will not be well diversified in our product risk, and we cannot benefit from government programs designed to protect regulated financial institutions. Therefore, an investment in our Notes does not have the regulatory protections that the holder of a demand account or a certificate of deposit at a bank does. The return on any Notes purchased by you is completely dependent upon our successful operations of our business. To the extent that we do not successfully operate our business, our ability to pay interest and principal on your Notes will be impaired.

We have the right to pay your investment back to you before the stated maturity of your investment. If we do, you may not be able to reinvest the proceeds at comparable rates and you will stop earning interest on your investment.

At any time, we may redeem all or a portion of the outstanding Notes purchased by you prior to their maturity. In the event we redeem any part or all of your Notes early, you would have the risk of reinvesting the proceeds at the then-current market rates, which may be higher or lower.

We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and are eligible to take advantage of certain exemptions from, or reduced disclosure obligations relating to, various reporting requirements that are normally applicable to public companies.

We will remain an “emerging growth company” until the earliest of (1) the last day of the first fiscal year in which we have total annual gross revenues of $1.07 billion or more, (2) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement, (3) the date on which we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act (which would occur if the market value of our common equity held by non-affiliates exceeds $700 million, measured as of the last business day of our most recently completed second fiscal quarter, and we have been publicly reporting for at least 12 months), or (4) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. Under the JOBS Act, emerging growth companies are not required to (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act, (2) comply with new requirements adopted by the PCAOB which require mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor must provide additional information about the audit and the issuer’s financial statements, (3) comply with new audit rules adopted by the PCAOB after April 5, 2012 (unless the SEC determines otherwise), (4) provide certain disclosures relating to executive compensation generally required for larger public companies, or (5) hold shareholder advisory votes on executive compensation.

Additionally, the JOBS Act provides that an “emerging growth company” may take advantage of an extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. This means an “emerging growth company” can delay adopting certain accounting standards until such standards are otherwise applicable to private companies. We intend to take advantage of such extended transition period. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If we were to subsequently elect to instead comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

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We are exposed to risk of environmental liabilities with respect to properties of which we take title. Any resulting environmental remediation expense may reduce our ability to repay the Notes.

In the course of our business, we may foreclose and take title to real estate that could be subject to environmental liabilities. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances or chemical release at any property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity, and results of operations could be materially and adversely affected.

Persons investing the assets of employee benefit plans, qualified retirement plans, IRAs, and other tax-favored benefit accounts should consider the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and related risks of investing in the Notes.

ERISA Section 406 and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions that involve (i) a pension, 401(k), or other qualified retirement plan or employee benefit plan subject to ERISA (“plan”), or a tax-favored benefit account such as an individual retirement account or annuity, Archer MSA, health savings account, or Coverdell education savings account (“account”), and (ii) any person who is a “party-in-interest” or “disqualified person” with respect to such a plan or account. Consequently, the fiduciary of a plan or owner of an account contemplating an investment in the Notes should consider whether we, any other person associated with the issuance of the Notes, or any of our or their affiliates, is or might become a “party-in-interest” or “disqualified person” with respect to the plan or account and, if so, whether an exemption from such prohibited transaction rules is applicable.

In addition, if you are investing the assets of an individual retirement account or annuity (“IRA”) or a qualified or nonqualified pension or retirement plan, you should satisfy yourself that your investment (i) is consistent with your fiduciary obligations under ERISA and other applicable law, (ii) is made in accordance with the documents and instruments governing your plan or IRA, including your plan’s investment policy, and (iii) satisfies any prudence and diversification requirements that may apply under ERISA or other applicable law. You should also determine that your investment will not impair the liquidity of the plan’s trust or the IRA and will not produce UBTI for the plan’s trust or the IRA; or, if it does produce UBTI, that the purchase and holding of the Notes is still consistent with your fiduciary obligations. You should also satisfy yourself that you will be able to value the assets of the plan annually or as otherwise required by ERISA or other applicable law.

For further discussion of issues and risks associated with an investment in the Notes by plans, IRAs and other accounts, see the “Certain Employee Benefit Plan Considerations” section of this prospectus.

Risks Related to Conflicts of Interest

Our CEO (who is also on our board of managers) will face conflicts of interest as a result of the secured lines of credit made to us, which could result in actions that are not in the best interests of our Note holders.

We have two lines of credit from Daniel M. Wallach (our CEO and chairman of the board of managers) and his affiliates. The first line of credit has a maximum principal borrowing amount of $1,250,000 and is payable to Mr. Wallach and his wife, Joyce S. Wallach, as tenants by the entirety (the “Wallach LOC”). The second line of credit has a maximum principal borrowing amount of $250,000 and is payable to the 2007 Daniel M. Wallach Legacy Trust (the “Trust LOC,” and together with the Wallach LOC, the “Wallach Affiliate LOCs”). As of September 30, 2018, there are no amounts outstanding under the Wallach LOC or the Trust LOC. During June 2018 we entered into first amendments to the Wallach LOC and the Trust LOC which modified the interest rates to generally equal the prime rate plus 3%. The interest rates for the Wallach Affiliate LOCs was 8.0% as of September 30, 2018. The Wallach Affiliate LOCs are collateralized by a lien against all of our assets. The Notes are subordinated in right of payment to all secured debt, including these Wallach Affiliate LOCs. Pursuant to the promissory note for each Wallach Affiliate LOC, the lenders have the option of funding any amount up to the face amount of the note, in the lender’s sole and absolute discretion. Therefore, Mr. Wallach will face conflicts of interest in deciding whether and when to exercise any rights pursuant to the Wallach Affiliate LOCs. If these Wallach affiliates exercise their rights to collect on their collateral upon a default by us, we could lose some or all of our assets, which could have a negative effect on our ability to repay the Notes.

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As a result of his large equity ownership in the Company, our CEO will face a conflict of interest in deciding the amount of distributions to equity owners, which could result in actions that are not in your best interests.

As of September 30, 2018, our CEO (who is also on the board of managers) beneficially owns 78.7% of the common equity of the Company. He and his wife also own 52.9% of the Series C cumulative preferred units outstanding as of the date of this prospectus. Since the Company is taxed as a partnership for federal income tax purposes, all profits and losses flow through to the equity owners. Therefore, Mr. Wallach and his affiliated equity owners of the Company will be motivated to distribute profits to the equity owners on an annual basis, rather than retain earnings in the Company for Company purposes. There is currently no limit in the indenture or otherwise on the amount of funds that may be distributed by the Company to its equity owners. If substantial funds are distributed to the equity owners, the liquidity and capital resources of the Company will be reduced and our ability to repay the Notes may be negatively impacted.

Risks Related to Liquidity

We depend on the availability of significant sources of credit to meet our liquidity needs and our failure to maintain these sources of credit could materially and adversely affect our liquidity in the future.

We plan to maintain our loan purchase and sale agreements and our lines of credit from affiliates so that we may borrow when necessary to meet our obligation to redeem maturing Notes, pay interest on the Notes, meet our commitments to lend money to our customers, and for other general corporate purposes. However, as of September 30, 2018, we have availability of $2,500,000 on our lines of credit from affiliates. Certain features of the loan purchase and sale agreements with third parties have added liquidity and flexibility, which have lessened the need for the lines of credit from affiliates. If we fail to maintain liquidity through our loan purchase and sale agreements and lines of credit, we will be more dependent on the proceeds from the Notes for our continued liquidity. If the sale of the Notes is significantly reduced or delayed for any reason and we fail to obtain or renew a line of credit, or we default on any of our lines of credit, then our ability to meet our obligations, including our Note obligations, could be materially adversely affected, and we may not have enough cash to pay back your investment. Also, the failure to maintain an active line of credit (and therefore using cash for liquidity instead of a borrowing line) will reduce our earnings, because we will be paying interest on the Notes, while we are holding cash instead of reducing our borrowings.

We have unfunded commitments to builders as of September 30, 2018. If every builder borrowed every amount allowed (which would mean all of their homes were complete) and no builders paid us back, we would need to fund that amount. While some of that amount would automatically come from our loan purchase and sale agreements, the rest would have to come from our Notes Program and/or our lines of credit. Therefore, we may not have the ability to fund our commitments to builders.

As of September 30, 2018, we have $22,163,000 of unfunded commitments to builders. If every builder borrowed every amount allowed and no builders repaid us then we would need to fund that amount. Lines of credit, payoffs from builders, and immediate investments in our Notes may not be enough to fund our commitments to builders as they become payable. If we default on these obligations, then we may face any one or more of the following: a higher default rate, lawsuits brought by customers, an eventual lack of business from borrowers, missed principal and interest payments to Note holders and holders of other debt, and a lack of desire for investors to invest in our Notes Program. Therefore, we could default on our repayment obligations to our Note holders.

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One of our secured lines of credit is set to expire in 2019 , and another of our secured lines of credit is set to expire in 2020 . Failure of those lines to renew could strain our ability to pay other obligations.

We have a secured line of credit with a maximum principal borrowing amount of $7,000,000 (the “Swanson LOC”) that will become due in April 2020 unless extended by Mr. Swanson for one or more additional 15-month periods. The Swanson LOC has a principal outstanding amount of $7,000,000 as of September 30, 2018. We can provide no assurance that the Swanson LOC will be renewed. We also have another secured line of credit with a maximum principal borrowing amount of $1,325,000 (the “Shuman LOC”) that will become due in July 2019 unless extended by the lenders for one or more additional 12-month periods. The Shuman LOC has a principal outstanding amount of $1,325,000 as of September 30, 2018. The Shuman LOC is funded by a group of lenders. We can provide no assurance that the Shuman LOC will be renewed. If we are unable to renegotiate or extend our lines of credit, then we may default. Therefore, we could default on repayment obligations to some of our debt holders, including our Note holders.

We have a significant amount of debt and expect to incur a significant amount of additional debt in the future, including issuance of the Notes, which will subject us to increased risk of loss. Our present and future senior debt may make it difficult to repay the Notes.

We have a significant amount of debt and expect to incur a significant amount of additional debt in the future. As of September 30, 2018, we have approximately $45,523,000 of debt. Our primary sources of debt include our lines of credit, loan purchase and sale agreements, and the Notes. As of September 30, 2018, we have a total outstanding balance of $4,011,000 on our lines of credit . As of September 30, 2018, we have a total outstanding balance of approximately $16,931,000 on our loan purchase and sale agreements. We also have the capacity to sell portions of many loans under the terms of our loan purchase and sale agreements. The loan purchase and sale agreements and other secured debt are with third parties and all but one of the lines of credit are collateralized by loans that we have issued to builders. The Notes are subordinate and junior in priority to any and all of our senior debt and senior subordinated debt, and equal to any and all non-senior debt, including other Notes. There are no restrictions in the indenture regarding the amount of senior debt or other indebtedness that we may incur. Upon the maturity of our senior debt, by lapse of time, acceleration or otherwise, the holders of our senior debt have first right to receive payment, in full, prior to any payments being made to a Note holder or to other non-senior debt. Therefore, upon such maturity of our senior debt Note holders would only be repaid in full if the senior debt is satisfied first and, following satisfaction of the senior debt, if there is an amount sufficient to fully satisfy all amounts owed under the Notes and any other non-senior debt.

In addition, we expect to incur a significant amount of additional debt in the future, including issuance of the Notes, borrowing under credit facilities, and other arrangements. The Notes will be subordinated in right of payment to all secured debt, including the Wallach Affiliate LOCs, the loan purchase and sale agreements, the senior subordinated note discussed in the prior paragraph, and the line of credit discussed in the prior paragraph. Therefore, in the event of a default on the secured debt, affiliates of our Company, including Mr. Wallach, have the right to receive payment ahead of Note holders, as do other secured debt holders, such as the loan purchasers under the loan purchase and sale agreements. Accordingly, our business is subject to increased risk of a total loss of your investment if we are unable to repay all of our secured debt.

Increases in interest rates would increase the amount of debt payments under the Wallach Affiliate LOCs which could impair our ability to repay the principal and interest on the Notes.

The interest rate under the Wallach Affiliate LOCs is generally equal to the prime rate plus three percent. Increases in interest rates will increase the applicable prime rate and therefore, the interest rate under the Wallach Affiliate LOCs will increase. An increase in the interest rate would increase the amount of debt payments under the Wallach Affiliate LOCs which would reduce our cash flows and could impair our ability to repay the principal and interest on the Notes.

We incurred indebtedness secured by our office property, which may result in foreclosure.

The debt incurred by us in connection with our office property is secured by a mortgage. If we default on our secured indebtedness, the lender may foreclose and the entire investment in the office property could be lost, which could adversely affect our ability to repay the principal and interest on the Notes.

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If the proceeds from the issuance of the Notes exceed the cash flow needed to fund the desirable business opportunities that are identified, we may not be able to invest all of the funds in a manner that generates sufficient income to pay the interest and principal on the Notes.

Our ability to pay interest on our debt, including the Notes, pay our expenses, and cover loan losses is dependent upon interest and fee income we receive from loans extended to our customers. If we are not able to lend to a sufficient number of customers at high enough interest rates, we may not have enough interest and fee income to meet our obligations, which could impair our ability to pay interest and principal to you. If money brought in from new Notes and from repayments of loans from our customers exceeds our short term obligations such as expenses, Note interest and redemptions, and line of credit principal and interest, then it is likely to be held as cash, which will have a lower return than the interest rate we are paying on the Notes. This will lower earnings and may cause losses which could impair our ability to repay the principal and interest on the Notes.

The indenture does not contain the type of covenants restricting our actions, such as restrictions on creating senior debt, paying distributions to our owners, merging, recapitalizing, and/or entering into highly leveraged transactions. The indenture does not contain provisions requiring early payment of Notes in the event we suffer a material adverse change in our business or fail to meet certain financial standards. Therefore, the indenture provides very little protection of your investment.

The Notes do not have the benefit of extensive covenants. The covenants in the indenture are not designed to protect your investment if there is a material adverse change in our consolidated financial condition, results of operations, or cash flows. For example, the indenture does not contain any restrictions on our ability to create or incur senior debt or other debt to pay distributions to our equity holders, including our Chief Executive Officer. It also does not contain any financial covenants (such as a fixed charge coverage or a minimum amount of equity) to help ensure our ability to pay interest and principal on the Notes. The indenture does not contain provisions that permit Note holders to require that we redeem the Notes if there is a takeover, recapitalization, or similar restructuring. In addition, the indenture does not contain covenants specifically designed to protect you if we engage in a highly leveraged transaction. Therefore, the indenture provides very little protection of your investment.

Additional competition for investment dollars may decrease our liquidity, which would adversely affect our ability to repay the Notes.

We could experience increased competition for investment dollars from other companies and financial institutions that are willing to offer higher interest rates. We may be forced to increase our interest rates in order to maintain or increase the issuance of Notes. Any increase in our interest rates could have an adverse impact on our liquidity and our ability to meet a debt covenant under any future lines of credit obtained and/or to repay the Notes.

If we are unable to meet our Note maturity and redemption obligations, and we are unable to obtain additional financing or other sources of capital, we may be forced to sell off our operating assets or we might be forced to cease our operations, and you could lose some or all of your investment.

Our Notes have maturities ranging from 12 months to 48 months . In addition, holders of our Notes may request redemption upon death. We intend to pay our Note maturity and redemption obligations using our normal cash sources, such as collections on our loans to customers, as well as proceeds from the Notes Program. We may experience periods in which our Note maturity and redemption obligations are high. Since our loans are generally repaid when our borrower sells a real estate asset, our operations and other sources of funds may not provide sufficient available cash flow to meet our continued Note maturity and redemption obligations. While we have secured lines of credit from affiliates of up to $2,500,000 with availability of $2,500,000 as of September 30, 2018, our affiliates are not obligated to fund our borrowing requests. One of our secured lines of credit with an outside party is only $500,000 (which is fully drawn as of September 30, 2018). For all of these reasons, we may be substantially reliant upon the net offering proceeds we receive from the Notes Program to pay these obligations. If we are unable to repay or redeem the principal amount of the Notes when due, and we are unable to obtain additional financing or other sources of capital, we may be forced to sell off our operating assets or we might be forced to cease our operations, and you could lose some or all of your investment.

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There is no “early warning” on the Notes if we perform poorly. Only interest and principal payment defaults on the Notes can trigger a default on the Notes prior to a bankruptcy.

There are a limited number of performance covenants to be maintained under the Notes and/or the indenture. Therefore, no “early warning” of a possible default by us exists. Under the indenture, only (i) the non-payment of interest and/or principal on the Notes by us when payments are due, (ii) our bankruptcy or insolvency, or (iii) a failure to comply with provisions of the Notes or the indenture (if such failure is not cured or waived within 60 days after receipt of a specific notice) could cause a default to occur.

You will not have the opportunity to evaluate our investments before they are made.

We intend to use the net offering proceeds in accordance with the “Use of Proceeds” section of our prospectus, including investment in secured real estate loans for the acquisition and development of parcels of real property as single-family residential lots and/or the construction of single-family homes. Since we have not identified any investments that we will make with the net proceeds of this offering, we are generally unable to provide you with information to evaluate the potential investments we may make with the net offering proceeds before purchasing the Notes. You must rely on our management to evaluate our investment opportunities, and we are subject to the risk that our management may not be able to achieve our objectives, may make unwise decisions, or may make decisions that are not in our best interest.

A portion of our collateral securing the Pennsylvania Loans is preferred equity in our Company. In the event of a foreclosure on the properties securing the Pennsylvania Loans, it would be difficult to sell the preferred equity in order to reduce the loan balance.

Some of the collateral securing the Pennsylvania Loans is preferred equity in our Company, which has a book value of $1,320,000 as of September 30, 2018. If the borrower defaults on any of the Pennsylvania Loans and we are forced to use collateral to repay the loan, we will need to sell this preferred interest in us to a third party. There is no liquid market for this instrument, so we can give no assurance as to our ability to generate any amount of proceeds from that collateral.

Because we require a substantial amount of cash to service our debt, we may not be able to pay our obligations under the Notes.

To service our total indebtedness, we require a significant amount of cash. Our ability to generate cash depends on many factors, including our successful financial and operating performance. We cannot assure you that our business plans will succeed or that we will achieve our anticipated financial results, which may prevent us from being able to pay our obligations under the Notes.

The indenture and terms of our Notes do not restrict our use of leverage. A relatively small loss can cause over leveraged companies to suffer a material adverse change in their financial position. If this happened to us, it may make it difficult to repay the Notes.

Financial institutions which are federally insured typically have 8–12% of their total assets in equity. A reduction in their loan assets due to losses of 2% reduces their equity by roughly 20%. Our company had 12% and 16% of our loan assets in equity as of September 30, 2018 and December 31, 2017, respectively. If we allow our assets to increase without increasing our equity, we could have a much lower equity as a percentage of assets than we have today, which would increase our risk of nonpayment on the Notes. Note holders have no structural mechanism to protect them from this action, and rely solely on us to keep equity at a satisfactory ratio.

We expect to be substantially reliant upon the net offering proceeds we receive from the sale of our Notes to meet principal and interest obligations on previously issued Notes.

We intend to use the net offering proceeds from the sale of Notes to, among other things, make payments on other borrowings, fund redemption obligations, make interest payments on the Notes, and to run our business to the extent that other sources of liquidity from our operations (e.g., repayment of loans we have previously extended to our customers) and our credit lines are inadequate. However, these other sources of liquidity are subject to risks. Our operations alone may not produce a sufficient return on investment to repay interest and principal on our outstanding Notes. We may not be able to obtain an additional line of credit when needed or retain one or more of our existing lines of credit. We may not be able to attract new investors, have sufficient loan repayments, or have sufficient borrowing capacity when we need additional funds to repay principal and interest on our outstanding Notes or redeem our outstanding Notes. If any of these things occur, our liquidity and capital needs may be severely affected, and we may be forced to sell off our loan receivables and other operating assets, or we may be forced to cease our operations.

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If we default in our Note payment obligations, the indenture agreements provide that the trustee could accelerate all payments due under the Notes, which would further negatively affect our consolidated financial position and cash flows.

Our obligations with respect to the Notes are governed by the terms of indenture agreements with U.S. Bank National Association as trustee. Under the indentures, in addition to other possible events of default, if we fail to make a payment of principal or interest under any Note and this failure is not cured within 30 days, we will be deemed in default. Upon such a default, the trustee or holders of 25% in principal of the outstanding Notes could declare all principal and accrued interest immediately due and payable. If our total assets do not cover these payment obligations, we would most likely be unable to make all payments under the Notes when due, and we might be forced to cease our operations.

There is no sinking fund to ensure repayment of the Notes at maturity, so you are totally reliant upon our ability to generate adequate cash flows.

We do not contribute funds to a separate account, commonly known as a sinking fund, to repay the Notes upon maturity. Because funds are not set aside periodically for the repayment of the Notes over their respective terms, you must rely on our consolidated cash flows from operations, investing and financing activities, and other sources of financing for repayment, such as funds from the sale of the Notes, loan repayments, and other borrowings. To the extent cash flows from operations and other sources are not sufficient to repay the Notes you may lose all or part of your investment.

If we have a large number of repayments on the Notes, whether because of maturity or redemption due to death, we may be unable to make such repayments.

Upon the death of an investor, if requested by the executor or administrator of the investor’s estate (or if the Note is held jointly, by the surviving joint investor), we are obligated to redeem his or her Notes without any interest penalty. Such redemption requests are not subject to our consent but may be subject to restrictions in the indenture. If a large number of our investors, or a single investor holding a significant portion of the Notes, die within a short period of time, we could be faced with a large number of redemption requests. We are also required to repay all of the Notes upon their maturity. If the amounts of those repayments are too high, and we cannot offset them with loan repayments, secure new financing, or issue additional Notes, we may not have the liquidity to repay the investments.

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FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws. Words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” “predict,” or other similar words identify forward-looking statements. Forward-looking statements appear in a number of places in this prospectus, including without limitation, “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” and include statements regarding our intent, belief or current expectation about, among other things, trends affecting the markets in which we operate, our business, financial condition and growth strategies. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in the forward-looking statements as a result of various factors, including but not limited to those set forth in the “Risk Factors” section of this prospectus.

If any of the events described in “Risk Factors” occur, they could have an adverse effect on our business, financial condition, and results of operations. When considering forward-looking statements, you should keep these risk factors, as well as the other cautionary statements in this prospectus in mind. You should not place undue reliance on any forward-looking statement. We are not obligated to update forward-looking statements.

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USE OF PROCEEDS

(All dollar [$] amounts shown in thousands.)

The net proceeds we receive from this offering will be equal to the amount of the Notes we sell, less our offering expenses. If we sell the maximum offering amount of the Notes, which is $70,000, we estimate that we will incur approximately $411 in initial expenses and our net proceeds will be approximately $69,589.

We receive cash proceeds in varying amounts from time to time as the Notes are sold. A number of factors prevent us from precisely calculating the allocation of proceeds. The amount and timing from inflows depend on the sale of Notes, our customer loan repayments, and our borrowing capacity. Further, the Notes have varying maturities and dates of issuance, which make it impossible to predict with any accuracy how much of the proceeds will be used to redeem the Notes in any given year. We also cannot predict how many Notes will be sold or the amount of interest expense that will be incurred. For these reasons, we cannot provide any specific allocation of proceeds we will use for any particular purpose. However, we intend to use substantially all of the net offering proceeds as follows, in the following order of priority:

●	to make payments on other borrowings, including loans from affiliates;

●	to pay Notes on their scheduled due date and Notes that we are required to redeem early;

●	to make interest payments on the Notes; and

●	to the extent we have remaining net proceeds and adequate cash on hand, to fund any one or more of the following activities:

●	to extend commercial construction loans to homebuilders to build single or multi-family homes or develop lots;

●	to make distributions to equity owners, including distributions on our preferred equity;

●	for working capital and other corporate purposes;

●	to purchase defaulted secured debt from financial institutions at a discount;

●	to purchase defaulted unsecured debt from suppliers to homebuilders at a discount and then secure it with real estate or other collateral;

●	to purchase real estate, which we will operate our business in (one such purchase occurred in February 2017); and

●	to redeem Notes which we have decided to redeem prior to maturity.

We intend to use the proceeds of this offering to pay off Notes as they mature or otherwise become payable. The interest rates on the Notes will vary based on the date on which they were issued, and the maturities will be between one and four years.

There is no minimum number or amount of the Notes that we must sell to receive and use the proceeds from the sale of the Notes, and we cannot assure you that all or any portion of the Notes will be sold. In the event that we do not raise sufficient proceeds from our offerings of Notes, we could curtail the amount of funds we loan to our customers, or we could wrap up operations and pay back our debt, including the Notes. This might result in the Notes being paid back early. Please see “Risk Factors — Risks Related to Liquidity — We expect to be substantially reliant upon the net offering proceeds we receive from the sale of our Notes to meet principal and interest obligations on previously issued Notes,” “Risk Factors — Risks Related to Liquidity — There is no sinking fund to ensure repayment of the Notes at maturity, so you are totally reliant upon our ability to generate adequate cash flows,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for the Three and Nine Months Ended September 30, 2018 and the Years Ended December 31, 2017 and 2016.

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SELECTED FINANCIAL DATA

(All dollar [$] amounts shown in thousands.)

The following selected consolidated financial data should be read together with our consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The selected consolidated financial data in this section is not intended to replace our consolidated financial statements and the accompanying notes. Our historical results and information are not necessarily indicative of our future results.

The summary consolidated financial data as of and for the periods ended September 30, 2018 and 2017 is derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial data as of and for the fiscal years ended December 31, 2017 and 2016 is derived from our audited consolidated financial statements included elsewhere in this document. The selected consolidated financial data as of and for the fiscal year ended December 31, 2015 is derived from our audited consolidated financial statements not included in this document.

As of, and for, the

	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017	Year Ended December 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Audited)
Operations Data
Net interest income
Interest income	$5,917	$4,203	$5,812	$3,640	$1,863
Interest expense	3,030	1,910	2,707	1,748	864
Provision for Loan losses	61	34	44	16	59
Net interest income after loan loss provision	2,826	2,259	3,061	1,876	940
Non-Interest Income
Gain from foreclosure of assets	20	–	77	72	105
Non-Interest Expense
Selling, general and administrative expenses	1,988	1,447	2,090	1,319	547
Impairment loss on foreclosed assets	89	202	266	111	–
Net income	$658	$687	$782	$518	$498

Balance Sheet Data
Cash and cash equivalents	$3,345	$2,471	$3,478	$1,566	$1,341
Accrued interest on loans	620	435	720	280	146
Property, plant and equipment	1,023	767	910	69	–
Other assets	274	125	168	82	14
Loans receivable, net	42,541	29,626	30,043	20,091	14,060
Foreclosed assets	6,323	1,079	1,036	2,798	965
Total assets	54,126	34,503	36,355	24,886	16,526
Customer interest escrow	877	851	935	812	498
Accounts payable, accrued interest payable and other accrued expenses	2,730	1,579	2,058	1,363	539
Notes payable unsecured, net of deferred financing costs	24,847	14,993	16,904	11,962	8,497
Notes payable secured, net of deferred financing costs	20,338	12,168	11,644	7,322	3,683
Due to preferred equity member	32	29	31	28	25
Total liabilities	48,824	29,620	31,572	21,487	13,242
Redeemable preferred equity	1,426	1,065	1,097	–	–
Members’ capital	3,876	3,818	3,686	3,399	3,284
Members’ contributions	80	70	90	140	10
Members’ distributions	548	338	(585)	(543)	(281)

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Summarized unaudited interim consolidated financial data

for the quarters ended

	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,
	2018	2018	2018	2017	2017	2017

Net Interest Income after Loan Loss Provision	$996	$996	$926	$802	$917	$725
Non-Interest Income	20	–	–	–	–	–
SG&A expense	680	691	617	643	537	456
Depreciation and Amortization	23	21	17	–	–	–
Impairment loss on foreclosed assets	4	80	5	64	47	106
Net Income	$167	$204	$287	$95	$333	$163

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BUSINESS

Overview

We were organized in the Commonwealth of Pennsylvania in 2007 under the name 84 RE Partners, LLC and changed our name to Shepherd’s Finance, LLC on December 2, 2011. We converted to a Delaware limited liability company on March 29, 2012. Our business is focused on commercial lending to participants in the residential construction and development industry. We believe this market is underserved because of the lack of traditional lenders currently participating in the market. We are located in Jacksonville, Florida. Our operations are governed pursuant to our operating agreement.

We began commercial lending to residential homebuilders in late 2011. Our current loan portfolio is described more fully in this section under the sub heading “Commercial Construction and Development Loans.” We have a limited operating history as a finance company. Our board of managers is comprised of Mr. Daniel M. Wallach and two independent managers — Eric A. Rauscher and Kenneth R. Summers. Our officers are responsible for our day-to-day operations, while the board of managers is responsible for overseeing our business.

The commercial loans we extend are secured by mortgages on the underlying real estate. We extend and service commercial loans to small-to-medium sized homebuilders for the purchase of lots and/or the construction of homes thereon. In some circumstances, the lot is purchased with an older home on the lot which is then either removed or rehabilitated. If the home is rehabilitated, the loan is referred to as a “rehab” loan. We also extend and service loans for the purchase of lots and undeveloped land and the development of that land into residential building lots. In addition, we may, depending on our cash position and the opportunities available to us, do none, any or all of the following: purchase defaulted unsecured debt from suppliers to homebuilders at a discount (and then secure that debt with real estate or other collateral), purchase defaulted secured debt from financial institutions at a discount, and purchase real estate in which we will operate our business.

Our Chief Executive Officer, Mr. Wallach, has been in the housing industry since 1985. He was the CFO of a multi-billion dollar supplier of building materials to home builders for 11 years. He also was responsible for that company’s lending business for 20 years. During those years, he was responsible for the creation and implementation of many secured lending programs to builders. Some of these were performed fully by that company, and some were performed in partnership with banks. In general, the creation of all loans, and the resolution of defaulted loans, was his responsibility, whether the loans were company loans or loans in partnership with banks. Through these programs, he was responsible for the creation of approximately $2,000,000,000 in loans which generated interest spread of $50,000,000, after deducting for loan losses. Through the years, he managed the development of systems for reducing and managing the risks and losses on defaulted loans. Mr. Wallach also was responsible for that company’s unsecured debt to builders, which reached over $300,000,000 at its peak. He also gained experience in securing defaulted unsecured debt.

We had $45,214,000 and $30,043,000 in loan assets as of September 30, 2018 and December 31, 2017, respectively. As of September 30, 2018, we have 232 construction loans in 16 states with 68 borrowers and seven development loans in three states with three borrowers. As of September 30, 2018, and December 31, 2017, we had three development loans in Pittsburgh, Pennsylvania (the “Pennsylvania Loans”). We have various sources of capital, detailed below:

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(All dollar [$] amounts shown in table in thousands.)	September 30, 2018	December 31, 2017
Capital Source
Purchase and sale agreements and other secured borrowings	$16,931	$11,644
Secured line of credit from affiliates	3,511	–
Unsecured senior line of credit from a bank	500	–
Unsecured Notes through our Notes Program	17,975	14,121
Other unsecured debt	6,606	3,069
Preferred equity, Series B units	1,320	1,240
Preferred equity, Series C units	1,426	1,097
Common equity	2,556	2,446

Total	$50,825	$33,617

In 2017 and continuing into 2018, we worked on expanding our loan portfolio, while increasing capital and adding people and infrastructure to accommodate our expansion. For additional information related to the loan purchase and sale agreements, please see “— Debt Summary and Sources of Liquidity — Loan Purchase and Sale Agreements” below.

Investment Objectives and Opportunity

Background and Strategy

Finance markets are highly fragmented, with numerous large, mid-size, and small lenders and investment companies, such as banks, savings and loan associations, credit unions, insurance companies, and institutional lenders, all competing for investment opportunities. Many of these market participants have experienced losses, as a result of the housing market (which started to decline in 2006, reached its bottom in 2008, and is not back to historical norms as of September 30, 2018), and their participation in lending in it. As a result of credit losses and restrictive government oversight, the financial institutions are not participating in this market to the extent they had before the credit crisis (as evidenced by the general lack of availability of construction financing and the higher cost of financing for the deals actually done). We believe that these lenders, while increasing their willingness and capacity to lend, will be unable to satisfy the current demand for residential construction financing, creating attractive potential opportunities for niche lenders such as us for many years to come. Our goal is not to be a customer’s only source of commercial lending, but an extra, more user-friendly piece of their financing. In 2017, while more small banks returned to the construction lending market, the demand for our loan products has increased. We attribute this to our sales staff and an increase in the number of small home builders in the market.

Our loans are marketed by lending representatives who work for us and are driven to maintain long-term customer relationships. Compensation for loan originators is focused on the profitability of loans originated, not simply the volume of loans originated. As of September 30, 2018, we have retained 20 full-time employees (5 of which are lending representatives), including our CEO. In his previous experience, our CEO had a nationwide staff of 20 lenders working in the field.

Our efforts are designed to create a loan portfolio that includes some or all of the following investment characteristics: (i) provides current income; (ii) is well-secured by residential real estate; (iii) is short term in nature; and (iv) provides high interest spreads.

Our investment policies may be amended or changed at any time by our board of managers. In the years ahead, we plan on continuing our expansion of lending, increasing our geographic diversity, growing our rehab lending program, and improving our financial performance. We will be adding systems and people to accomplish these goals.

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As we continue to grow our business, we are focusing some of our efforts on our rehab loan program, which we believe in the long run will face less bank competition.

We engage in various activities to try to mitigate the risks inherent in this type of lending by:

●	Keeping the loan-to-value ratio (“LTV”) between 60% and 75% on a portfolio basis, however, individual loans may, from time to time, have a greater LTV;

●	Generally using deposits from the builder on home construction loans to ensure the completion of the home. Lending losses on defaulted loans are usually a higher percentage when the home is not built, or is only partially built;

●	Having a higher yield than other forms of secured real estate lending;

●	Using interest escrows from our loans;

●	Aggressively working with builders who are in default on their loan before and during foreclosure. This technique generally yields a reduced realized loss; and

●	Market grading. We review all lending markets, analyzing their historic housing start cycles. Then, the current position of housing starts is examined in each market. Markets are classified into volatile, average, or stable, and then graded based on that classification and our opinion of where the market is in its housing cycle. This grading is then used to determine the builder deposit amount, LTV, and yield.

The following table contains items that we believe differentiate us from our competitors:

Item	Our Methods	Comments
Lending Regulation	We follow various state and federal laws, but are not regulated and controlled by bank examiners from the government. We follow best practices we have learned through our experience, some of which are required of banks.	For instance, banks are not required to buy title insurance by law, but typically banks do purchase title insurance for the properties on which they lend. We generally do not, as it is very difficult to collect on title policies. Instead, we use title searches to protect our interests.

FDIC Insurance	We do not offer FDIC insurance to our unsecured Notes investors.	Our yield to our customers, and our cost of funds is typically higher than that of most banks. We charge our borrowers higher interest rates than do most banks. We also save money by not paying for FDIC insurance.

Capital Structure	Typically, our unsecured notes offer through our Notes Program are due in one to four years, or when the Note matures.	This results in liquidity risk (i.e. funding borrowing requests or maturities of debt).

Community Reinvestment Act (CRA) (1)	We do not participate in the CRA.	Our sole purpose in making each individual loan is to maximize our returns while maintaining proper risk management.

Leverage	We try to maintain a 15% ratio of equity (including redeemable preferred equity) to loan assets.	Our equity to loan asset ratio was 12% as of September 30, 2018. The higher the ratio, the more potential losses we can absorb without impacting debt holders.

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Experience in Builder Loans	We generally make loans to builders to purchase lots and/or to construct or rehab homes.	We have been focused on lending in the homebuilding industry since 2011, and we have extensive experience with these types of loans.

Geographic Diversity	We lend in 16 states as of September 30, 2018.	We believe that this geographic diversity helps in down markets, as not all housing markets decrease at the same rate and time.

Governmental Bailouts	Most likely not eligible.	We are not likely to be eligible for bank bailouts, which have happened periodically. To counter this, we intend to maintain a better leverage ratio than most financial institutions that would likely be eligible for a government bailout.

Underwriting	We focus on items that, in our experience, tend to predict risk.	These items include, using collateral, controlling LTVs, controlling the number of loans in one subdivision, underwriting appraisals, conducting property inspections, maintaining certain files and documents similar to those that a bank might maintain.

(1)	The CRA subjects a bank who receives FDIC insurance to regulatory assessment to determine if the bank meets the credit needs of its entire community, and to consider that determination in its evaluation of any application made by the bank for, among other things, approval of the acquisition or establishment of a bank branch.

Lines of Business

Our efforts are designed to create a portfolio that includes some or all of the following investment characteristics: (i) provides current income; (ii) is well-secured by residential real estate; (iii) is short term in nature; and (iv) provides high interest spreads. While we primarily provide commercial construction loans to homebuilders (for residential real estate), we may also purchase defaulted unsecured debt from suppliers to homebuilders at a discount (and then secure that debt with real estate or other collateral), purchase defaulted secured debt from financial institutions at a discount, and purchase real estate in which we will operate our business.

Our investment policies may be amended or changed at any time by our board of managers.

Commercial Construction Loans to Homebuilders

We extend and service commercial loans to small-to-medium sized homebuilders for the purchase of lots and/or the construction of homes thereon. Most of the loans are for “spec homes” or “spec lots,” meaning they are built or developed speculatively (with no specific end-user home owner in mind). In addition, we lend money to purchase and rehabilitate older existing homes. Our customers generally benefit from doing business with us not just because they are able to sell additional homes (which we finance), but because, as they build additional homes, they are able to increase sales of homes that are built as contracted homes, where the eventual home owner obtains the loan. Builders generally have more success selling homes when a model or spec home is available for customers to see.

In a typical home construction transaction, a homebuilder obtains a loan to purchase a lot and build a home on that lot. In some cases, the builder has a contract with a customer to purchase the home upon its completion. In other cases, the home is built as a spec home, but the homebuilder believes it will sell before or shortly after completion, and therefore, building the home before it is under contract will increase the homebuilder’s sales and profitability. The builder may also believe that the construction of a spec home will increase the number of contract sales he will have in a given year, as it may be easier to sell contract homes when the customer can see the builder’s work in the spec home. In some cases, these speculatively built homes are constructed with the intention to keep them as a model for a period of time, to increase contract sales, and then be sold. These are called model homes. While we may lend to a homebuilder for any of these types of new construction homes, as of September 30, 2018, about 82% of our construction loans are spec homes and 18% are contracts.

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In a typical rehab transaction, we fund all or a portion of the purchase price, and then all of the cost to complete the project. In some circumstances, we are unable to see the inside of the home prior to closing, so we assume that anything from drywall to completion needs to be redone, as well as what we can see from the outside. Because we are flexible in our need to see the inside of the home, and we only use experienced builders as customers for this type of lending, we believe that we are different than banks.

We fund the loans that we originate using available cash resources that are generated primarily from borrowings, our loan purchase and sale agreements, proceeds from the Notes offered pursuant to our public offering (“Notes Program”), equity, and net operating cash flow. We intend to continue funding loans we originate using the same sources.

There is a seasonal aspect to home construction, and this affects our monthly cash flow. In general, since the home construction loans we create will generally last less than a year on average, and since we are geographically diverse, the seasonality impact is somewhat mitigated.

Generally, our real estate loans are secured by one or more of the following:

●	the parcels of land to be developed;

●	finished lots;

●	new or rehabbed single-family homes;

●	in most cases, personal guarantees of the principals of the borrower entity.

Most of our lending is based on the following general policies:

Customer Type	Small-to-Medium Size Homebuilders
Loan Type	Commercial
Loan Purpose	Construction/Rehabilitation of Homes or Development of Lots
Security	Homes, Lots, and/or Land
Priority	Generally, our loans are secured by a first priority mortgage lien; however, we may make loans secured by a second or other lower priority mortgage lien.
Loan-to-Value Averages	60–75%
Loan Amounts	Average home construction loan $300,000, development loans vary greatly
Term	Demand, however most home construction loans typically payoff in under one year, and development loans are typically three to five-year projects.
Rate	Cost of Funds (“COF”) plus 3%, minimum rate of 7%
Origination Fee	5% for home construction loans, development loans on a case by case basis
Title Insurance	Only on high risk loans and rehabs
Hazard Insurance	Always
General Liability Insurance	Always
Credit	Builder should have significant building experience in the market, be building in the market currently, be able to make payments of interest, be able to make the required deposit, have acceptable personal credit, and have open lines of credit (unsecured) with suppliers which are adequate and in which the builder is substantially compliant. Required deposits may be able to be avoided if we do not fund the purchase of land. We generally do not advertise to find customers, but use our loan representatives. We believe this approach will allow us to focus our efforts on builders that meet our acceptable risk profile.
Third Party Guarantor	None, however the loans are generally guaranteed by the owners of the borrower.

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We may change these policies at any time based on then-existing market conditions or otherwise, at the discretion of our CEO and board of managers.

Commercial Development Loans to Homebuilders

We extend and service loans for the purchase of lots and undeveloped land and the development of that land into residential buildings. In a typical development transaction, a homebuilder/developer purchases a specific parcel or parcels of land. Developers must secure financing in order to pay the purchase price for the land as well as to pay expenses incurred while developing the lots. This is the financing we provide. Once financing has been secured, the lot developers create individual lots. Developers secure permits allowing the property to be developed and then design and build roads and utility systems for water, sewer, gas, and electricity to service the property. The individual lots are then sold before a home is built on them; paid off, built on and then sold; or built on, then sold and paid off (in these cases, we may subordinate our loan to the home construction loan).

Purchases and Securitization of Unsecured Debt from Suppliers to Homebuilders

Homebuilders generally buy their construction materials from building supply companies, which offer unsecured credit lines for these purchases. Sometimes the builder is unable to pay the principal on their line of credit when due, and in a small percentage of these cases, the builder owns unencumbered real estate. When this is the case, the building supply company may convert the unsecured line of credit to secured, using this real estate as security. In some of these situations, the building supply company is unwilling to complete this type of transaction, and is willing to take a payment of a percentage of the balance of the unsecured line as full payment. If we pay the building supply company a percentage of this debt, and then take the real estate as collateral for the whole amount of the original debt, management’s experience indicates we will be able to eventually collect from the builder, or from the sale of the property through foreclosure or otherwise, creating a profit for the Company. We have not completed any of these transactions, but may choose to do so if the opportunity presents itself.

Purchases of Defaulted Secured Debt from Financial Institutions

Many financial institutions have made loans to homebuilders. In some cases, these loans default, and eventually these loans result in collateral foreclosure. After the foreclosure proceeding, the properties usually become the property of the financial institution, which then sells the property, generally at a loss. While the loan is in the foreclosure process, and after the process while the real estate is owned and for sale, the bank holds a nonperforming asset. Sometimes these nonperforming assets negatively impact the banks’ profitability and regulatory ratios. Some banks choose to cleanse their books of these items at a severe loss, allowing them to, while taking a loss, get back to their commercial lending business. There are potential opportunities to purchase some portfolios of defaulted loans, and/or real estate owned through foreclosure, at deep discounts compared to the actual value of the property. We have not completed any of these transactions, but may choose to do so if the opportunity presents itself.

Purchases of Real Estate

In limited circumstances, the commercial construction loans described above may result in us owning commercial real property as a result of a loan workout, foreclosure, or similar circumstances. Since 2011 we have acquired ten pieces of property in this fashion. Three of these were unimproved lots in Georgia. We built and sold one house on one of those lots in 2016 and are currently building houses on the remaining two lots. We obtained two partially built homes in Louisiana which we sold in 2018. We obtained two lots in Sarasota, one of which was sold in 2017 and the other, which we obtained in 2018, had a partially completed home which we completed recently and is currently on the market. During 2018 we obtained two lots and a built home in Lecanto Florida. The home is on the market and the lots are being held while we evaluate the selling price of the home. In addition, in February 2017 we purchased a commercial office in which we now operate. We intend to manage and dispose of any real property assets we acquire in the manner that our management determines is most advantageous to us.

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Loan Portfolio

Commercial Loans – Construction Loan Portfolio Summary

The following is a summary of our loan portfolio to builders for home construction loans as of September 30, 2018:

(All dollar [$] amounts shown in table in thousands.)

State	Number of Borrowers	Number of Loans	Value of Collateral(1)	Commitment Amount	Gross Amount Outstanding	Loan to Value Ratio(2)		Loan Fee
Colorado	3	7	3,878	2,684	2,096	69%		5%
Florida	18	73	24,789	17,463	10,349	70%		5%
Georgia	7	9	6,955	4,781	3,830	69%		5%
Idaho	1	2	605	424	53	70%		5%
Indiana	2	7	2,124	1,486	699	70%		5%
Michigan	4	28	6,303	4,205	2,501	67%		5%
New Jersey	5	16	5,295	3,645	2,741	69%		5%
New York	1	3	915	641	555	70%		5%
North Carolina	5	12	4,196	2,872	1,429	68%		5%
North Dakota	1	1	375	263	227	70%		5%
Ohio	1	2	1,620	1,000	902	62%		5%
Pennsylvania	3	29	21,708	12,424	8,860	57%		5%
South Carolina	12	29	8,319	5,823	3,648	70%		5%
Tennessee	1	2	750	525	310	70%		5%
Utah	1	1	485	319	107	66%		5%
Virginia	3	8	2,325	1,628	992	70%		5%
Total	68	232	$91,989	$60,943	$40,179	66	%(3)	5%

(1)	The value is determined by the appraised value.

(2)	The loan to value ratio is calculated by taking the commitment amount and dividing by the appraised value.

(3)	Represents the weighted average loan to value ratio of the loans.

Commercial Loans — Real Estate Development Loans

The following is a summary of our loan portfolio to builders for land development as of September 30, 2018 and December 31, 2017. A significant portion of our development loans consist of the Pennsylvania Loans. Our additional development loans are in South Carolina and Florida.

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(All dollar [$] amounts shown in table and footnotes in thousands.)

As of	Number of States	Number of Borrowers	Number of Loans	Value of Collateral(1)	Commitment Amount		Gross Amount Outstanding	Loan to Value Ratio(2)	Loan Fee
September 30, 2018	3	3	7	$7,046	$6,434	(3)	$5,035	71%	$1,000
December 31, 2017	1	1	3	4,997	4,600	(3)	2,811	56%	1,000

(1)	Part of this collateral is $1,320 as of September 30, 2018 and $1,240 as of December 31, 2017 of preferred equity in our Company. In the event of a foreclosure on the property securing these loans, the portion of our collateral that is preferred equity might be difficult to sell, which may impact our ability to eliminate the loan balance. Part of the collateral value is estimated based on the selling prices anticipated for the homes. Appraised values will replace these estimates in the fourth quarter of 2018.

(2)	The loan to value ratio is calculated by taking the outstanding amount and dividing by the appraised value calculated as described above.

(3)	The commitment amount does not include letters of credit and cash bonds.

Credit Quality Information

The following table presents credit-related information at the “class” level in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic (“ASC”) 310-10-50, Disclosures about the Credit Quality of Finance Receivables and the Allowance for Credit Losses. A class is generally a disaggregation of a portfolio segment. In determining the classes, the Company considered the finance receivable characteristics and methods it applies in monitoring and assessing credit risk and performance.

The following table summarizes finance receivables by the risk ratings that regulatory agencies utilize to classify credit exposure and which are consistent with indicators the Company monitors. Risk ratings are reviewed on a regular basis and are adjusted as necessary for updated information affecting the borrowers’ ability to fulfill their obligations.

The definitions of these ratings are as follows:

●	Pass – finance receivables in this category do not meet the criteria for classification in one of the categories below.
●	Special mention – a special mention asset exhibits potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may, at some future date, result in the deterioration of the repayment prospects.
●	Classified – a classified asset ranges from: 1) assets that are inadequately protected by the current sound worth and paying capacity of the borrower, and are characterized by the distinct possibility that some loss will be sustained if the deficiencies are not corrected to 2) assets with weaknesses that make collection or liquidation in full unlikely on the basis of current facts, conditions, and values. Assets in this classification can be accruing or on non-accrual depending on the evaluation of these factors.

Finance Receivables – By risk rating:

(All dollar [$] amounts shown in table in thousands.)

	September 30, 2018	December 31, 2017

Pass	$40,103	$25,656
Special mention	4,111	6,719
Classified – accruing	-	-
Classified – nonaccrual	1,000	-
Total	$45,214	$32,375

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Finance Receivables – Method of impairment calculation:

(All dollar [$] amounts shown in table in thousands.)

	September 30, 2018	December 31, 2017

Performing loans evaluated individually	$17,193	$14,992
Performing loans evaluated collectively	27,021	17,383
Non-performing loans without a specific reserve	1,000	-
Non-performing loans with a specific reserve	-	-
Total	$45,214	$32,375

At September 30, 2018 and December 31, 2017, there were no loans acquired with deteriorated credit quality.

2019 Outlook

In 2019 , we anticipate using proceeds from the Notes Program, the purchase and sale agreements, and other sources to generate additional loans (mostly spec home construction loans), increase loan balances, and increase our customer and geographic diversity. We expect to be substantially reliant upon the net offering proceeds we receive from the sale of our Notes to meet principal and interest obligations on previously issued Notes.

Debt Summary and Sources of Liquidity

Below is a summary of some of our debt and sources of liquidity. The discussion below does not discuss all of our debt. Please see the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our financial statements and the notes to those financial statements contained elsewhere in this prospectus for additional information about debt and sources of liquidity.

Loan Purchase and Sale Agreements

We have two loan purchase and sale agreements where we are the seller of portions of loans we create. One loan purchase and sale agreement is with Builder Finance, Inc. (“Builder Finance”), and the second loan purchase and sale agreement is with S.K. Funding, LLC (“S.K. Funding”). These agreements are described below.

Loan Purchase and Sale Agreement with Builder Finance

We entered into a loan purchase and sale agreement (the “Builder Finance LPSA”) with Builder Finance on February 6, 2017. Pursuant to the Builder Finance LPSA, Builder Finance has the right, from time to time, to purchase from us senior priority interests in certain loans made to fund the vertical construction of one to four family residential dwellings (“Eligible Loans”). The Builder Finance LPSA is made effective as of August 1, 2016. Each Eligible Loan is evidenced by notes secured by, among other things, mortgages or deeds of trust encumbering the respective construction properties. The Builder Finance LPSA has been amended twice as of September 30, 2018, to allow for, among other things, the purchaser to retain their portion of the loan past the 12 month period described below. As of September 30, 2018, the book value of loans which serve as collateral under the Builder Finance LPSA is approximately $7.47 million and the amount due from us to Builder Finance under the Builder Finance LPSA is approximately $4.51 million. Builder Finance receives the actual interest rate charged to the borrower on the loans or portions of loans that it purchases pursuant to the Builder Finance LPSA.

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Pursuant to the procedures set forth in Sections 5.5 through 5.7 of the Builder Finance LPSA, we, upon written notice to Builder Finance, have the right at any time (the “Call Option”) to repurchase from Builder Finance the transferred rights to any senior loan. The Call Option purchase price for each senior loan will be an amount equal to the then outstanding principal amount of the senior loan held by Builder Finance plus accrued interest, provided that if the aggregate interest paid to Builder Finance in respect of such senior loan as of the repurchase date will be less than 4% of the total commitment amount of Builder Finance in respect of such senior loan, then the purchase price shall be increased by an amount equal to such shortfall. Similarly, Builder Finance, upon written notice to the us, has the right at any time (the “Put Option”), to elect to require us to repurchase the transferred rights pertaining to any senior loan, or any portion of a senior loan held by Builder Finance. The Put Option purchase price will be an amount equal to the outstanding principal amount of the senior loan held by Builder Finance plus accrued interest, provided that the aggregate put prices payable in respect of all senior loans put to us during any trailing 12 month period ending on the date of the put notice shall never exceed the Put Option Limit, which is an amount equal to 10% of all fundings made by Builder Finance to us under the senior loans during such 12 month period.

We agreed that until the prior payment of all amounts due to Builder Finance in respect of the senior loan and the transferred rights: (a) all payments by us or Builder Finance from or on behalf of borrowers under or pursuant to the relevant loan documents will be applied first, to the payment of any amounts due to Builder Finance in respect of the senior loan and the transferred rights, and second, to the payment of any amounts due to us in respect of the subordinated loan; (b) all payments received by us or Builder Finance in connection with the foreclosure upon or other realization on any loan collateral will be applied first, to the payment of any amounts due to Builder Finance in respect of the senior loan and the transferred rights, and second, to the payment of any amounts due to us in respect of the subordinated loan; and (c) our rights in and to the loan collateral or any security interests granted under Loan Documents will be subordinated to any and all rights of Builder Finance in and to such collateral and interests.

We are generally the servicer of the loans. Unless otherwise agreed to in writing by the parties, the Builder Finance LPSA will terminate: (a) when the entire indebtedness due under the relevant loan documents for all senior loans held by Builder Finance shall have been paid, and we have paid to Builder Finance all amounts due under the Builder Finance LPSA, and no new amounts become due thereunder within 30 days thereafter; or (b) when all senior loans and subordinate loans and the rights under the Builder Finance LPSA relating thereto are owned and held by one person, firm or corporation for its own account for a period exceeding 30 days.

Loan Purchase and Sale Agreement with S.K. Funding

We also entered into a loan purchase and sale agreement (the “S.K. Funding LPSA”) with Seven Kings Holdings, Inc. (“7Kings”) on April 29, 2015. However, on or about May 7, 2015, 7Kings assigned its right and interest in the S.K. Funding LPSA to S.K. Funding, which is an affiliate of 7Kings. The S.K. Funding LPSA has been amended eight times as of September 30, 2018, to allow for, among other things, S.K. Funding to purchase numerous loans in amounts greater than that permitted by the original S.K. Funding LPSA. As of September 30, 2018, the book value of loans which serve as collateral under the S.K. Funding LPSA is approximately $9.37 million and the amount due from us to S.K. Funding under the S.K. Funding LPSA is approximately $6.72 million.

Pursuant to the original S.K. Funding LPSA, S.K. Funding will buy loans offered to it by us, provided that S.K. Funding’s portions of the loans, in most cases, total less than $1.5 million. We may adjust the $1.5 million with notice, but such change will not cause a buyback by us. However, we entered into Amendments to the S.K. Funding LPSA to allow S.K. Funding to buy more than $1.5 million in certain loans and, as of September 30, 2018, S.K. Funding has purchased approximately $6.72 million in loans from us. As of September 30, 2018, the weighted average interest rate of loans purchased by S.K. Funding under the S.K. Funding LPSA is approximately 24% per annum. We service all of the loans. There is an unlimited right for us to call any loan sold.

Lines of Credit

We have six lines of credit, three of which are from affiliates. As of September 30, 2018, we have a total balance of $8.825 million across the lines of credit with remaining availability of $2.5 million.

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Lines of Credit Extended by Mr. Wallach and His Affiliates

We have two lines of credit from Daniel M. Wallach (our CEO and chairman of the board of managers) and his affiliates. The first line of credit has a maximum principal borrowing amount of $1,250,000 and is payable to Mr. Wallach and his wife, Joyce S. Wallach, as tenants by the entirety (the “Wallach LOC”). The second line of credit has a maximum principal borrowing amount of $250,000 and is payable to the 2007 Daniel M. Wallach Legacy Trust (the “Trust LOC,” and together with the Wallach LOC, the “Wallach Affiliate LOCs”). The Notes are subordinated in right of payment to all secured debt, including these Wallach Affiliate LOCs. Pursuant to the promissory note for each Wallach Affiliate LOC, the lenders have the option of funding any amount up to the face amount of the note, in the lender’s sole and absolute discretion. The Wallach Affiliate LOCs are due and payable upon demand by the lender. As of September 30, 2018, there are no amounts outstanding under the Wallach Affiliate LOCs .

The Wallach Affiliate LOCs are collateralized by a lien against all of our assets. The Notes are subordinated in right of payment to all secured debt, including the Wallach Affiliate LOCs. The interest rate on the Wallach Affiliate LOCs generally equals the prime rate plus 3%. The interest rate on the Wallach Affiliate LOCs may not, however, exceed the maximum rate allowed by applicable law. As of September 30, 2018 and December 31, 2017, the interest rate was 8.0% and 4.88%, respectively, for both the Wallach LOC and the Trust LOC. We may, at our option, choose to prepay the principal, interest, or other amounts due from us under the Wallach Affiliate LOCs in whole or in part at any time.

The Wallach Affiliate LOCs were approved by Mr. Wallach in his capacity as sole manager prior to the time we had independent managers. The independent managers ratified and approved these transactions subsequent to the formation of the board of managers. In June 2018, we entered into a First Amendment to the Wallach LOC and a First Amendment to the Trust LOC which modified the interest rates under the Wallach Affiliate LOCs to generally equal the prime rate plus 3%. These amendments were approved by a majority of our independent managers. See “Risk Factors — Risks Related to Conflicts of Interest — Our CEO (who is also on our board of managers) will face conflicts of interest as a result of the secured lines of credit made to us, which could result in actions that are not in the best interests of our Note holders.”

Swanson Line of Credit

In October 2017, we entered into a line of credit agreement (the “Swanson LOC Agreement”) with Paul Swanson. Pursuant to the Swanson LOC Agreement, Mr. Swanson provides us with a revolving line of credit (the “Swanson LOC”) not to exceed $4 million. The maximum borrowing amount under the Swanson LOC was increased to $7 million in April 2018. The Swanson LOC Agreement was amended in September 2018 and will now terminate in April 2020 unless extended by Mr. Swanson for one or more additional 15-month periods. As of September 30, 2018, we have borrowed $7 million under the Swanson LOC.

The Swanson LOC requires monthly payments of interest only during the term of the Swanson LOC, with the principal balance due upon termination. The unpaid principal amounts advanced on the Swanson LOC bear interest for each day until due at a fixed rate per annum (computed on the basis of a year of 360 days for actual days elapsed) for each day at 9%. We may, at our option, choose to prepay the principal, interest, or other amounts due from us under the Swanson LOC in whole or in part at any time.

We are pledging, and will continue to pledge in the future, certain of our commercial loans as collateral for the Swanson LOC (the “Swanson Collateral Loans”) pursuant to the Collateral Assignment of Notes and Documents dated as of October 23, 2017. The amount outstanding under the Swanson LOC may not exceed 67% of the aggregate amount outstanding on the Swanson Collateral Loans then pledged to secure the Swanson LOC. Our obligation to repay the Swanson LOC is evidenced by two promissory notes from us dated October 23, 2017, one evidencing a promise to repay the secured portion of the Swanson LOC and one evidencing a promise to repay the unsecured portion of the Swanson LOC. As of September 30, 2018, the secured portion of the borrowings was approximately $4.379 million and the unsecured was approximately $2.621 million.

Mr. Swanson may demand the unpaid principal amount under the Swanson LOC, along with interest accrued thereon and all other amounts owing under the Swanson LOC upon an “event of default,” as defined in the Swanson LOC Agreement. An “event of default” includes our failing to pay payments within 10 days of when such payment is due, our failing to service the Swanson Collateral Loans in a commercially reasonable manner, or our filing of a petition for bankruptcy.

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The LOC Custodian will serve as the custodian to hold the Swanson Collateral Loans for the benefit of Mr. Swanson pursuant to the Custodial Agreement dated as of October 23, 2017 between us, Mr. Swanson, and the LOC Custodian. The LOC Custodian is owned by R. Scott Summers, an investor in our Notes Program and the son of Kenneth R. Summers, one of our independent managers. The LOC Custodian is responsible for certifying to Mr. Swanson that it has received the relevant Swanson Collateral Loan assignment documentation from us. We are responsible for paying the LOC Custodian’s monthly fee, which is equal to 1% interest on the amount of the Swanson Collateral Loans outstanding in the LOC Custodian’s custody.

Shuman Line of Credit

In July 2017, we entered into a line of credit agreement (the “Shuman LOC Agreement”) with a group of lenders (collectively, “Shuman”). Pursuant to the Shuman LOC, Shuman provides us with a revolving line of credit (the “Shuman LOC”) not to exceed $1.325 million. The Shuman LOC is secured with assignments of certain notes and mortgages and carries a total cost of funds to us of 10%. The Shuman line of credit was due in July 2018, but it was extended by Shuman for an additional 12-month period through July 2019, and it may be extended for additional 12-month periods. As of September 30, 2018, the Shuman LOC was fully borrowed with an outstanding principal balance of $1.325 million.

The Shuman LOC requires monthly payments of interest only during the term of the Shuman LOC, with the principal balance due upon termination. The unpaid principal amounts advanced on the Shuman LOC bear interest for each day until due at a fixed rate per annum (computed on the basis of a year of 360 days for actual days elapsed) for each day at 10%. We may, at our option, choose to prepay the principal, interest, or other amounts due from us under the Shuman LOC in whole or in part at any time.

We are pledging, and will continue to pledge in the future, certain of our commercial loans as collateral for the Shuman LOC (the “Shuman Collateral Loans”) pursuant to the Collateral Assignment of Notes and Documents dated as of July 11, 2017. The amount outstanding under the Shuman LOC may not exceed 67% of the aggregate amount outstanding on the Shuman Collateral Loans then pledged to secure the Shuman LOC. Our obligation to repay the Shuman LOC is evidenced by a promissory note from us dated July 11, 2017.

Shuman may demand the unpaid principal amount under the Shuman LOC, along with interest accrued thereon and all other amounts owing under the Shuman LOC upon an “event of default,” as defined in the Shuman LOC Agreement. An “event of default” includes our failing to pay payments within 10 days of when such payment is due, our failing to service the Shuman Collateral Loans in a commercially reasonable manner, or our filing of a petition for bankruptcy.

R. Scott Summers, P.L.L.C., a West Virginia professional limited liability company (the “LOC Custodian”) will serve as the custodian to hold the Shuman Collateral Loans for the benefit of Shuman pursuant to the Custodial Agreement dated as of July 11, 2017 between us, Shuman, and the LOC Custodian. The LOC Custodian is owned by R. Scott Summers, an investor in our Notes Program and the son of Kenneth R. Summers, one of our independent managers. The LOC Custodian is responsible for certifying to Shuman that it has received the relevant Shuman Collateral Loan assignment documentation from us. We are responsible for paying the LOC Custodian’s monthly fee, which is equal to 1% interest on the amount of the Shuman Collateral Loans outstanding in the LOC Custodian’s custody.

Builder Finance Line of Credit

In January 2017, we entered into a line of credit agreement (as amended, the “Builder Finance LOC Agreement”) with Builder Finance. Pursuant to the Builder Finance LOC Agreement, Builder Finance provides us with a revolving line of credit (the “Builder Finance LOC”) not to exceed $500,000. The Builder Finance LOC is senior but is unsecured. The Builder Finance LOC Agreement will terminate in January 2019 unless extended by the mutual agreement of us and Builder Finance. As of September 30, 2018, we have borrowed $500,000 under the Builder Finance LOC.

The Builder Finance LOC requires monthly payments of interest only during the term of the Builder Finance LOC, with the principal balance due upon termination. The unpaid principal amounts advanced on the Builder Finance LOC bear interest until due at a fixed rate per annum of 10%. We may, at our option, choose to prepay the principal, interest, or other amounts due from us under the Builder Finance LOC in whole or in part at any time.

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The Builder Finance LOC Agreement requires that we maintain a “Protection Percentage,” defined as the ratio of our Subordinated Debt and Equity to our Net Loan Assets (as such terms are defined in the Builder Finance LOC Agreement), of at least 30%. The Builder Finance LOC Agreement also requires that we maintain a “Protection Amount,” defined as the sum of our Subordinated Debt and Equity, of at least $5 million.

Builder Finance may demand the unpaid and accrued interest on the principal amount under the Builder Finance LOC at a default rate of 14% per annum upon an “event of default,” as defined in the Builder Finance LOC Agreement. An “event of default” includes any of the following if not cured within 30 days: our failing to pay a payment on the Builder Finance LOC when such payment is due, our merging or consolidating with another entity without Builder Finance’s prior written consent, our failure to maintain the Protection Percentage of at least 30% and a Protection Amount of at least $5 million, our defaulting on any subordinated debt, or our filing of a petition for bankruptcy.

Myrick Line of Credit

In June 2018, we entered into a line of credit agreement (the “Myrick LOC Agreement”) with our Executive Vice President of Sales, William Myrick. Pursuant to the Myrick LOC Agreement, Mr. Myrick provides us with a line of credit (the “Myrick LOC”) not to exceed $1 million. The Myrick LOC is due and payable upon demand by the lender. As of September 30, 2018, there is no amount outstanding under the Myrick LOC.

The Myrick LOC is collateralized by a lien against all of our assets. The interest rate on the Myrick LOC generally equals the prime rate plus 3%. We may, at our option, choose to prepay the principal, interest, or other amounts due from us under the Myrick LOC in whole or in part at any time.

Mr. Myrick may demand the unpaid principal amount under the Myrick LOC, along with interest accrued thereon and all other amounts owing under the Myrick LOC upon an “event of default,” as defined in the Myrick LOC Agreement. An “event of default” includes our failing to pay payments within 10 days of when such payment is due, a default under the Myrick LOC Agreement’s terms or obligations or representations, or our filing of a petition for bankruptcy or a commencement of foreclosure proceedings.

The Myrick LOC was approved by a majority of our independent managers as they determined the terms of the Myrick LOC to be in the best interests of the Company and that the transaction is on terms no less favorable to us than could be obtained from an independent third party.

London Financial

In September 2018, we entered into a Master Loan Agreement with London Financial Company, LLC (“London Financial”) for an amount of $3.25 million (the “London Loan”). The London Loan is due and payable in September 2019. As of September 30, 2018, $2.86 million was borrowed against the London Loan with an additional $390,000 that remained available upon completion of additional work performed on the foreclosed asset that serves as collateral to secure the London Loan. Interest expense was $3,000 for the quarter and nine months ended September 30, 2018.

The London Loan is secured by collateral of land and improvements by a certain foreclosed asset. The annual interest rate on the London Loan is 12%.

Mortgage

On January 19, 2018, we entered into a commercial mortgage with Community Bank (the “Commercial Mortgage”) on the office building which we own and operate in an amount not to exceed $660,000. The Commercial Mortgage is due and payable in January 2033. As of September 30, 2018, the principal amount of the Commercial Mortgage was $651,000 .

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The Commercial Mortgage is secured by a first mortgage lien and an assignment of leases and rents on the office building. The interest rate on the Commercial Mortgage is 5.07%. We may, at our option, choose to prepay the principal, interest, or other amounts due from us under the Commercial Mortgage in whole or in part at any time.

The following constitute events of default under the Commercial Mortgage: a failure to make any payment when due; a failure to comply with or perform and other term, obligation, covenant or condition under the Commercial Mortgage; a default under any loan, extension of credit, security agreement, purchase or sale agreement, or any other agreement, in favor of any other creditor or person that materially affect any of our property or our ability to repay the Commercial Mortgage; and any false statements under the Commercial Mortgage.

Competition

Historically, our industry has been highly competitive. We compete for opportunities with numerous public and private investment vehicles, including financial institutions, specialty finance companies, mortgage banks, pension funds, opportunity funds, hedge funds, REITs, and other institutional investors, as well as individuals. Many competitors are significantly larger than us, have well-established operating histories and may have greater access to capital and resources and have other advantages over us. These competitors may be willing to accept lower returns on their investments or to modify underwriting standards and, as a result, our origination volume and profit margins could be adversely affected.

We believe that this is a good time to extend commercial loans to builders in the residential real estate market because, currently, this market appears underserved, home values are average, and many of our competitors have sustained losses due to declines in home values in the second half of the previous decade and, therefore, are reluctant to lend in this space at this time. We expect our loans to be different than other lenders in the markets in which we are active. Typically, the differences are:

●	our loans may have a higher fee;

●	our loans may include an interest free period (whereas other lenders typically charge interest); and

●	some of our loans may have lower costs as a result of not requiring title insurance.

Regulatory Matters

Financial Regulation

Our operations are not subject to the stringent regulatory requirements imposed upon the operations of commercial banks, savings banks, and thrift institutions. We are not subject to periodic compliance examinations by federal or state banking regulators. Further, our Notes are not certificates of deposit or similar obligations or guaranteed by any depository institution and are not insured by the FDIC or any governmental or private insurance fund, or any other entity.

The Investment Company Act of 1940

An investment company is defined under the Investment Company Act of 1940, as amended (the “Investment Company Act”), to include any issuer engaged primarily in the business of investing, reinvesting, or trading in securities. Absent an exemption, investment companies are required to register as such with the SEC and to comply with various governance and operational requirements. If we were considered an “investment company” within the meaning of the Investment Company Act, we would be subject to numerous requirements and restrictions relating to our structure and operation. If we were required to register as an investment company under the Investment Company Act and to comply with these requirements and restrictions, we may have to make significant changes in our proposed structure and operations to comply with exemption from registration, which could adversely affect our business. Such changes may include, for example, limiting the range of assets in which we may invest. We intend to conduct our operations so as to fit within an exemption from registration under the Investment Company Act for purchasing or otherwise acquiring mortgages and other liens on and interest in real estate. In order to satisfy the requirements of such exemption, we may need to restrict the scope of our operations.

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Environmental Compliance

We do not believe that compliance with federal, state, or local laws relating to the protection of the environment will have a material effect on our business in the foreseeable future. However, loans we extend or purchase are secured by real property. In the course of our business, we may own or foreclose and take title to real estate that could be subject to environmental liabilities with respect to these properties. We (or our loan customers) may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and clean-up costs incurred by these parties in connection with environmental contamination or may be required to investigate or clean up hazardous or toxic substances or chemical release at a property. The costs associated with the investigation or remediation activities could be substantial. In addition, if we become the owner of or discover that we were formerly the owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. To date, we have not incurred any significant costs related to environmental compliance and we do not anticipate incurring any significant costs for environmental compliance in the future. Generally, when we are lending on property which is being developed into single family building lots, an environmental assessment is done by the builder for the various governmental agencies. When we lend for new construction on newly developed lots, the lots have generally been reviewed while they were being developed. We also perform our own physical inspection of the lot, which includes assessing potential environmental issues. Before we take possession of a property through foreclosure, we again assess the property for possible environmental concerns, which, if deemed to be a significant risk compared to the value of the property, could cause us to forego foreclosure on the property and to seek other avenues for collection.

Legal Proceedings

As of the date of this prospectus, we are not aware that we or our members are a party to any pending or threatened legal proceeding or proceeding by a governmental authority that would have a material adverse effect on our business.

Reports to Security Holders

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require us to file certain reports and other information with the SEC. The annual reports we file with the SEC will contain consolidated financial information that has been examined and reported upon, with an opinion expressed by an independent registered public accounting firm. You may access this information online, at our website, at www.shepherdsfinance.com, or by calling us at (302) 752-2688 (30-ASK-ABOUT) or writing us at Shepherd’s Finance, LLC, 13241 Bartram Park Blvd., Suite 2401, Jacksonville, Florida 32258 to have copies mailed to you at no cost. However, information contained on our website does not constitute part of this prospectus, and you should rely only on the information contained in or specifically incorporated by reference into this prospectus in deciding whether to invest in the Notes. We do not intend to deliver reports to security holders if such reports are not required pursuant to Section 15(d) of the Exchange Act.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(All dollar [$] amounts shown in thousands.)

The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto included in this prospectus. See also “Forward-Looking Statements.” As used in this section, the terms “we,” “our,” and “us” refer to Shepherd’s Finance, LLC, a Pennsylvania limited liability company, and, as required by context, including its operating partnership and its subsidiaries. The following provides our management’s discussion and analysis of financial condition and results of operations for (1) the three and nine months ended September 30, 2018, and (2) the years ended December 31, 2017 and 2016.

For the Three and Nine Months Ended September 30, 2018

Overview

Net income for the third quarter and first nine months of 2018 decreased by $166 and $29 when compared to the same periods of 2017, respectively. The decrease in net income was mainly due to a loss of interest income of $138 and $280 for the third quarter and first nine months of 2018; respectively, related to an increase in our foreclosed assets. In addition, our selling, general and administrative (“SG&A”) expenses increased $80 and $330 for the third quarter and first nine months of 2018, respectively.

For the nine months ended September 30, 2018, we did not receive default rate interest on non-performing loans. For the quarter and nine months ended September 30, 2017 interest income included $104 of default rate interest on certain loans.

Management made the decision to add additional employees to support the growth of the Company, which primarily includes our Chief Financial Officer, Executive Vice President of Sales, and Vice President of Administration, and resulted in an increase in our payroll expenses. As of September 30, 2018, we had a total of 20 employees compared to seven as of September 30, 2017.

We had $45,215 and $30,043 in loan assets as of September 30, 2018 and December 31, 2017, respectively. In addition, we had 232 construction loans in 16 states with 68 borrowers and seven development loans in three states with three borrowers.

Cash provided by operations increased $477 for the nine months ended September 30, 2018 as compared to the same period of 2017. Our increase in operating cash flow was due primarily to higher loan originations.

Originations increased by $6,802 or 114% to $14,572 for the quarter ended September 30, 2018 and by $18,675 or 62% to $48,772 for the nine months ended September 30, 2018 compared to the same periods of 2017.

Critical Accounting Estimates

To assist in evaluating our interim condensed consolidated financial statements, we describe below the critical accounting estimates that we use. We consider an accounting estimate to be critical if: (1) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (2) changes in the estimate that are reasonably likely to occur from period to period, or use of different estimates that we reasonably could have used, would have a material impact on our consolidated financial condition or results of operations. See our Form 10-K as of and for the year ended December 31, 2017, as filed with the SEC, for more information on our critical accounting estimates. No material changes to our critical accounting estimates have occurred since December 31, 2017 unless listed below.

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Loan Losses

Fair value of collateral has the potential to impact the calculation of the loan loss provision (the amount we have expensed over time in anticipation of loan losses we have not yet realized). Specifically, relevant to the allowance for loan loss reserve is the fair value of the underlying collateral supporting the outstanding loan balances. Fair value measurements are an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Due to a rapidly changing economic market, an erratic housing market, the various methods that could be used to develop fair value estimates, and the various assumptions that could be used, determining the collateral’s fair value requires significant judgment.

September 30, 2018
Loan Loss
Provision
Change in Fair Value Assumption	Higher/(Lower)
Increasing fair value of the real estate collateral by 35%*	$-
Decreasing fair value of the real estate collateral by 35%**	$ (1,671)

* Increases in the fair value of the real estate collateral do not impact the loan loss provision, as the value generally is not “written up.”

** Assumes the loans were nonperforming and a book amount of the loans outstanding of $37,770 .

Foreclosed Assets

The fair value of real estate will impact our foreclosed asset value, which is recorded at 100% of fair value (after selling costs are deducted).

September 30, 2018
Foreclosed
Assets
Change in Fair Value Assumption	Higher/(Lower)
Increasing fair value of the foreclosed asset by 35%*	$-
Decreasing fair value of the foreclosed asset by 35%	$ (2,213)

* Increases in the fair value of the foreclosed assets do not impact the carrying value, as the value generally is not “written up.” Those gains would be recognized at the sale of the asset.

** Assumes a book amount of the foreclosed assets of $6,323 .

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Consolidated Results of Operations

Key financial and operating data for the three and nine months ended September 30, 2018 and 2017 are set forth below. For a more complete understanding of our industry, the drivers of our business, and our current period results, this discussion should be read in conjunction with our interim condensed consolidated financial statements, including the related notes and the other information contained in this document.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Interest Income
Interest and fee income on loans	$2,045	$1,673	$5,917	$4,203
Interest expense:
Interest related to secured borrowings	552	342	1,480	718
Interest related to unsecured borrowings	587	424	1,550	1,192
Interest expense	1,139	748	3,030	1,910

Net interest income	906	925	2,887	2,293
Less: Loan loss provision	2	8	61	34

Net interest income after loan loss provision	904	917	2,826	2,259

Non-Interest Income
Gain from sale of foreclosed assets	-	-	-	77
Gain from foreclosure of assets	20	-	20	-

Total non-interest expense/income	20	-	20	77

Income	924	917	2,846	2,336

Non-Interest Expense
Selling, general and administrative	680	525	1,988	1,423
Depreciation and amortization	23	12	61	24
Loss from sale of foreclosed assets	3	-	3	-
Loss from foreclosure of assets	47	-	47	-
Impairment loss on foreclosed assets	4	47	89	202

Total non-interest expense	757	584	2,188	1,649

Net Income	$167	333	$658	$687

Earned distribution to preferred equity holders	69	61	199	149

Net income attributable to common equity holders	$98	272	$459	$538

Interest Spread

The following table displays a comparison of our interest income, expense, fees, and spread:

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2018		2017		2018		2017
Interest Income		*		*		*		*
Interest income on loans	$1,400	13%	$1,198	15%	$4,108	14%	$2,829	14%
Fee income on loans	645	6%	475	6%	1,809	6%	1,374	6%
Interest and fee income on loans	2,045	19%	1,673	21%	5,917	20%	4,203	20%
Interest expense unsecured	540	5%	380	5%	1,408	5%	1,027	5%
Interest expense secured	552	5%	324	4%	1,480	5%	718	3%
Amortization offering costs	47	-%	44	-%	142	-%	165	1%
Interest expense	1,139	10%	748	9%	3,030	10%	1,910	9%
Net interest income (spread)	906	9%	925	12%	2,887	10%	2,293	11%

Weighted average outstanding loan asset balance	$43,732		$31,742		$40,566		$27,161

*annualized amount as percentage of weighted average outstanding gross loan balance

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There are three main components that can impact our interest spread:

● Difference between the interest rate received (on our loan assets) and the interest rate paid (on our borrowings). The loans we have originated have interest rates which are based on our cost of funds, with a minimum cost of funds of 5%. For most loans, the margin is fixed at 2%; however, for our development loans the margin is fixed at 7%. Loans originated after June 30, 2018 are at an increase of 1% to approximately 3% margin. This component is also impacted by the lending of money with no interest cost (our equity).

For the quarter and nine months ended September 30, 2018, the difference between interest income and interest expense was 3% and 4%, respectively. For the quarter and nine months ended September 30, 2017, the difference between interest income and interest expense was 6% and 5%, respectively. The decrease of 3% for the quarter ended September 30, 2018 compared to 2017 was due primarily to 1) higher default rate interest charged and collected on certain of our loans in 2017 vs. 2018 (1%), 2) $104 of the associated interest income of these defaulted loans was recognized in the third quarter of 2017 instead of the second quarter of 2017, which increased the spread in the third quarter of 2017 compared to the same quarter in 2018 by 1%, and 3) an increase in foreclosed assets in the third quarter of 2018 as compared to the same quarter in 2018 (also 1%). The 1% decrease for the nine month period is due to both the increase in foreclosed assets and the lack of collected default interest on nonperforming loans.

We currently anticipate that the difference between our interest income and interest expense will continue to be 3% for the remainder of 2018. With the increase in our pricing which started with loans created in the third quarter, we anticipate our standard margin to be 3% on all future construction loans and 7% on all development loans which yields a blended margin of approximately 3.4%. This will be decreased currently by about 1% by having an abnormal amount of foreclosed assets while we only have seven foreclosed assets compared to 237 loans, the balance is $6,323 compared to $42,541 of loans due to one large foreclosed asset in Sarasota for $3,897) and by loans not paying interest (typically impacting the number by 0.3%) and increased (typically by 0.5%) by loans which have higher interest rates due to age and other factors and by 0.8% due to lending a portion of our equity. These factors should yield us a spread in the low 3%’s until the Sarasota property is sold, and then in the low 4%’s thereafter, assuming no other significant changes to our business. Currently we are finishing construction of the Sarasota property and anticipate listing it for sale in the fourth quarter of 2018.

● Fee income. Our construction loans have a 5% fee on the amount that we commit to lend, which is amortized over the expected life of each of those loans; however, we do not recognize a loan fee on our development loans. When loans terminate quicker than their expected life, the remaining unrecognized fee is recognized upon the termination of the loan. When loans exceed their expected life, no additional fee income is recognized. For both the quarter and nine months ended September 30 , 2018 our fee income remained consistent compared to the same periods of 2017.

We currently anticipate that fee income will continue at the same 6% rate for the remainder of 2018.

● Amount of nonperforming assets. Generally, we can have three types of nonperforming assets that negatively affect interest spread: loans not paying interest, foreclosed assets, and cash. All of our loans were paying interest in the quarter ended September 30, 2018 and quarter and nine months ended September 30, 2017. One loan was not paying interest in the nine months ended September 30, 2018.

Foreclosed assets do not provide a monthly interest return. During the nine months ended September 30 , 2018, we recorded $4,494 from Loan receivables, net to Foreclosed assets on the balance sheet as of September 30, 2018, which resulted in a negative impact on our interest spread.

The amount of nonperforming assets is expected to rise over the next several months, due to expected development costs related to foreclosed assets, anticipated foreclosure of assets, and idle cash increases related to anticipated large borrowing inflows. The nonperforming asset balance will drop significantly with the sale of the Sarasota property.

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SG&A Expenses

The following table displays our SG&A expenses:

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2018	2017	2018	2017
Selling, general and administrative expenses
Legal and accounting	$54	$39	$277	$164
Salaries and related expenses	473	393	1,306	976
Board related expenses	17	27	54	82
Advertising	23	17	58	42
Rent and utilities	18	8	38	22
Loan and foreclosed asset expenses	42	4	80	30
Travel	22	13	73	45
Other	31	24	102	62
Total SG&A	$680	$525	$1,988	$1,423

Our SG&A expense increased $155 and $565 for the quarter and nine months ended September 30, 2018 due significantly to the following:

●	Legal and accounting expenses increased due to additional work performed related to the growth of the Company;
●	Salaries and related expenses increased due to our hiring of 13 new employees, which was partially offset by a reduction in our CEO’s salary; and
●	Loan and foreclosed asset expenses increased due to an increase in additional loan title and search fees of related to higher originations and an increase in foreclosed asset expenses related to work performed to complete certain of our foreclosed assets.

Impairment Loss on Foreclosed Assets

We owned seven foreclosed assets as of September 30, 2018, compared to four foreclosed assets as of December 31, 2017. Three of the foreclosed assets are lots under construction , two are completed homes , and two are land lots. We do not anticipate losses on the sale of foreclosed assets in the future; however, this may be subject to change based on the final selling price of the foreclosed assets.

We had three impaired loans as of September 30, 2018 and none as of December 31, 2017. During the third quarter of 2018, we reclassified $27 from interest income to accrued interest receivable on the interim condensed consolidated balance sheet related to the impaired loans.

Loan Loss Provision

Our loan loss provision decreased by $6 and increased by $27 for the quarter and nine months ended September 30, 2018 , respectively , compared to the same periods of 2017. The decrease for the quarter ended September 30, 2018 was primarily due to a reduction in loan balances. The increase in the nine months ended September 30, 2018 was primarily due to increases in loan balances and qualitative reserve percentage as a result of the change in housing values.

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Consolidated Financial Position

Loans Receivable

Commercial Loans – Construction Loan Portfolio Summary

We anticipate that the aggregate balance of our construction loan portfolio will increase as loans near maturity and as we have new loan originations.

The following is a summary of our loan portfolio to builders for home construction loans as of September 30, 2018.

State	Number of Borrowers	Number of Loans	Value of Collateral(1)	Commitment Amount	Gross Amount Outstanding	Loan to Value Ratio(2)		Loan Fee
Colorado	3	7	3,878	2,684	2,096	69%		5%
Florida	18	73	24,789	17,463	10,349	70%		5%
Georgia	7	9	6,955	4,781	3,830	69%		5%
Idaho	1	2	605	424	53	70%		5%
Indiana	2	7	2,124	1,486	699	70%		5%
Michigan	4	28	6,303	4,205	2,501	67%		5%
New Jersey	5	16	5,295	3,645	2,741	69%		5%
New York	1	3	915	641	555	70%		5%
North Carolina	5	12	4,196	2,872	1,429	68%		5%
North Dakota	1	1	375	263	227	70%		5%
Ohio	1	2	1,620	1,000	902	62%		5%
Pennsylvania	3	32	23,055	13,184	9,740	57%		5%
South Carolina	12	29	8,319	5,823	3,648	70%		5%
Tennessee	1	2	750	525	310	70%		5%
Utah	1	1	485	319	107	66%		5%
Virginia	3	8	2,325	1,628	992	70%		5%
Total	68	232	$91,989	$60,943	$40,179	66	%(3)	5%

(1)	The value is determined by the appraised value.

(2)	The loan to value ratio is calculated by taking the commitment amount and dividing by the appraised value.

(3)	Represents the weighted average loan to value ratio of the loans.

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The following is a summary of our loan portfolio to builders for home construction loans as of December 31, 2017.

State	Number of Borrowers		Number of Loans	Value of Collateral(1)	Commitment Amount	Gross Amount Outstanding	Loan to Value Ratio(2)		Loan Fee
Colorado	3		6	$3,224	$2,196	$925	68%		5%
Delaware	1		1	244	171	147	70%		5%
Florida	15		54	25,368	16,555	10,673	65%		5%
Georgia	7		13	8,932	5,415	3,535	61%		5%
Indiana	2		2	895	566	356	63%		5%
Michigan	4		25	7,570	4,717	2,611	62%		5%
New Jersey	2		11	3,635	2,471	1,227	68%		5%
New York	1		5	1,756	929	863	53%		5%
North Carolina	3		6	1,650	1,155	567	70%		5%
Ohio	1		1	711	498	316	70%		5%
Oregon	1		1	607	425	76	70%		5%
Pennsylvania	2		20	15,023	7,649	5,834	51%		5%
South Carolina	7		18	4,501	3,058	1,445	68%		5%
Tennessee	1		2	690	494	494	72%		5%
Utah	1		2	790	553	344	70%		5%
Virginia	1		1	335	235	150	70%		5%
Total	52	(4)	168	$75,931	$47,087	$29,564	62	%(3)	5%

(1)	The value is determined by the appraised value.

(2)	The loan to value ratio is calculated by taking the commitment amount and dividing by the appraised value.

(3)	Represents the weighted average loan to value ratio of the loans.

(4)	One builder in multiple states.

Commercial Loans – Real Estate Development Loan Portfolio Summary

The following is a summary of our loan portfolio to builders for land development as of September 30, 2018 and December 31, 2017. A significant portion of our development loans consist of three development loans to a borrower in Pittsburgh , Pennsylvania (the “Pennsylvania Loans”). Our additional development loans are in South Carolina and Florida.

Year	Number of States	Number of Borrowers	Number of Loans	Value of Collateral(1)	Commitment Amount		Gross Amount Outstanding	Loan to Value Ratio(2)	Loan Fee
2018	3	3	7	$7,046	$6,434		$5,035	71%	$1,000
2017	1	1	3	4,997	4,600	(3)	2,811	56%	1,000

(1)	The value is determined by the appraised value adjusted for remaining costs to be paid. Part of this collateral is $1,320 as of September 30, 2018 and $1,240 as of December 31, 2017 of preferred equity in our Company. In the event of a foreclosure on the property securing these loans, the portion of our collateral that is preferred equity might be difficult to sell, which may impact our ability to eliminate the loan balance. Part of the collateral value is estimated based on the selling prices anticipated for the homes. Appraised values will replace these estimates in the third quarter of 2018.

(2)	The loan to value ratio is calculated by taking the outstanding amount and dividing by the appraised value calculated as described above.

(3)	The commitment amount does not include letters of credit and cash bonds.

Combined Loan Portfolio Summary

Financing receivables are comprised of the following as of September 30, 2018 and December 31, 2017:

	September 30, 2018	December 31, 2017

Loans receivable, gross	$45,214	$32,375
Less: Deferred loan fees	(1,222)	(847)
Less: Deposits	(1,434)	(1,497)
Plus: Deferred origination expense	141	109
Less: Allowance for loan losses	(158)	(97)
Loans receivable, net	$42,541	$30,043

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The following is a roll forward of combined loans:

	Nine Months Ended September 30, 2018	Year Ended December 31, 2017	Nine Months Ended September 30, 2017

Beginning balance	$30,043	$20,091	$20,091
Additions	30,606	33,451	24,099
Payoffs/sales	(22,260)	(22,645)	(13,810)
Moved to foreclosed assets	4,494	-	-
Change in deferred origination expense	31	55	26
Change in builder deposit	64	(636)	(626)
Change in loan loss provision	(61)	(44)	(34)
New loan fees	(2,194)	(2,127)	(1,494)
Earned loan fees	1,818	1,898	1,374
Ending balance	$42,541	$30,043	$29,626

Finance Receivables – By risk rating:

	September 30, 2018	December 31, 2017

Pass	$40,103	$25,656
Special mention	4,111	6,719
Classified - accruing	-	-
Classified – nonaccrual	1,000	-
Total	$45,214	$32,375

Finance Receivables – Method of impairment calculation:

	September 30, 2018	December 31, 2017

Performing loans evaluated individually	$17,193	$14,992
Performing loans evaluated collectively	27,021	17,383
Non-performing loans without a specific reserve	1,000	-
Non-performing loans with a non-specific reserve	-	-
Total	$45,214	$32,375

At September 30, 2018 and December 31, 2017, there were no loans acquired with deteriorated credit quality.

Impaired Loans

The following is a summary of our impaired nonaccrual commercial construction loans as of September 30, 2018 and December 31, 2017. All loans listed have a related allowance for loan losses:

	September 30, 2018	December 31, 2017

Unpaid principal balance (contractual obligation from customer)	$1,000	$-
Charge-offs and payments applied	-	-
Gross value before related allowance	1,000	-
Related allowance	3	-
Value after allowance	$997	$-

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Below is an aging schedule of gross loans receivable as of September 30, 2018, on a recency basis:

	No. Accts.	Unpaid Balances	%
Current loans (current accounts and accounts on which more than 50% of an original contract payment was made in the last 59 days)	237	44,482	98%
60–89 days	-		-%
90–179 days	2	732	2%
180–269 days	-	-	-%

Subtotal	239	45,214	100%

Interest only accounts (Accounts on which interest, deferment, extension and/or default charges were received in the last 60 days)	-	-	-%

Partial Payment accounts (Accounts on which the total received in the last 60 days was less than 50% of the original contractual monthly payment. “Total received” to include interest on simple interest accounts, as well as late charges on deferment charges on pre-computed accounts.)	-	-	-%

Total	239	45,214	100%

Below is an aging schedule of gross loans receivable as of September 30, 2018, on a contractual basis:

	No. Accts.	Unpaid Balances	%
Contractual Terms - All current Direct Loans and Sales Finance Contracts with installments past due less than 60 days from due date.	237	44,482	98%
60–89 days	-	-	-%
90–179 days	2	732	2%
180–269 days	-	-	-%

Subtotal	239	45,214	100%

Interest only accounts (Accounts on which interest, deferment, extension and/or default charges were received in the last 60 days)	-	-	-%

Partial Payment accounts (Accounts on which the total received in the last 60 days was less than 50% of the original contractual monthly payment. “Total received” to include interest on simple interest accounts, as well as late charges on deferment charges on pre-computed accounts.)	-	-	-%

Total	239	45,214	100%

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Below is an aging schedule of gross loans receivable as of December 31, 2017, on a recency basis:

	No. Accts.	Unpaid Balances	%
Current loans (current accounts and accounts on which more than 50% of an original contract payment was made in the last 59 days)	153	$26,421	82%
60–89 days	18	5,954	18%
90–179 days	–	–	–%
180–269 days	–	–	–%

Subtotal	171	$32,375	100%

Interest only accounts (Accounts on which interest, deferment, extension and/or default charges were received in the last 60 days)	–	$–	–%

Partial Payment accounts (Accounts on which the total received in the last 60 days was less than 50% of the original contractual monthly payment. “Total received” to include interest on simple interest accounts, as well as late charges on deferment charges on pre-computed accounts.)	–	$–	–%

Total	171	$32,375	100%

Below is an aging schedule of gross loans receivable as of December 31, 2017, on a contractual basis:

	No. Accts.	Unpaid Balances	%
Contractual Terms - All current Direct Loans and Sales Finance Contracts with installments past due less than 60 days from due date.	153	$26,421	82%
60–89 days	18	5,954	18%
90–179 days	–	–	–%
180–269 days	–	–	–%

Subtotal	171	$32,375	100%

Interest only accounts (Accounts on which interest, deferment, extension and/or default charges were received in the last 60 days)	–	$–	–%

Partial Payment accounts (Accounts on which the total received in the last 60 days was less than 50% of the original contractual monthly payment. “Total received” to include interest on simple interest accounts, as well as late charges on deferment charges on pre-computed accounts.)	–	$–	–%

Total	171	$32,375	100%

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Foreclosed Assets

Below is a roll forward of foreclosed assets:

	Nine Months Ended September 30, 2018	Year Ended December 31, 2017	Nine Months Ended September 30, 2017

Beginning balance	$1,036	$2,798	$2,798
Additions from loans	4,737	-	-
Additions for construction/development	1,039	317	296
Sale proceeds	(370)	(1,890)	(1,890)
Gain on sale	-	77	77
Loss on sale	(3)	-	-
Gain on foreclosure	20	-	-
Loss on foreclosure	(47)	-	-
Impairment loss on foreclosed assets	(89)	(266)	(202)
Ending balance	$6,323	$1,036	$1,079

During the nine months ended September 30, 2018, we recorded four deeds in lieu of foreclosure. Three of the four were with a certain borrower with a completed home and two lots. The fourth was with a borrower who defaulted on a loan by failing to make interest payments. In addition, we sold one of our foreclosed assets with sales proceeds of $370 and a loss on the sale of $3. During the quarter ended September 30, 2018, we recognized a gain on foreclosure of $20 on the two lots and a loss on foreclosure of $47 on the completed home.

During the first nine of months of 2018 we reclassified $4,737 to Foreclosed assets, $4,494 of which was principal from Loans receivable; net, and $243 of which was from Accrued interest receivable.

Customer Interest Escrow

Below is a roll forward of interest escrow:

	Nine Months Ended September 30, 2018	Year Ended December 31, 2017	Nine Months Ended September 30, 2017

Beginning balance	$935	$812	$812
Preferred equity dividends	93	115	86
Additions from Pennsylvania Loans	331	480	345
Additions from other loans	781	1,163	962
Interest, fees, principal or repaid to borrower	(1,263)	(1,635)	(1,354)
Ending balance	$877	$935	$851

Related Party Borrowings

During June 2018, we entered into a First Amendment to the line of credit with our Chief Executive Officer and his wife (the “Wallach LOC”) which modified the interest rate on the Wallach LOC to generally equal the prime rate plus 3%. The interest rate for the Wallach LOC was 8.0% and 4.4% as of September 30, 2018 and 2017, respectively. As of September 30, 2018, and 2017, we had borrowed $0 against the Wallach LOC. Interest was $10 and $20 for the quarter and nine months ended September 30, 2018, respectively. As of September 30 , 2018 , there was $1,250 remaining availability on the Wallach LOC.

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During June 2018, we entered into a First Amendment to the line of credit with the 2007 Daniel M. Wallach Legacy Trust, which is our CEO’s trust (the “Wallach Trust LOC”) which modified the interest rate o n the Wallach Trust LOC to generally equal the prime rate plus 3%. The interest rate for this borrowing was 8.0% and 4.4% as of September 30, 2018 and 2017, respectively. As of September 30, 2018, and 2017, we borrowed $0 against the Wallach Trust LOC. As of September 30, 2018, there was $250 remaining availability on the Wallach Trust LOC.

During June 2018, we entered into a line of credit agreement (the “Myrick LOC Agreement”) with our Executive Vice President of Sales, William Myrick. Pursuant to the Myrick LOC Agreement, Mr. Myrick provides us with a line of credit (the “Myrick LOC”) with the following terms:

●	Principal not to exceed $1,000;
●	Secured by a lien against all of our assets;
●	Cost of funds to us of prime rate plus 3%; and
●	Due upon demand.

As of September 30, 2018, we had borrowed $0 against the Myrick LOC and there was $1,000 remaining in availability. Interest expense was $14 and $17 for the quarter and nine months ended September 30, 2018, respectively.

Secured Borrowings

B orrowings Secured by Loan Assets

In March 2018, we entered into the Seventh Amendment (the “Seventh Amendment”) to our Loan Purchase and Sale Agreement (the “S.K. Funding LPSA”) with S.K. Funding, LLC (“S.K. Funding”).

The purpose of the Seventh Amendment was to allow S.K. Funding to purchase a portion of the Pennsylvania Loans for a purchase price of $649 under parameters different from those specified in the S.K. Funding LPSA.

The timing of the Company’s principal and interest payments to S.K. Funding under the Seventh Amendment, and S.K. Funding’s obligation to fund the Pennsylvania Loans, vary depending on the total principal amount of the Pennsylvania Loans outstanding at any time, as follows:

●	If the total principal amount exceeds $1,000, S.K. Funding must fund the amount between $1,000 and less than or equal to $3,500.
●	If the total principal amount is less than $4,500 , the Company will also repay S.K. Funding’s principal as principal payments are received on the Pennsylvania Loans from the underlying borrowers in the amount by which the total principal amount is less than $4,500 until S.K. Funding’s principal has been repaid in full.
●	The interest rate accruing to S.K. Funding under the Seventh Amendment is 10.5% calculated on a 365/366-day basis.

The Seventh Amendment has a term of 24 months and will automatically renew for an additional six-month term unless either party gives written notice of its intent not to renew at least nine months prior to the end of a term. S.K. Funding will have a priority position as compared to the Company in the case of a default by any of the borrowers.

Lines of Credit

During July 2017, we entered into a line of credit agreement (the “Shuman LOC Agreement”) with a group of lenders (collectively, “Shuman”). Pursuant to the Shuman LOC Agreement, Shuman provides us with a revolving line of credit (the “Shuman LOC”) with the following terms:

●	Principal not to exceed $1,325;
●	Secured with assignments of certain notes and mortgages;
●	Cost of funds to us of 10%; and
●	Due in July 2019, unless extended by Shuman for one or more additional 12-month periods.

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The Shuman LOC was fully borrowed as of September 30, 2018. Interest expense was $33 and $100 for the quarter and nine months ended September 30, 2018, respectively.

During April 2018, we entered into a Master Loan Modification Agreement (the “Swanson Modification Agreement”) with Paul Swanson which modified the Line of Credit Agreement between us and Mr. Swanson dated October 23, 2017. Pursuant to the Swanson Modification Agreement, Mr. Swanson provides us with a revolving line of credit (the “Swanson LOC”) with the following terms:

●	Principal not to exceed $7,000;
●	Secured with assignments of certain notes and mortgages;
●	Cost of funds to us of 10%; and
●	Automatic renewal in September 2018 and extended for 15 months.

The Swanson LOC was fully borrowed as of September 30, 2018. Interest expense was $180 and $445 for the quarter and nine months ended September 30, 2018, respectively.

Mortgage Payable

During January 2018, we entered into a commercial mortgage on our office building with the following terms:

●	Principal not to exceed $660;
●	Interest rate at 5.07% per annum based on a year of 360 days; and
●	Due in January 2033.

The principal amount of our commercial mortgage was $651 as of September 30, 2018. Interest expense was $9 and $27 for the quarter and nine months ended September 30, 2018, respectively.

London Loan

During September 2018, we entered into a Master Loan Agreement (“London Loan”) with London Financial Company, LLC (“London Financial”) with the following terms:

●	Principal of $3,250;
●	Secured by collateral of land and improvements by a certain foreclosed asset;
●	Cost of funds to us of 12%; and
●	Due in September 2019.

As of September 30, 2018, $2,860 was borrowed against the London Loan with an additional $390 that remained available upon completion of additional work performed of the foreclosed asset. Interest expense was $3 for the quarter and nine months ended September 30, 2018, respectively.

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Summary

The borrowings secured by loan assets are summarized below:

	September 30, 2018		December 31, 2017
		Due From		Due From
	Book Value of Loans which	Shepherd’s Finance to Loan	Book Value of Loans which	Shepherd’s Finance to Loan
	Served as Collateral	Purchaser or Lender	Served as Collateral	Purchaser or Lender
Loan Purchaser
Builder Finance, Inc.	$7,467	4,510	$7,483	$4,089
S.K. Funding	9,366	6,716	9,128	4,134

Lender
Shuman	1,575	1,325	1,747	1,325
Paul Swanson	5,965	4,380	2,518	2,096

Total	$24,373	16,931	$20,876	$11,644

	Year Initiated	Typical Current Advance Rate On New Loans	Does Buyer Portion Have Priority?	Rate
Loan Purchaser
Builder Finance, Inc.	2014	70%	Yes	The rate our customer pays us
S.K. Funding	2015	55%	Varies	9–9.5%

Lender
Shuman	2017	67%	Yes	10%
Paul Swanson	2017	67%	Yes	10%

Unsecured Borrowings

Other Unsecured Debts

Our other unsecured debts are detailed below:

			Principal Amount Outstanding as of
Loan	Maturity Date	Interest Rate (1)	September 30, 2018	December 31, 2017
Unsecured Note with Seven Kings Holdings, Inc.	February 2019 (2)	9.5%	500	500
Unsecured Line of Credit from Builder Finance, Inc.	January 2019	10.0%	500	-
Unsecured Line of Credit from Paul Swanson	April 2020(3)	9.0%	2,621	1,904
Subordinated Promissory Note	September 2019(4)	9.5%	1,125	-
Subordinated Promissory Note	December 2019	10.5%	113	113
Subordinated Promissory Note	April 2020	10.0%	100	100
Subordinated Promissory Note	October 2019	10.0%	150	-
Senior Subordinated Promissory Note	March 2022(4)	10.0%	400	-
Senior Subordinated Promissory Note	March 2022(5)	1.0%	728	-
Junior Subordinated Promissory Note	March 2022(5)	22.5%	417	-
Senior Subordinated Promissory Note	October 2020(6)	1.0%	279	279
Junior Subordinated Promissory Note	October 2020(6)	20.0%	173	173
			$7,106	$3,069

(1)	Interest rate per annum, based upon actual days outstanding and a 365/366 day year.

(2)	Due six months after lender gives notice.

(3)	Automatically renewed in September 2018 and extended for 15 months.

(4)	Due on the earlier of six months after lender gives notice or September 2019.

(4)	Lender may require us to repay $20 of principal and all unpaid interest with 10 days’ notice.

(5)	These notes were issued to the same holder and, when calculated together, yield a blended return of 11% per annum.

(6)	These notes were issued to the same holder and, when calculated together, yield a blended return of 10% per annum.

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Unsecured Notes through the Public Offering (“Notes Program”)

The effective interest rate on the Notes offered pursuant to the Notes Program at September 30, 2018 and December 31, 2017 was 9.83% and 9.21%, respectively, not including the amortization of deferred financing costs. There are limited rights of early redemption. The following table shows the roll forward of our Notes Program:

	Nine Months Ended September 30, 2018	Year Ended December 31, 2017	Nine Months Ended September 30, 2017

Gross Notes outstanding, beginning of period	$14,121	$11,221	$11,221
Notes issued	6,357	8,375	8,105
Note repayments / redemptions	(2,503)	(5,475)	(5,087)

Gross Notes outstanding, end of period	$17,975	$14,121	$14,239

Less deferred financing costs, net	233	286	330

Notes outstanding, net	$17,742	$13,835	$13,909

The following is a roll forward of deferred financing costs:

	Nine Months	Year	Nine Months
	Ended	Ended	Ended
	September 30, 2018	December 31, 2017	September 30, 2017

Deferred financing costs, beginning balance	$1,102	$1,014	$1,014
Additions	89	88	40
Deferred financing costs, ending balance	$1,191	$1,102	$1,054
Less accumulated amortization	(958)	(816)	(724)
Deferred financing costs, net	$233	$286	$330

The following is a roll forward of the accumulated amortization of deferred financing costs:

	Nine Months	Year	Nine Months
	Ended	Ended	Ended
	September 30, 2018	December 31, 2017	September 30, 2017

Accumulated amortization, beginning balance	$816	$603	$603
Additions	142	213	121
Accumulated amortization, ending balance	$958	$816	$724

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Redeemable Preferred Equity and Members’ Capital

On July 31, 2018, we redeemed all of our outstanding Series C cumulative preferred units (“Series C Preferred Units”), which were held by two investors. On August 1, 2018, we sold 12 of our Series C Preferred Units to Daniel M. Wallach, our CEO and Chairman of our board of managers, and his wife, Joyce S. Wallach, for the total price of $1,200. In addition, on August 30, 2018, we sold two Series C Preferred Units to two investors for the total price of $200.

We strive to maintain a reasonable (about 15%) balance between (1) redeemable preferred equity plus members’ capital and (2) total assets. The ratio of redeemable preferred equity plus members’ capital to assets was 10% as of September 30, 2018 and 13% as of December 31, 2017. We anticipate this ratio dropping until more preferred equity is added. We are currently exploring potential increases in preferred equity.

In January 2018, our Chief Financial Officer and Executive Vice President of Operations purchased 2% and 1% of our Class A common units, respectively, from our CEO. In March 2018, our Executive Vice President of Sales purchased 14.3% of our Class A common units from our CEO.

Priority of Borrowings

The following table displays our borrowings and a ranking of priority. The lower the number, the higher the priority.

	Priority Rank	September 30, 2018	December 31, 2017
Borrowing Source
Borrowings secured by loan assets	1	$16,931	$11,644
Other secured borrowings	2	3,511	-
Unsecured line of credit (senior)	3	500	-
Other unsecured borrowings (senior subordinated)	4	1,008	279
Unsecured Notes through our Notes Program, gross	5	17,975	14,121
Other unsecured borrowings (subordinated)	5	5,008	2,617
Other unsecured borrowings (junior subordinated)	6	590	173
Total		$45,523	$28,834

Liquidity and Capital Resources

Our primary liquidity management objective is to meet expected cash flow needs while continuing to service our business and customers. As of September 30, 2018, and December 31, 2017, we had 239 and 171, respectively, in combined loans outstanding, which totaled $45,214 and $32,375, respectively, in gross loan receivables outstanding. Unfunded commitments to extend credit, which have similar collateral, credit and market risk to our outstanding loans, were $22,163 and $19,312 as of September 30, 2018 and December 31, 2017, respectively. We anticipate a significant increase in our gross loan receivables over the 12 months subsequent to September 30, 2018 by directly increasing originations to new and existing customers.

To fund our combined loans, we rely on secured debt, unsecured debt, and equity, which are described in the following table:

Source of Liquidity	As of September 30, 2018	As of December 31, 2017
Secured debt	$20,338	$11,644
Unsecured debt	24,847	16,904
Equity	5,302	4,783

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Secured debt, net of deferred financing costs increased $8,694 during the nine months ended September 30, 2018, which consisted of an increase in borrowings secured by loans and foreclosed assets and a mortgage payable of $8,043 and $651, respectively. We anticipate increasing our secured debt by roughly half of the increase in loan asset balances over the 12 months subsequent to September 30, 2018 through our existing loan purchase and sale agreements.

The other half of the loan asset growth will come from a combination of increases in our unsecured debt and equity. Unsecured debt, net of deferred financing costs increased $7,943 during the nine months ended September 30, 2018, which consisted of an increase in our Notes Program of $3,854 and an increase in the balances of unsecured lines of credit of $4,037 . We anticipate an increase in our unsecured debt through increased sales in the Notes Program to cover most of the increase in loan assets not covered by increases in our secured debt during the 12 months subsequent to September 30, 2018.

Equity increased $519 during the nine months ended September 30, 2018, which consisted of an increase in Series C cumulative preferred units (“Series C Preferred Units”), Series B cumulative preferred units, and Class A common equity of $329 , $80 , and $110 , respectively. We anticipate an increase in our equity during the 12 months subsequent to September 30, 2018 through the issuance of additional Series C Preferred Units. During the year ended December 31, 2017, we increased the amount of Series C Preferred Units outstanding by $1,097. If we are not able to increase our equity through the issuance of additional Series C Preferred Units, we will then attempt to raise additional funds through the Notes Program. If we anticipate the ability to not fund our projected increases in loan balances as discussed above, we may reduce new loan originations to reduce need for additional funds.

Cash provided by operations was $1,640 as of September 30, 2018 as compared to $1,163 for the same period of 2017. Our increase in operating cash flow was primarily due to higher loan originations.

Contractual Obligations

The following table shows the maturity of our outstanding debt as of September 30, 2018:

Year Maturing	Total Amount Maturing	Public Offering	Other Unsecured	Secured Borrowings

2018	$18,254	$1,259	$60	$16,935
2019	12,888	7,386	2,628	2,874
2020	6,723	3,436	3,272	15
2021	3,789	3,773	-	16
2022 and thereafter	3,869	2,121	1,146	602
Total	$45,523	$17,975	$7,106	$20,442

The total amount maturing through year ending December 31, 2019 is $31,142 , which consists of secured borrowings of $19,809 and unsecured borrowings of $11,333 .

Secured borrowings maturing through year ending December 31 , 2019 significantly consists of loan purchase and sale agreements with two loan purchasers (Builder Finance, Inc. and S. K. Funding) and two lenders (Stephen Shuman and Paul Swanson). Our secured borrowings are mostly showing as due by 2019 because the related collateral is demand loans. The following lists our secured facilities with maturity and renewal dates:

●	Swanson – $4,380 due April 2020;
●	Shuman – $1,325 due July 2019;
●	S. K. Funding – $3,500 of the total due July 2019;
●	1st Financial Bank USA – $4,510 no expiration date; and
●	London Financial – $2,860 due September 2019.

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Unsecured borrowings due on December 31, 2019 consist of Notes issued pursuant to the Notes Program and other unsecured debt of $8,645 and $2,688 , respectively. Upon maturity, we will be required to fund the maturities, which we anticipate funding through the issuance of new Notes in our Notes Program. Historically, approximately 75% of our Note holders have reinvested the returned principal and/or interest on their investments in our Notes Program. Our other unsecured debt has historically renewed. For more information on other unsecured borrowings, see Note 5 – Borrowings. If other unsecured borrowings are not renewed in the future, we anticipate funding such maturities through investments in our Notes Program.

Summary

We have the funding available to address the loans we have today, including our unfunded commitments. We anticipate growing our assets through the net sources and uses (12-month liquidity) listed above as well as future capital increases from debt, redeemable preferred equity and regular equity. Although our secured debt is all listed as currently due because of the underlying collateral being demand notes, the vast majority of our secured debt is either contractually set to automatically renew unless notice is given or, in the case of purchase and sale agreements, has no end date as to when the purchasers will not purchase new loans (although they are never required to purchase additional loans).

Inflation, Interest Rates, and Housing Starts

Since we are in the housing industry, we are affected by factors that impact that industry. Housing starts impact our customers’ ability to sell their homes. Faster sales generally mean higher effective interest rates for us, as the recognition of fees we charge is spread over a shorter period. Slower sales generally mean lower effective interest rates for us. Slower sales also are likely to increase the default rate we experience.

Housing inflation generally has a positive impact on our operations. When we lend initially, we are lending a percentage of a home’s expected value, based on historical sales. If those estimates prove to be low (in an inflationary market), the percentage we loaned of the value actually decreases, reducing potential losses on defaulted loans. The opposite is true in a deflationary housing price market. It is our opinion that values are average in many of the housing markets in the U.S. today, and our lending against these values is safer than loans made by financial institutions in 2006 to 2008.

Interest rates have several impacts on our business. First, rates affect housing (starts, home size, etc.). High long term interest rates may decrease housing starts, having the effects listed above. Higher interest rates will also affect our investors. We believe that there will be a spread between the rate our Notes yield to our investors and the rates the same investors could get on deposits at FDIC insured institutions. We also believe that the spread may need to widen if these rates rise. For instance, if we pay 7% above average CD rates when CDs are paying 0.5%, when CDs are paying 3%, we may have to have a larger than 7% difference. This may cause our lending rates, which are based on our cost of funds, to be uncompetitive. High interest rates may also increase builder defaults, as interest payments may become a higher portion of operating costs for the builder. Higher short term rates may increase the rates builders are charged by banks faster than our rates to the builder will grow, which might be a benefit for us. Below is a chart showing three year U.S. treasury rates, which are being used by us here to approximate CD rates. Short term interest rates have risen slightly but are generally low historically.

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Market Yield on U.S. Treasury Securities at 3-Year Constant Maturity
(Source: Federal Reserve)
Yield (% per Year)
16.00%
14.00%
12.00%
10.00%
8.00%
6.00%
4.00%
2.00%
0.00%
1960
1965
1970
1975
1980
1985
1990
1995
2000
2005
2010
2015

Housing prices are also generally correlated with housing starts, so that increases in housing starts usually coincide with increases in housing values, and the reverse is generally true. Below is a graph showing single family housing starts from 2000 through today.

Source: U.S. Census Bureau

To date, changes in housing starts, CD rates, and inflation have not had a material impact on our business.

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Off-Balance Sheet Arrangements

As of September 30, 2018 and December 31, 2017, we had no off-balance sheet transactions, nor do we currently have any such arrangements or obligations.

For the Years ended December 31, 2017 and 2016

Overview

We were organized in the Commonwealth of Pennsylvania in 2007 under the name 84 RE Partners, LLC and changed our name to Shepherd’s Finance, LLC on December 2, 2011. We converted to a Delaware limited liability company on March 29, 2012. Our business is focused on commercial lending to participants in the residential construction and development industry. We believe this market is underserved because of the lack of traditional lenders currently participating in the market. We are located in Jacksonville, Florida. Our operations are governed pursuant to our operating agreement.

The commercial loans we extend are secured by mortgages on the underlying real estate. We extend and service commercial loans to small-to-medium sized homebuilders for the purchase of lots and/or the construction of homes thereon. In some circumstances, the lot is purchased with an older home on the lot which is then either removed or rehabilitated. If the home is rehabilitated, the loan is referred to as a “rehab” loan. We also extend and service loans for the purchase of undeveloped land and the development of that land into residential building lots. In addition, we may, depending on our cash position and the opportunities available to us, do none, any or all of the following: purchase defaulted unsecured debt from suppliers to homebuilders at a discount (and then secure that debt with real estate or other collateral), purchase defaulted secured debt from financial institutions at a discount, and purchase real estate in which we will operate our business.

We had $30,043 and $20,091 in loan assets as of December 31, 2017 and 2016, respectively. As of December 31, 2017, and 2016, respectively, we had 168 and 69 construction loans in 16 and 15 states with 52 and 30 borrowers. As of December 31, 2017, and 2016 we had three development loans in Pittsburgh, Pennsylvania. We have various sources of funding, detailed below:

	December 31, 2017	December 31, 2016
Capital Source
Purchase and sale agreements and other secured borrowings	$11,644	$7,322
Secured line of credit from affiliates	–	–
Unsecured senior line of credit from a bank	–	–
Unsecured Notes through our Notes Program	14,121	11,221
Other unsecured debt	3,069	1,152
Preferred equity Series B units	1,240	1,150
Preferred equity Series C units	1,097	–
Common equity	2,446	2,249

Total	$33,617	$23,094

In 2017 and continuing into 2018, we worked on expanding our loan portfolio, while increasing capital and adding people and infrastructure to accommodate our expansion.

Economic and Industry Dynamics

We found a niche in the home construction financing industry, to become the lender of choice or secondary lender to residential homebuilders during the absence of sufficient lending at the homebuilder’s local financial institution or community bank. Our customers increase their sales and profits by borrowing from us and, in return we generate positive returns on secured loans we make to them.

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Perceived Challenges and Anticipated Responses

The following is not intended to represent a comprehensive list or description of the risks or challenges facing the Company. Currently, our management is most focused on the following challenges along with the corresponding actions to address those challenges:

Perceived Challenges and Risks	Anticipated Management Actions/Response
Potential loan value-to-collateral value issues (i.e., being underwater on particular loans)	We manage this challenge by risk-rating both the geographic region and the builder, and then adjusting the loan-to-value (i.e., the loan amount versus the value of the collateral) based on risk assessments. Additionally, we collect a deposit up-front for construction loans. Despite these efforts, if values in a particular area of the country drop by 60%, we will have loaned more than the value of the collateral. We have found that the best solution to this risk is a speedy resolution of the loan, and helping the builder finish the home rapidly rather than foreclosing on the partially built home. Our experience in this area will help us limit, but not eliminate, the negative effects in the event of another economic downturn.
Concentration of loan portfolio (i.e., how many of the loans are of or with any particular type, customer, or geography)	As of December 31, 2017, and 2016, 22% and 37%, of our outstanding loan commitments consist of loans to one borrower, and the collateral is in one real estate market, Pittsburgh, Pennsylvania. Accordingly, the ultimate collectability of a significant portion of these loans is susceptible to changes in market conditions in that area. As of December 31, 2017, our next two largest customers make up 7% and 5% of our loan commitments, with loans in Sarasota, Florida and Orlando, Florida, respectively. As of December 31, 2016, our next two largest customers made up 11% and 6% of our loan commitments, with loans in Sarasota, Florida and Savannah, Georgia, respectively. In the upcoming years, we plan on continuing to increase our geographic and builder diversity while continuing to focus on our residential homebuilder customers.
Not having funds available to us to service the commitments we have

The typical construction loan has about 60% of its loan amount outstanding on average. That means that on average, about 40% of the commitment is not loaned, usually because the house is not complete. As of December 31, 2017, unfunded commitments totaled $19,312, which we will fund along with our purchase and sale agreement participants. However, if we are short on cash, we could do the following:

● raise interest rates on the Notes we offer to our investors to attract new Note investments;

● sell more secured interest on our loans; or

● draw down on our lines of credit from our affiliates.

Nonpayment of interest by our customers	Most of our customers pay interest on a monthly basis, and these funds are used to, among other things, pay interest on our debt monthly. While we have the liquidity to withstand some nonpayment of interest, if a high percentage of our customers were not paying interest, it will impede our ability to pay our debts on time.
Nonperforming assets	As of December 31, 2017, we had $3,478 in cash and $1,036 in foreclosed assets. These items do not have a return. However, we do have the ability to repay most of our debt without penalty, if we believe that is appropriate.

Opportunities

Although we can give no assurance as to our success, in the future, our management will focus its efforts on the following opportunities:

●	receiving money from the Notes and other sources of capital, sufficient to operate our business and allow for growth and diversification in our loan portfolio;

●	growing loan assets, staffing, and infrastructure to handle it. We hire office staff as loan volume grows, and hire the origination staff, which is field-based, as our liquidity allows for new loan originations. The goal for the field staff is to have a geographic coverage that eventually covers most of the continental U.S.;

●	obtaining lines of credit from financial institutions. We would like the maximum amount (the credit limit) to be 20% of our asset size, and our outstanding amounts to average 10% of our asset size. We added an unsecured line of credit in January 2017, but want more capacity in this area; and

●	retaining a portion of earnings to grow the equity of the Company.

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Understanding and Evaluating Our Operating Results

Our results of operations are driven by three major factors - interest spread, loan losses, and selling, general and administrative (SG&A) expenses.

Interest Spread

Interest spread is generally made up of the following three components:

● Difference between the interest rate received (on our loan assets) and the interest rate paid (on our borrowings).

● Fee income. This fee is generally recognized over the life of the loan, based on the maximum allowed loan balance over the expected life of the loan. The amount of interest spread on these loans will depend on the life of the loans, as well as the fee percentage. As more competition comes into the residential construction lending market, we expect this portion of spread income to decrease as a percentage of assets.

● Amount of nonperforming assets. Since we are paying interest on all money we borrow, any asset created or funded with borrowed funds that does not have an interest return costs us money. There is an interest expense for us, with no interest income to offset it. Generally, there are two types of nonperforming assets. The first is nonperforming loans and related foreclosed assets held, which do not generate interest income unless actually received in cash. The second nonperforming asset type is money borrowed which is not invested in loans. To mitigate the negative spread on unused borrowed funds (idle cash), we can use our lines of credit to handle daily liquidity. We would like to maintain a secured line of credit with a credit limit of 20% of our loan assets, and generally carry a balance of 10% of our loan assets on that line. This way, as money comes in from Notes or loan payoffs, it can be used to pay down the line, and as money goes out for Note redemptions and new loans created, money can be drawn on the line. This will help reduce any negative spread on idle cash. In January 2017, we obtained an unsecured line of credit, with a maximum borrowing limit of $500, which is 2% of our loan assets as of December 31, 2017. We have additional lines of credit which are secured lines. Those lines are typically fully borrowed (with the exception of our lines of credit to affiliates), and have not yet been used to handle daily liquidity.

We calculate interest spread by taking the difference between interest income and expense, and, when we express it as a percentage, by dividing it by our weighted average outstanding loan balance.

Loan Losses

The second major factor in determining our profitability is loan losses. Losses on loans occur with nonperforming loans (i.e., when customers are unable to repay their interest and/or principal). Normally, the loss in this situation is the difference between the collateral value and the loan value, less any costs of disposal. Homes which were constructed in the mid 2000’s created significant losses because many homes were worth less when completed than the appraised value at the time the loan was created. Losses also occur in loans when homes are partly built at the point of default, or never built. Generally, a declining real estate market will be the primary driver for loan losses. We believe that while current values may fall in some real estate markets, in general, values are average and represent an average risk, and that over the last several years in general, values have been rising. Another type of loss relating to loans is the loss which occurs when the loan becomes a foreclosed asset. At the initial conversion from loan to foreclosed asset, there is a calculation of current value of the real estate vs. the loan amount. If this amount is a loss and has not been provided for previously through our allowance for loan losses, there will be a loss in our consolidated financial statements, typically in the loan loss provision. If there is a gain it will show up in non-interest income. If during the ownership of the asset there is a reason to further write the item down, this loss shows as a non-interest expense. If upon sale there is a gain or loss, those items show up as non-interest gains or losses. Even though these items don’t impact interest spread, they are important pieces of our consolidated financial statements.

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SG&A Expenses

SG&A expenses include costs that are not interest and loan/foreclosed asset losses. In 2017, we increased SG&A as compared to 2016 mostly due to increases in the number of employees. We anticipate SG&A expenses increasing as our loan balance increases in 2018; however, this SG&A increase will be partially offset by a reduction in our CEO compensation.

Critical Accounting Estimates

To assist in evaluating our consolidated financial statements, we describe below the critical accounting estimates that we use. We consider an accounting estimate to be critical if: (1) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (2) changes in the estimate that are reasonably likely to occur from period to period, or use of different estimates that we reasonably could have used, would have a material impact on our consolidated financial condition or results of operations.

Loan Losses

Future losses on current loans are estimated in our financial statements. This estimate is important because it is on our largest asset (loans receivable). It is impossible to know what these losses will be, as the condition of the market cannot be determined, and specific situations with each loan are unpredictable and change constantly. Loan losses, as applicable, are accounted for both on the consolidated balance sheets and the consolidated statements of operations. On the consolidated statements of operations, management estimates the amount of losses to capture during the current year. This current period amount incurred is referred to as the loan loss provision. The calculation of our allowance for loan losses, which appears on our consolidated balance sheets, requires us to compile relevant data for use in a systematic approach to assess and estimate the amount of probable losses inherent in our commercial lending operations and to reflect that estimated risk in our allowance calculations. We use the policy summarized as follows:

We establish a collective reserve for all loans which are not more than 60 days past due at the end of each quarter. This collective reserve includes both a quantitative and qualitative analysis. In addition to historical loss information, the analysis incorporates collateral value, decisions made by management and staff, percentage of aging spec loans, policies, procedures, and economic conditions. We analyze the following:

●	Loans to one borrower with less than 10% of our total committed balances; and
●	Loans to one borrower with greater than or equal to 10% of our total committed balances.

We individually analyze for impairment all loans which more than 60 days past are due at the end of each quarter. If required, the analysis includes a comparison of estimated collateral value to the principal amount of the loan.

For impaired loans, if the value determined is less than the principal amount due (less any builder deposit), then the difference is included in the allowance for loan loss. As values change, estimated loan losses may be provided for more or less than the previous period, and some loans may not need a loss provision based on payment history. For homes which are partially complete, we appraise on an as-is and completed basis and use the one that more closely aligns with our planned method of disposal for the property.

For loans greater than 12 months in age that are individually evaluated for impairment, appraisals have been prepared within the last 13 months. For all loans individually evaluated for impairment, there is also a broker’s opinions of value (“BOV”) prepared, if the appraisal is more than six months old. The lower of any BOV prepared in the last six months, or the most recent appraisal, is used, unless we determine a BOV to be invalid based on the comparable sales used. If we determine a BOV to be invalid, we will use the appraised value. Appraised values are adjusted down for estimated costs associated with asset disposal. Broker’s opinion of selling price, currently valid sales contracts on the subject property, or representative recent actual closings by the builder on similar properties may be used in place of a broker’s opinion of value.

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Appraisers are state certified, and are selected by first attempting to utilize the appraiser who completed the original appraisal report. If that appraiser is unavailable or unreasonably expensive, we use another appraiser who appraises routinely in that geographic area. BOVs are created by real estate agents. We try to first select an agent we have worked with, and then, if that fails, we select another agent who works in that geographic area.

Currently, fair value of collateral has the potential to impact the calculation of the loan loss provision. Specifically, relevant to the allowance for loan loss reserve is the fair value of the underlying collateral supporting the outstanding loan balances. Fair value measurements are an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Due to a rapidly changing economic market, an erratic housing market, the various methods that could be used to develop fair value estimates, and the various assumptions that could be used, determining the collateral’s fair value requires significant judgment.

December 31, 2017
Loan Loss
Provision
Change in Fair Value Assumption	Higher/(Lower)
Increasing fair value of the real estate collateral by 35%*	$–
Decreasing fair value of the real estate collateral by 35%**	$1,145

* Increases in the fair value of the real estate collateral do not impact the loan loss provision, as the value generally is not “written up.”

**If the loans were nonperforming, assuming a book amount of the loans outstanding of $30,043, and the fair value of the real estate collateral on all outstanding loans was reduced by 35%, an addition to the loan loss provision of $1,145 would be required.

Foreclosed Assets

Foreclosed assets, as applicable, are accounted for both on the consolidated balance sheets and the consolidated statements of operations. On the consolidated statements of operations, management estimates the amount of impairment to capture when a loan is converted to a foreclosed asset, the impairment when the value of an asset drops below its carrying amount, and any loss or gain upon final disposition of the asset. The calculation of the impairment, which appears on our consolidated balance sheets as a reduction in the asset, requires us to compile relevant data for use in a systematic approach to assess and estimate the value of the asset and therefore any required impairment thereof. We use the policy summarized as follows:

For properties which exist in the condition in which we intend to sell them, we obtain an appraisal of the assets current value. We reduce the appraised value by 10% to account for selling costs. This amount is used to initially book the asset. Typically, prior to the initial booking of the foreclosed asset, the loan has already been reserved to this level. If during ownership, the value of the foreclosed asset drops, an additional impairment is recorded. For assets that need to be improved prior to sale, the above calculation is performed at the time of the booking of the foreclosed asset (an appraisal “as-is”), but subsequent to that, we look at the to be completed value minus 10% and subtract off the estimated cost of remaining work to be done. If this results in additional impairment, it is booked in non-interest expense. For assets which are going to be improved, while the asset is a loan (before it becomes a foreclosed asset) the calculation of the specific loan loss reserve is done based on the to be completed value as compared to the book value plus estimated completion costs. This can result in an impairment at the initial booking of the foreclosed asset.

The fair value of real estate will impact our foreclosed asset value, which is booked at 100% of fair value (after selling costs are deducted). Fair value measurements are an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.

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December 31, 2017
Foreclosed
Assets
Change in Fair Value Assumption	Higher/(Lower)
Increasing fair value of the foreclosed asset by 35%*	$–
Decreasing fair value of the foreclosed asset by 35%	$(363)

* Increases in the fair value of the foreclosed assets do not impact the carrying value, as the value generally is not “written up.” Those gains would be recognized at the sale of the asset.

Other Loss Contingencies

Other loss contingencies are recorded as liabilities when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable. Disclosure is required when there is a reasonable possibility that the ultimate loss will exceed the recorded provision. Contingent liabilities are often resolved over long time periods. Estimating probable losses requires analysis of multiple forecasts that often depend on judgments about potential actions by third parties such as courts, arbitrators, juries, or regulators.

Accounting and Auditing Standards Applicable to “Emerging Growth Companies”

We are an “emerging growth company” under the recently enacted JOBS Act. For as long as we are an “emerging growth company,” we are not required to: (1) comply with any new or revised financial accounting standards that have different effective dates for public and private companies until those standards would otherwise apply to private companies, (2) provide an auditor’s attestation report on management’s assessment of the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (3) comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer or (4) comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the SEC determines otherwise. We intend to take advantage of such extended transition period. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our consolidated financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If we were to subsequently elect to instead comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

Other Significant Accounting Policies

Other significant accounting policies, not involving the same level of measurement uncertainties as those discussed above, are nevertheless important to an understanding of the consolidated financial statements. Policies related to credit quality information, fair value measurements, offsetting assets and liabilities, related party transactions and revenue recognition require difficult judgments on complex matters that are often subject to multiple and recent changes in the authoritative guidance. Certain of these matters are among topics currently under reexamination or have recently been addressed by accounting standard setters and regulators. Specific conclusions have not been reached by these standard setters, and outcomes cannot be predicted with confidence. Also, see Note 2 of our consolidated financial statements, as they discuss accounting policies that we have selected from acceptable alternatives.

Consolidated Results of Operations

Key financial and operating data for the years ended December 31, 2017 and 2016 are set forth below. For a more complete understanding of our industry, the drivers of our business, and our current period results, this discussion should be read in conjunction with our consolidated financial statements, including the related notes and the other information contained in this document.

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Accounting principles generally accepted in the United States of America (U.S. GAAP) require that we report financial and descriptive information about reportable segments and how these segments were determined. Our management determines the allocation and performance of resources based on operating income, net income and operating cash flows. Segments are identified and aggregated based on the products sold or services provided and the market(s) they serve. Based on these factors, management has determined that our ongoing operations are in one segment, commercial lending.

Below is a summary of our income statement for the years ended December 31, 2017 and 2016:

	2017	2016

Net Interest Income
Interest and fee income on loans	$5,812	$3,640
Interest expense:
Interest related to secured borrowings	1,047	570
Interest related to unsecured borrowings	1,660	1,178
Interest expense	$2,707	$1,748

Net interest income	3,105	1,892

Less: Loan loss provision	44	16
Net interest income after loan loss provision	3,061	1,876

Non-Interest Income
Gain on foreclosure of assets	77	44
Gain on sale of foreclosed assets	–	28
Total non-interest income	77	72

Income	3,138	1,948

Non-Interest Expense
Selling, general and administrative	2,090	1,319
Impairment loss on foreclosed assets	266	111
Total non-interest expense	2,356	1,430

Net income	$782	$518

Earned distribution to preferred equity holder	212	107

Net income attributable to common equity holders	$570	$411

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Interest Spread

The following table displays a comparison of our interest income, expense, fees and spread for the years ended December 31, 2017 and 2016:

	2017		2016
Interest Income		*		*
Interest income on loans	$3,914	14%	$2,413	13%
Fee income on loans	1,898	7%	1,227	7%
Interest and fee income on loans	5,812	21%	3,640	20%
Interest expense – secured	1,047	4%	570	3%
Interest expense – unsecured	1,447	5%	911	5%
Amortization of offering costs	213	1%	267	2%
Interest expense	2,707	10%	1,748	10%
Net interest income (spread)	3,105	11%	1,892	10%

Weighted average outstanding loan asset balance	$27,269		$18,249

*annualized amount as percentage of weighted average outstanding gross loan balance

There are three main components that can impact our interest spread:

● Difference between the interest rate received (on our loan assets) and the interest rate paid (on our borrowings). The loans we have originated have interest rates which are based on our cost of funds, with a minimum cost of funds of 5%. For most loans, the margin is fixed at 2%. Future loans are anticipated to be originated at approximately the same 2% margin. This component is also impacted by the lending of money with no interest cost (our equity). Our interest income on loans was higher in 2017 vs. 2016 by 1%. This increase was due to: 1) an increase in the rate we are charging on our development loans, and 2) an increase in the rate charged to builders beyond our standard rates (typically due to the age of the loan). While our average construction loan lasts for eight months, those that go beyond twelve months pay a higher rate of interest, even though they are paying interest on time. Our interest expense in 2017 was the same percentage cost as 2016 (10%).

The difference between the interest income and interest expense was 4% and 3% for 2017 and 2016, respectively. This was due to the interest income increasing, as discussed in the previous paragraph. We anticipate similar numbers in 2018 to the past two years, with some of the same reasons impacting the difference (the percentage of development loans compared to total loans, and the percentage of outstanding dollars on construction loans paying higher than standard rates).

● Fee income. The Pennsylvania Loans originated in December 2011 had a net origination fee of $924. This fee was recognized over the life of the loans, and was fully recognized as of August 2016. Our construction loans have a 5% fee on the amount we commit to lend, which is amortized over the expected life of each of those loans. When loans pay back quicker than their expected life, the remaining unrecognized fee is recognized upon the termination of the loan. For both 2017 and 2016, fee income was 7% of the average outstanding balance on all loans. The decrease in fee income from the development loans in the later part of 2016 and all of 2017 was offset by a higher percentage of our loans being construction loans. In the future, we anticipate creating loans with fees ranging between 4% and 5% of the collateral loan amount, and we anticipate that our fee percentage in 2018 will be similar.

● Amount of nonperforming assets. Generally, we have three types of nonperforming assets that negatively affect interest spread: loans not paying interest, foreclosed assets, and cash. We had two nonperforming loans in the first half of 2017, which terminated in the second half of 2017. Our foreclosed asset balance decreased to $1,036 at December 31, 2017, compared to $2,798 at December 31, 2016. The amount of nonperforming assets is expected to rise over the next twelve months, both due to work expected on the two lots we currently own and due to idle cash increases which are anticipated due to large borrowing inflows.

Loan Loss Provision

We recorded $44 and $16 in the years ended December 31, 2017 and 2016, respectively, in loss reserve related to our collective reserve (loans not individually impaired) and $0 in both years for our specific reserve (for loans individually impaired). We anticipate that the collective and specific reserves will increase as our loan balances rise throughout 2018.

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Non-Interest Income

We recognized foreclosed gains of $0 and $44 in the years ended December 31, 2017 and 2016, respectively, from the initial foreclosure of assets. This represents the difference between our loan book value and the appraised value, net of selling costs, of the real estate. We also sold a foreclosed asset in both 2017 and 2016 and recognized gains of $77 and $28, respectively. We do not anticipate revenue in this area in 2018.

SG&A Expenses

The following table displays our SG&A expenses for the years ended December 31, 2017 and 2016:

	2017	2016
Selling, general and administrative expenses
Legal and accounting	$196	$167
Salaries and related expenses	1,435	798
Board related expenses	108	112
Advertising	59	46
Rent and utilities	33	19
Loan and foreclosed asset expenses	57	62
Travel	78	35
Other	124	80
Total SG&A	$2,090	$1,319

Our payroll cost was significantly higher in 2017 as our staff grew. We anticipate continuing to grow our staff in 2018, however we also anticipate that our CEO will receive significantly less pay in 2018, which may partially offset some of these increases.

Impairment Loss on Foreclosed Assets

We recorded $266 and $111 in the years ended December 31, 2017 and 2016, respectively, in impairment losses of our foreclosed assets (real estate taken in foreclosure). These losses are generally due to either decreases in value or cost overruns in completion. We may have more impairment in 2018 either on our existing or acquired foreclosed assets.

Consolidated Financial Position

Cash and Cash Equivalents

We try to avoid borrowing on our line of credit from affiliates. To accomplish this, we must carry some cash for liquidity. This amount generally grows as our Company grows. At December 31, 2017 and 2016, we had $3,478 and $1,566, respectively, in cash. See our Liquidity and Capital Resources section for more information.

Deferred Financing Costs, Net

We expect that the gross deferred financing amount will continue to increase over time as the anticipated financing costs are deferred when paid, and expensed over the life of the debt associated with the financing using the effective interest method. We also expect that the amortization expense and the accumulated amortization will increase in 2018 as compared to 2017. The deferred financing costs are reflected as a reduction in the unsecured Notes Program.

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The following is a roll forward of deferred financing costs:

	December 31, 2017	December 31, 2016

Deferred financing costs, beginning balance	$1,014	$935
Additions	88	79
Deferred financing costs, ending balance	$1,102	$1,014
Less accumulated amortization	(816)	(603)
Deferred financing costs, net	$286	$411

The following is a roll forward of the accumulated amortization of deferred financing costs:

	December 31, 2017	December 31, 2016

Accumulated amortization, beginning balance	$603	$336
Additions	213	267
Accumulated amortization, ending balance	$816	$603

Loans Receivable

Commercial Loans – Construction Loan Portfolio Summary

The following is a summary of our loan portfolio to builders for home construction loans as of December 31, 2017:

State	Number of Borrowers		Number of Loans	Value of Collateral (1)	Commitment Amount	Amount Outstanding	Loan to Value Ratio(2)		Loan Fee
Colorado	3		6	$3,224	$2,196	$925	68%		5%
Delaware	1		1	244	171	147	70%		5%
Florida	15		54	25,368	16,555	10,673	65%		5%
Georgia	7		13	8,932	5,415	3,535	61%		5%
Indiana	2		2	895	566	356	63%		5%
Michigan	4		25	7,570	4,717	2,611	62%		5%
New Jersey	2		11	3,635	2,471	1,227	68%		5%
New York	1		5	1,756	929	863	53%		5%
North Carolina	3		6	1,650	1,155	567	70%		5%
Ohio	1		1	711	498	316	70%		5%
Oregon	1		1	607	425	76	70%		5%
Pennsylvania	2		20	15,023	7,649	5,834	51%		5%
South Carolina	7		18	4,501	3,058	1,445	68%		5%
Tennessee	1		2	690	494	494	72%		5%
Utah	1		2	790	553	344	70%		5%
Virginia	1		1	335	235	150	70%		5%
Total	52	(4)	168	$75,931	$47,087	$29,563	62	%(3)	5%

(1)	The value is determined by the appraised value.

(2)	The loan to value ratio is calculated by taking the commitment amount and dividing by the appraised value.

(3)	Represents the weighted average loan to value ratio of the loans.

(4)	We have one builder in two states.

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The following is a summary of our loan portfolio to builders for home construction loans as of December 31, 2016:

State	Number of Borrowers	Number of Loans	Value of Collateral (1)	Commitment Amount	Amount Outstanding	Loan to Value Ratio(2)		Loan Fee
Colorado	1	3	$1,615	$1,131	$605	70%		5%
Connecticut	1	1	715	500	479	70%		5%
Delaware	1	2	244	171	40	70%		5%
Florida	7	15	14,014	8,548	4,672	61%		5%
Georgia	4	9	6,864	4,249	2,749	62%		5%
Idaho	1	1	319	215	205	67%		5%
Michigan	1	1	210	126	118	60%		5%
New Jersey	1	3	977	719	528	74%		5%
New York	1	4	1,745	737	685	42%		5%
North Carolina	2	2	1,015	633	216	62%		5%
Ohio	1	1	1,405	843	444	60%		5%
Pennsylvania	2	15	12,725	6,411	5,281	50%		5%
South Carolina	5	7	2,544	1,591	783	63%		5%
Tennessee	1	3	1,080	767	430	71%		5%
Utah	1	2	715	500	252	70%		5%
Total	30	69	$46,187	$27,141	$17,487	59	%(3)	5%

Commercial Loans – Real Estate Development Loan Portfolio Summary

The following is a summary of our loan portfolio to builders for land development as of December 31, 2017 and December 31, 2016:

Year	State	Number of Borrowers	Number of Loans	Value of Collateral(1)	Commitment Amount(3)	Gross Amount Outstanding	Loan to Value Ratio(2)	Loan Fee
2017	Pennsylvania	1	3	$4,997	$4,600	$2,811	56%	$1,000
2016	Pennsylvania	1	3	6,586	5,931	4,082	62%	1,000

(1)	The value is determined by the appraised value adjusted for remaining costs to be paid and third-party mortgage balances. Part of this collateral is $1,240 in 2017 and $1,150 in 2016 of preferred equity in our Company. In the event of a foreclosure on the property securing these loans, the portion of our collateral that is preferred equity in our Company might be difficult to sell, which could impact our ability to eliminate the loan balance.

(2)	The loan to value ratio is calculated by taking the outstanding amount and dividing by the appraised value calculated as described above.

(3)	The commitment amount does not include letters of credit and cash bonds, as the sum of the total balance outstanding including the cash bonds plus the letters of credit and remaining to fund for construction is less than the $4,600 commitment amount.

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Financing receivables are comprised of the following:

	December 31, 2017	December 31, 2016

Loans receivable, gross	$32,375	$21,569
Less: Deferred loan fees	(847)	(618)
Less: Deposits	(1,497)	(861)
Plus: Deferred origination expense	109	55
Less: Allowance for loan losses	(97)	(54)

Loans receivable, net	$30,043	$20,091

In 2018, we anticipate continued growth in our loans receivable, net, and all of the items that comprise it (seen in the chart above).

Roll forward of commercial loans:

	December 31, 2017	December 31, 2016

Beginning balance	$20,091	$14,060
Additions	33,451	23,184
Payoffs/sales	(22,645)	(15,168)
Moved to foreclosed assets	–	(1,639)
Change in deferred origination expense	55	55
Change in builder deposit	(636)	(340)
Change in loan loss provision	(44)	(16)
New loan fees	(2,127)	(1,270)
Earned loan fees	1,898	1,225

Ending balance	$30,043	$20,091

Credit Quality Information

Finance Receivables – By risk rating:

	December 31, 2017	December 31, 2016

Pass	$25,656	$18,275
Special mention	6,719	3,294
Classified – accruing	–	–
Classified – nonaccrual	–	–

Total	$32,375	$21,569

Please see our notes to consolidated financial statements for more information about the ratings in the table above.

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Finance Receivables – Method of impairment calculation:

	December 31, 2017	December 31, 2016

Performing loans evaluated individually	$14,992	$12,424
Performing loans evaluated collectively	17,383	9,145
Non-performing loans without a specific reserve	–	–
Non-performing loans with a specific reserve	–	–

Total evaluated collectively for loan losses	$32,375	$21,569

Below is an aging schedule of loans receivable as of December 31, 2017, on a recency basis:

	No. Accts.	Unpaid Balances	%
Current loans (current accounts and accounts on which more than 50% of an original contract payment was made in the last 59 days)	153	$26,421	82%
60-89 days	18	5,954	18%
90-179 days	–	–	0%
180-269 days	–	–	0%

Subtotal	171	$32,375	100%

Interest only accounts (Accounts on which interest, deferment, extension and/or default charges were received in the last 60 days)	–	$–	-%

Partial Payment accounts (Accounts on which the total received in the last 60 days was less than 50% of the original contractual monthly payment. “Total received” to include interest on simple interest accounts, as well as late charges on deferment charges on pre-computed accounts.)	–	$–	-%

Total	171	$32,375	100%

Below is an aging schedule of loans receivable as of December 31, 2016, on a recency basis:

	No. Accts.	Unpaid Balances	%
Current loans (current accounts and accounts on which more than 50% of an original contract payment was made in the last 59 days)	71	$18,617	86%
60-89 days	1	2,952	14%
90-179 days	–	–	–%
180-269 days	–	–	–%

Subtotal	72	$21,569	100%

Interest only accounts (Accounts on which interest, deferment, extension and/or default charges were received in the last 60 days)	–	$–	–%

Partial Payment accounts (Accounts on which the total received in the last 60 days was less than 50% of the original contractual monthly payment. “Total received” to include interest on simple interest accounts, as well as late charges on deferment charges on pre-computed accounts.)	–	$–	–%

Total	72	$21,569	100%

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Below is an aging schedule of loans receivable as of December 31, 2017, on a contractual basis:

	No. Accts.	Unpaid Balances	%
Contractual Terms - All current Direct Loans and Sales Finance Contracts with installments past due less than 60 days from due date.	153	$26,421	82%
60-89 days	18	5,954	18%
90-179 days	–	–	0%
180-269 days	–	–	0%

Subtotal	171	$32,375	100%

Interest only accounts (Accounts on which interest, deferment, extension and/or default charges were received in the last 60 days)	–	$–	–%

Partial Payment accounts (Accounts on which the total received in the last 60 days was less than 50% of the original contractual monthly payment. “Total received” to include interest on simple interest accounts, as well as late charges on deferment charges on pre-computed accounts.)	–	$–	–%

Total	171	$32,375	100%

Below is an aging schedule of loans receivable as of December 31, 2016, on a contractual basis:

	No. Accts.	Unpaid Balances	%
Contractual Terms - All current Direct Loans and Sales Finance Contracts with installments past due less than 60 days from due date.	71	$18,617	86%
60-89 days	1	2,952	14%
90-179 days	–	–	0%
180-269 days	–	–	0%

Subtotal	72	$21,569	100%

Interest only accounts (Accounts on which interest, deferment, extension and/or default charges were received in the last 60 days)	–	$–	–%

Partial Payment accounts (Accounts on which the total received in the last 60 days was less than 50% of the original contractual monthly payment. “Total received” to include interest on simple interest accounts, as well as late charges on deferment charges on pre-computed accounts.)	–	$–	–%

Total	72	$21,569	100%

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Foreclosed Assets

Roll forward of foreclosed assets for the years ended December 31, 2017 and 2016:

	2017	2016

Beginning balance	$2,798	$965
Additions from loans	–	1,813
Additions for construction/development	317	566
Sale proceeds	(1,890)	(463)
Gain on Sale	77	28
Impairment loss on foreclosed assets	(266)	(111)

Ending balance	$1,036	$2,798

We started 2016 with five foreclosed assets. One sold in 2016. We added a new one in 2016. In 2017, we did not add any new foreclosed assets, and we sold one. That left us with four foreclosed assets at the end of 2017. The impairments we recognized in both 2016 and 2017 were on two of the foreclosed assets we still own. We look to sell some of the four assets that we own in 2018. Two of the assets are built homes, and two are lots on which we are building homes.

Customer Interest Escrow

The Pennsylvania Loans called for a funded interest escrow account which was funded with proceeds from the Pennsylvania Loans. The initial funding on that interest escrow was $450. The balance as of December 31, 2017 and 2016 was $466 and $541, respectively. To the extent the balance is available in the interest escrow, interest due on certain loans is deducted from the interest escrow on the date due. The interest escrow is increased by 20% of lot payoffs on the same loans, and by interest and/or distributions on a loan in which we are the borrower and Investor’s Mark Acquisitions, LLC is the lender and on the Series B preferred equity. All of these transactions are noncash to the extent that the total escrow amount does not need additional funding.

We have 30 and 16 other loans active as of December 31, 2017 and 2016, respectively, which also have interest escrows. The cumulative balance of all interest escrows other than the Pennsylvania Loans was $469 and $271 as of December 31, 2017 and 2016, respectively. We anticipate a moderate growth in the interest escrow balance during 2018.

Roll forward of interest escrow for the years ended December 31, 2017 and 2016:

	2017	2016

Beginning balance	$812	$498
Preferred equity dividends	115	104
Additions from Pennsylvania Loans	480	956
Additions from other loans	1,163	430
Interest, fees, principle or repaid to borrower	(1,635)	(1,176)

Ending balance	$935	$812

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Notes Payable Unsecured

Notes payable unsecured as of December 31, 2017 and 2016 was $16,904 and 11,962, respectively. A significant portion of the notes payable was from our Notes offering in the amounts of $14,121 and $11,221 as of December 31, 2017 and 2016, respectively. The unsecured portion of the Swanson line of credit (see Lines of Credit below) was $1,904 and $0 for December 31, 2017 and 2016, respectively. We expect our notes payable unsecured balance to increase as we raise funds to cover our expected growth in loan assets.

Secured Borrowings

Purchase and Sale Agreements

We have two purchase and sale agreements where we are the seller of portions of loans we create. The two purchasers are Builder Finance, Inc. (“Builder Finance”) and S.K. Funding, LLC (“S.K. Funding”).

In July 2017, we entered into the Sixth Amendment (the “Sixth Amendment”) to our Loan Purchase and Sale Agreement (the “Agreement”) with S.K. Funding. The purpose of the Sixth Amendment was to allow S.K. Funding to purchase portions of the Pennsylvania Loans for a purchase price of $3,000 under parameters different from those specified in the Agreement. The Pennsylvania Loans purchased pursuant to the Sixth Amendment consist of a portion of the loans to the Hoskins Group. We will continue to service the loans. The timing of the Company’s principal and interest payments to S.K. Funding under the Sixth Amendment, and S.K. Funding’s obligation to fund the Pennsylvania Loans, vary depending on the total principal amount of the Pennsylvania Loans outstanding at any time. The Pennsylvania Loans had a principal amount in excess of $4,000 as of the effective date of the Sixth Amendment. While the total principal amount of the Pennsylvania Loans exceeds $1,000, S.K. Funding must fund (by paying the Company) the amount by which the total principal amount of the Pennsylvania Loans exceeds $1,000, with such total amount funded not exceeding $3,000. The interest rate accruing to S.K. Funding under the Sixth Amendment is 10.5% calculated on a 365/366-day basis. When the total principal amount of the Pennsylvania Loans is less than $4,000, the Company will also repay S.K. Funding’s principal as principal payments are received on the Pennsylvania Loans from the underlying borrowers in the amount by which the total principal amount of the Pennsylvania Loans is less than $4,000 until S.K. Funding’s principal has been repaid in full. S.K. Funding will continue to be obligated, as described in this paragraph, to fund (by paying the Company) the Pennsylvania Loans for any increases in the outstanding balance of the Pennsylvania Loans up to no more than a total outstanding amount of $4,000.

The Sixth Amendment has a term of 24 months from the effective date and will automatically renew for additional six-month terms unless either party gives written notice of its intent not to renew the Sixth Amendment at least six months prior to the end of a term. Further, no Protective Advances (as such term is defined in the Agreement) will be required with respect to the Pennsylvania Loans. S.K. Funding will have a priority position as compared to the Company in the case of a default by any of the borrowers.

Lines of Credit

In July 2017, we entered into a line of credit agreement with a group of lenders (“Shuman”). The line is secured with assignments of certain notes and mortgages and carries a total cost of funds to us of 10%. The maximum amount we can draw on the line is $1,325, which was fully borrowed as of December 31, 2017. The Shuman line of credit is due in July 2018.

In October 2017, we entered into a Line of Credit Agreement (the “LOC Agreement”) with Paul Swanson (the “Lender”). Pursuant to the LOC Agreement, the Lender will provide us with a revolving line of credit (the “Line of Credit”) not to exceed $4,000. The LOC Agreement is effective as of October 23, 2017 and will terminate 15 months after that date unless extended by the Lender for one or more additional 15-month periods. We may terminate the LOC Agreement by providing the Lender with notice at least 60 days in advance of the original termination or any renewal termination date.

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The Line of Credit requires monthly payments of interest only during the term of the Line of Credit, with the principal balance due upon termination. The unpaid principal amounts advanced on the Line of Credit bear interest for each day until due at a fixed rate per annum (computed on the basis of a year of 360 days for actual days elapsed) for each day at 9%. We may, at our option, choose to prepay the principal, interest, or other amounts due from us under the Line of Credit in whole or in part at any time.

We are pledging, and will continue to pledge in the future, certain of our commercial loans as collateral for the Line of Credit (the “Collateral Loans”) pursuant to the Collateral Assignment of Notes and Documents dated as of October 23, 2017. The amount outstanding under the Line of Credit may not exceed 67% of the aggregate amount outstanding on the Collateral Loans then pledged to secure the Line of Credit. Our obligation to repay the Line of Credit is evidenced by two Promissory Notes from us dated October 23, 2017 (the “Promissory Notes”), one evidencing a promise to repay the secured portion of the Line of Credit and one evidencing a promise to repay the unsecured portion of the Line of Credit. As of December 31, 2017, the secured portion of the borrowings was $2,096 and the unsecured was $1,904.

R. Scott Summers, P.L.L.C., a West Virginia professional limited liability company (the “Custodian”) will serve as the custodian to hold the Collateral Loans for the benefit of the Lender pursuant to the Custodial Agreement dated as of October 23, 2017 between us, the Lender, and the Custodian. The Custodian is owned by R. Scott Summers, an investor in our public Notes offering and the son of Kenneth R. Summers, one of our independent managers. The Custodian is responsible for certifying to the Lender that it has received the relevant Collateral Loan assignment documentation from us. We are responsible for paying the Custodian’s monthly fee, which is equal to 1% interest on the amount of the Collateral Loans outstanding in the Custodian’s custody.

Summary

The secured borrowings are detailed below:

	December 31, 2017		December 31, 2016
		Due From		Due From
	Book Value of	Shepherd’s	Book Value of	Shepherd’s
	Loans which	Finance to Loan	Loans which	Finance to Loan
	Served as Collateral	Purchaser or Lender	Served as Collateral	Purchaser or Lender
Loan purchaser
Builder Finance	$7,483	$4,089	$5,779	$2,517
S.K. Funding	9,128	4,134	7,770	4,805
Shuman	1,747	1,325	–	–
Paul Swanson	2,518	2,096	–	–

Total	$20,876	$11,644	$13,549	$7,322

As of December 31, 2016, the $7,770 of loans which served as collateral for S.K. Funding did not include the book value of the foreclosed assets which also secure their position, which amount was $1,813.

We anticipate growing our secured borrowings as our loan assets grown.

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Contractual Obligations

The following table shows the maturity of outstanding debt as of December 31, 2017. Note that all of our secured debt is listed as current because each advance is due when the loan serving as collateral is repaid, and those loans are demand loans. Also, the accrued interest column includes interest we have not yet incurred.

Year Maturing	Total Amount Maturing	Public Offering	Other Unsecured	Purchase and Sale Agreements

< 1 year	$18,681	$4,633	$2,404	$11,644
1-3 years	10,153	9,488	665	–
3-5 years	–	–	–	–
>5 years	–	–	–	–

Total	$28,834	$14,121	$3,069	$11,644

We are obligated to lend money to customers based on agreements we have with them. We do not always have the maximum amount obligated outstanding at any given time. The amount we have not loaned, but are obligated to lend, under certain conditions is a potential liquidity use. This amount was $19,312 as of December 31, 2017 and $11,503 as of December 31, 2016. See Note 10 of our consolidated 2017 financial statements for more information regarding contractual obligations.

Liquidity and Capital Resources

Our operations are subject to certain risks and uncertainties, particularly related to the concentration of our current operations, a significant portion of which is to a single customer and geographic region, as well as the evolution of the current economic environment and its impact on the United States real estate and housing markets. Both the concentration of risk and the economic environment could directly or indirectly cause or magnify losses related to certain transactions and access to and cost of adequate financing.

The Company’s anticipated primary sources of liquidity are:

Item	December 31, 2017	December 31, 2016	Comment
Secured debt	$16,286	$8,882	We have two purchase and sale agreements and two secured lines of credit. Both lines of credit mature in 2018. We anticipate this source of liquidity to grow in 2018 as our loan assets grow.
Unsecured debt	11,391	5,524	Our current Notes offering will expire in September 2018, and we anticipate conducting another offering, as this source of capital needs to grow with our projected increase in loan balances in 2018. We do not offer demand deposits (i.e. a checking account) due to the liquidity consequences.
Interest Income	3,914	2,413	We are somewhat dependent on our larger borrowers to pay interest. We tie our interest rate to the cost of our funds. We anticipate this source to increase in proportion to our increase in loan balances.
Funds from the sale of foreclosed assets	1,890	463	We anticipate this number in 2018 to be between the last two years.
Funds from our unsecured line of credit	-	-	During 2017 we borrowed against our $500 line of credit with Builder Finance and anticipate borrowing again in 2018 as liquidity dictates.
Cash on hand	3,478	1,566

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The Company’s anticipated primary uses of liquidity are:

Item	December 31, 2017	December 31, 2016	Comment
Unfunded and new loans	$19,312	$11,503	We have loan commitments which are unfunded which will need to be funded as the collateral of these loans is built. As we create new loans, some portion of those will be funded at the initial creation of the loan, and then the rest over time. The new loans are not included in the numbers to the left.
Payments on secured debt	11,964	5,243	As loans mature and payoff, we must either replace the collateral with new collateral, or repay the funds borrowed against that loan.
Payments on unsecured debt	6,574	2,247	We anticipate this number growing in 2018.
Distributions to owners	487	540	This number is likely to grow in 2018 as our earnings should grow.

Priority of Borrowings

The following table displays our borrowings and a ranking of priority in the legal sense of liquidation. The lower the number, the higher the priority.

	Priority Rank	December 31, 2017	December 31, 2016
Borrowing Source
Purchase and sale agreements and other secured borrowings	1	$11,644	$7,322
Secured line of credit from affiliates	2	–	–
Unsecured line of credit (senior)	3	–	–
Other unsecured debt (senior subordinated)	4	279	279
Unsecured Notes through our public offering, gross	5	14,121	11,221
Other unsecured debt (subordinated)	5	2,617	700
Other unsecured debt (junior subordinated)	6	173	173

Total		$28,834	$19,695

Inflation, Interest Rates, and Housing Starts

Since we are in the housing industry, we are affected by factors that impact that industry. Housing starts impact our customers’ ability to sell their homes. Faster sales mean higher effective interest rates for us, as the recognition of fees we charge is spread over a shorter period. Slower sales mean lower effective interest rates for us. Slower sales are likely to increase the default rate we experience.

Housing inflation has a positive impact on our operations. When we lend initially, we are lending a percentage of a home’s expected value, based on historical sales. If those estimates prove to be low (in an inflationary market), the percentage we loaned of the value actually decreases, reducing potential losses on defaulted loans. The opposite is true in a deflationary housing price market. It is our opinion that values are average in many of the housing markets in the U.S. today, and our lending against these values is safer than loans made by financial institutions in 2006 to 2008.

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Interest rates have several impacts on our business. First, rates affect housing (starts, home size, etc.). High long-term interest rates may decrease housing starts, having the effects listed above. Higher interest rates will also affect our investors. We believe that there will be a spread between the rate our Notes yield to our investors and the rates the same investors could get on deposits at FDIC insured institutions. We also believe that the spread may need to widen if these rates rise. For instance, if we pay 7% above average CD rates when CDs are paying 0.5%, when CDs are paying 3%, we may have to have a larger than 7% difference. This may cause our lending rates, which are based on our cost of funds, to be uncompetitive. High interest rates may also increase builder defaults, as interest payments may become a higher portion of operating costs for the builder. Below is a chart showing three-year U.S. treasury rates, which are being used by us here to approximate CD rates. Short term interest rates have risen slightly but are generally low historically.

Market Yield on U.S. Treasury Securities at 3-Year Constant Maturity

Market Yield on U.S. Treasury Securities at 3-Year Constant Maturity
(Source: Federal Reserve)
Yield (% per Year)
16.00%
14.00%
12.00%
10.00%
8.00%
6.00%
4.00%
2.00%
0.00%
1962
1964
1966
1968
1970
1972
1974
1976
1978
1980
1982
1984
1986
1988
1990
1992
1994
1996
1998
2000
2002
2004
2006
2008
2010
2012
2014
2016

(Source: Federal Reserve)

Housing prices are also generally correlated with housing starts, so that increases in housing starts usually coincide with increases in housing values, and the reverse is generally true. Below is a graph showing single family housing starts from 2000 through today.

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Annual Single Family Housing Starts in the U.S.
(in millions)
Annual Housing Starts
2.00
1.80
1.60
1.40
1.20
1.00
0.80
0.60
0.40
0.20
-
2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018
Year
(*Through December 2017)

(Source: U.S. Census Bureau)

To date, changes in housing starts, CD rates, and inflation have not had a material impact on our business.

Off-Balance Sheet Arrangements

As of December 31, 2017, we had no off-balance sheet transactions, nor do we currently have any such arrangements or obligations.

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MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material federal income tax consequences relating to the ownership and disposition of the Notes. The discussion is based upon the current provisions of the Code, regulations issued under the Code and judicial or ruling authority, all of which are subject to change that may be applied retroactively. The discussion assumes that the Notes are held as capital assets and does not discuss the federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold a Note as a position in hedging, straddle, or conversion transactions, or persons that have a functional currency other than the U.S. dollar. If a partnership holds a Note, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. In addition, this discussion does not address holders other than original purchasers. Certain individuals, trusts, and estates are subject to a Medicare tax of 3.8% on the lesser of (i) “net investment income”, or (ii) the excess of modified adjusted gross income over a threshold amount. Net investment income generally includes interest income and net gains from the disposition of Notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). In addition to the federal income tax consequences described above, you should also consider the state income tax consequences of the acquisition, ownership, and disposition of the Notes. State income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state. You are urged to consult your own tax advisor to determine the specific federal, state, local, and any other tax consequences applicable to you relating to your ownership and disposition of the Notes.

Interest Income on the Notes

Subject to the discussion below applicable to “non-U.S. holders,” unless the original issue discount or “OID” rules otherwise require, interest paid on the Notes will generally be taxable to you as ordinary income in the year the interest is paid or accrued in accordance with your method of accounting for tax purposes.

OID is a form of interest that generally exists when a debt instrument’s stated redemption price at maturity exceeds its issue price. However, we do not believe that the Notes will give rise to OID since they are generally issued at a price equal to their redemption amount. If OID were to exist, under the OID rules, the excess of total payments on a Note, including interest that is not unconditionally payable at least annually throughout the term of the Note, will be currently deductible by the issuer and currently includible in income by the holder, under the constant yield method. Under the constant yield method, you generally would be required to include in income increasingly greater amounts of OID in successive accrual periods. You should consult with your tax or other professionals regarding the existence and impact, if any, of OID on your investment and taxes. A cash method holder of a Note may be taxed differently than an accrual method holder of a Note.

Treatment of Dispositions of Notes

Upon the sale, exchange, redemption, retirement, or other taxable disposition of a Note, you will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition and your adjusted tax basis in the Note. Your adjusted tax basis in a Note generally will equal your original cost for the Note, increased by any accrued but unpaid interest, including OID, you previously included in income with respect to the Note and reduced by any payments you previously received, other than interest that is unconditionally payable at least annually throughout the term of the Note, with respect to the Note. Any gain or loss will be capital gain or loss, except for gain representing accrued interest not previously included in your income. This capital gain or loss will be short-term or long-term capital gain or loss, depending on whether the Note had been held for more than 12 months or for 12 months or less.

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Non-U.S. Holders

Generally, if you are a nonresident alien individual or a non-U.S. corporation and do not hold the Note in connection with a United States trade or business, interest paid and OID accrued on the Notes will be treated as “portfolio interest” and therefore will be exempt from a 30% United States withholding tax. In that case, you will be entitled to receive interest payments on the Notes free of United States federal income tax provided that you periodically provide a statement on applicable IRS forms certifying under penalty of perjury that you are not a United States person and provide your name and address. In addition, in that case you will not be subject to United States federal income tax on gain from the disposition of a Note unless you are an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other requirements are met. Interest paid and accrued OID paid to a non-U.S. person are not subject to withholding if they are effectively connected with a United States trade or business conducted by that person and we are provided a properly executed IRS Form W-8ECI. They will, however, generally be subject to the regular United States income tax. If you are a non-U.S. corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business also may be subject to a “branch profits tax” at a 30% rate, although an applicable income tax treaty may provide for lower rate.

Reporting and Backup Withholding

We will report annually to the Internal Revenue Service and to holders of record that are not excepted from the reporting requirements any information that may be required with respect to interest on the Notes.

Under certain circumstances, as a holder of a Note, you may be subject to “backup withholding.” Backup withholding may apply to you if you are a United States person and, among other circumstances, you fail to furnish on IRS Form W-9 or a substitute Form W-9 your Social Security number or other taxpayer identification number to us. Backup withholding may apply, under certain circumstances, if you are a non-U.S. person and fail to provide us with the statement necessary to establish an exemption from federal income and withholding tax on interest on the Note. Backup withholding, however, does not apply to payments on a Note made to certain exempt recipients, such as corporations and tax-exempt organizations, and to certain non-U.S. persons. Backup withholding is not an additional tax and may be refunded or credited against your United States federal income tax liability, provided that you furnish certain required information.

This federal tax discussion is included for general information only and may not be applicable depending upon your particular situation. You are urged to consult your own tax advisor with respect to the specific tax consequences to you of the ownership and disposition of the Notes, including the tax consequences under state, local, foreign, and other tax laws and the possible effects of changes in federal or other tax laws.

Foreign Account Tax Compliance Withholding

Sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), impose a U.S. withholding tax of a 30% on payments of interest on the Notes and, on or after January 1, 2017, the gross proceeds from a sale or other disposition of the Notes paid to (i) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), and (ii) a foreign entity that is not a financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. An intergovernmental agreement between the U.S. and the applicable foreign country may modify these requirements. Prospective investors should consult their own tax advisors regarding the implications of FATCA with respect to their purchase, ownership, and disposition of the Notes.

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CERTAIN EMPLOYEE BENEFIT PLAN CONSIDERATIONS

The following is a summary of certain considerations relating to the ownership, holding, and disposition of the Notes by employee benefit plans, IRAs or other tax-favored benefit accounts that are subject to ERISA, Section 4975 of the Code, or any other federal, state, local, non-U.S., or other laws, rules, or regulations that are similar to ERISA or such provisions of the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA) of any such plan or account (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Notes by any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code, or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control, and prohibited transaction provisions of ERISA, the Code, and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Notes by an ERISA Plan with respect to which we are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class, or individual prohibited transaction exemption. In addition, Section 408(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions if neither we nor any of our affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice for a fee with respect to the assets of any ERISA Plan involved in the acquisition or holding of the Notes and provided further that the ERISA Plan pays no more than adequate consideration in connection with the acquisition and holding of the Notes. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a Note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Notes constitutes assets of any Plan or (ii) the purchase and holding of the Notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or any similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes (and holding or disposing the Notes) on behalf of any Plan or otherwise with “plan assets,” consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code, and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase, holding, and disposition of the Notes.

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MANAGEMENT

Executive Officers and Board of Managers

Included below is certain information about our managers and executive officers. Pursuant to our operating agreement, which was amended and restated on November 6, 2017, our managers are initially appointed to terms of one year, two years, and three years. Following the expiration of these initial terms, our managers are elected to three-year staggered terms. Mr. Wallach was initially elected to a three-year term that expired in March 2016 and his current three-year term expires in March 2019, Mr. Summers was initially elected to a two-year term that expired in March 2014 and his current three-year term expires in March 2020, and Mr. Rauscher was initially elected to a three-year term that expired in March 2018 and his current three-year term expires in March 2021.

Daniel M. Wallach, age 51 , is our Chief Executive Officer and a manager. He has been our Chief Executive Officer since our Company was founded and, prior to the addition of the two independent managers in March 2012, he was our sole manager. Mr. Wallach has over 25 years of experience in finance and real estate. Prior to his time with us, most recently, from May 2011 to July 2011, Mr. Wallach was an Executive Vice President for ProBuild Holdings, a building material supplier to homebuilders. Before that, from 1985 to 1989, and 1990 to April 2011, Mr. Wallach held various positions with 84 Lumber Company and affiliates, including Chief Financial Officer and Director. 84 Lumber is a building material supplier to homebuilders and was, at that time, one of our affiliates. At 84 Lumber, Mr. Wallach oversaw the company’s financial and accounting function, including all aspects related to financial reporting, debt financing, customer financing, customer credit and management information systems. Mr. Wallach was also intimately involved with the creation of 84 FINANCIAL, L.P., a finance company affiliated with and owned by 84 Lumber, which had investment objectives similar to ours. Mr. Wallach has also held operational and finance positions with a mortgage brokerage firm and a building contractor. He graduated from Washington and Jefferson College in Washington, Pennsylvania with a B.A. in Business Administration.

Barbara L. Harshman, age 43, is our Executive Vice President of Operations, a position to which she was appointed in July 2015. Ms. Harshman joined the Company in August 2012 as Vice President of Operations. Prior to joining the Company, from 2005 to 2012, Ms. Harshman worked in various positions in 84 Lumber Company’s lending operations, including Vice President of Lending. Ms. Harshman also worked as a credit manager for 84 Lumber during 2004 and 2005, where she managed a portfolio of $35,000,000 of unsecured debt owed by builders. Ms. Harshman graduated from Baylor University with a B.A. in Anthropology.

Catherine Loftin, age 40, is our Chief Financial Officer, a position to which she was appointed in January 2018. Ms. Loftin previously served as our Controller from November 2017 until her appointment as Chief Financial Officer. Ms. Loftin is a Certified Public Accountant registered in the State of Georgia. Prior to joining the Company, Ms. Loftin was the Corporate Controller for Lucas Group from November 2016 to June 2017. Prior to Lucas Group, Ms. Loftin was a Division Controller for Pulte Group from July 2014 through November 2016. Prior to Pulte Group, Ms. Loftin was the Director of Financial Reporting for DS Services Holdings, Inc. from November 2013 to April 2014. Ms. Loftin spent a majority of her career with Simmons Bedding Company as Manager of Financial Reporting from 2006 to November 2013. Ms. Loftin started her accounting career with PricewaterhouseCoopers, after an internship with PricewaterhouseCoopers. Ms. Loftin received her Bachelors of Business of Administration from the Terry College of Business at the University of Georgia, and her Masters of Accounting from Kennesaw State University’s Coles College of Business.

William Myrick, age 57, is our Executive Vice President of Sales, a position to which he was appointed in March 2018. Mr. Myrick was one of our independent managers from March 2012 to March 2018. He has been involved in lumber and building materials for over 35 years. From July 2012 through December 2017, Mr. Myrick was the CEO of American Builders Supply, a building material supplier to homebuilders, where he was responsible for all aspects of the management of that business. From January 2007 to July 2011, he held various executive officer positions with ProBuild Holdings, including, most recently, CEO, and was responsible for all aspects of the management of ProBuild’s business. From 1982 to January 2007, Mr. Myrick was with 84 Lumber Company, where he held positions including, most recently, Chief Operating Officer. Mr. Myrick served as a director of ProBuild from July 2010 to July 2011, and currently serves as a director of American Builders Supply, a position he has held since July 2012. He is a graduate of the Advanced Management Program from Harvard Business School.

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Kenneth R. Summers, age 73 , has been one of our independent managers since March 2012. Mr. Summers retired from United Bank, Inc. of Morgantown, West Virginia in July 2011, but continues to be associated with United Bank, a regional bank. Prior to retirement, he had been an Executive Vice President for United Bank since 2001. In that role he was responsible for the expansion and recognition of the bank’s franchise in north central West Virginia. Mr. Summers has over 30 years of experience as a community bank executive. He graduated from the University of Charleston with a B.S. in Accounting and Management.

Eric A. Rauscher, age 53, has been one of our independent managers since March 2015. Mr. Rauscher has been the owner of Rauscher Financial, an insurance and financial services company, since November 2001. Mr. Rauscher is a licensed insurance sales person and has worked in that industry since 1999. Prior to that, he spent over 10 years as an Executive Field Sales Engineer with Square D Company. He graduated from Case Western Reserve University with a B.S. in Electrical Engineering and Applied Physics, with a minor in Economics.

Committees of the Board of Managers

The board of managers has formed the four committees described below. Each of the committees operates pursuant to a written charter adopted by our board of managers. Each charter sets forth the committee’s specific functions and responsibilities.

Audit Committee

Our board of managers has established an audit committee, which consists of Messrs. Summers and Rauscher, our independent managers. Mr. Summers is the Chairman of the audit committee. The purpose of the audit committee is to oversee our accounting and financial reporting processes and the audit of our consolidated financial statements.

Nominating and Corporate Governance Committee

Our board of managers has established a nominating and corporate governance committee, which consists of Messrs. Rauscher and Summers, our independent managers. Mr. Summers is the Chairman of the nominating and corporate governance committee. The nominating and corporate governance committee nominates manager candidates and reviews and determines whether to offer a voting recommendation to the members for manager candidates proposed by a member. The nominating and corporate governance committee is also charged with reviewing any transaction involving the Company and an affiliate in accordance with the affiliate transaction policy set forth in our operating agreement.

Compensation Committee

Our board of managers has established a compensation committee, which consists of Messrs. Rauscher and Summers, our independent managers. Mr. Rauscher is the Chairman of the compensation committee. The compensation committee reviews and approves annually the corporate goals and objectives applicable to the compensation of our officer, evaluates at least annually the officer’s performance in light of those goals and objectives, and determines and approves the officer’s compensation level based on these evaluations, subject to the approval of our members holding at least 60% of the votes eligible to be cast by the then-outstanding voting units.

Loan Policy Committee

Our board of managers has established a loan policy committee, which consists of Messrs. Wallach and Summers. Mr. Wallach is the Chairman of the loan policy committee. The loan policy committee sets standards and procedures for the review and approval of loans made by the Company, and approves significant loans and loans which differ from the standards and procedures it has established.

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Limited Liability and Indemnification of Directors, Officers, Employees, and Other Agents

No manager or officer shall be liable to us or any other manager or officer for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such person in good faith and with the belief that such action or omission is in, or not opposed to, our best interest, so long as such action or omission does not constitute fraud, gross negligence or willful misconduct by such person.

To the fullest extent permitted by Delaware law, the Company shall indemnify, hold harmless, defend, pay and reimburse each of its managers and its officer against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims to which such person may become subject by reason of:

●	Any act or omission or alleged act or omission performed or omitted to be performed on our behalf, or on behalf of any of our members or any direct or indirect subsidiary of the foregoing in connection with our business; or

●	The fact that such person is or was acting in connection with our business as our partner, member, stockholder, controlling affiliate, manager, director, officer, employee or agent, any our members, or any of our and any of our members’ respective controlling affiliates, or that such person is or was serving at our request as a partner, member, manager, director, officer, employee or agent of any person including us or any subsidiary of us;

provided, that (x) such person acted in good faith and in a manner believed by such person to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (y) such person’s conduct did not constitute fraud, gross negligence or willful misconduct, in either case as determined by a final, nonappealable order of a court of competent jurisdiction. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such person’s conduct was unlawful, or that the person’s conduct constituted fraud, gross negligence or willful misconduct.

We shall promptly reimburse (and/or advance to the extent reasonably required) each of the managers and our officer for reasonable legal or other expenses (as incurred) of such person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any losses for which such person may be indemnified; provided, that if it is finally judicially determined that such person is not entitled to the indemnification, then such person shall promptly reimburse us for any reimbursed or advanced expenses.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We maintain liability insurance, which insures against liabilities that the managers or our officer may incur in such capacities.

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EXECUTIVE COMPENSATION

Executive Officer Compensation

We currently compensate our CEO for services rendered to us. We also compensate our Chief Financial Officer, Executive Vice President of Operations, and Executive Vice President of Sales. This discussion describes our compensation philosophy and policies.

Objectives of Executive Officer Compensation Program

The objectives of our executive compensation program are to attract, retain, and motivate highly talented executives and to align each executive’s incentives with our short-term and long-term objectives, while maintaining a healthy and stable financial position. Specifically, our executive compensation program is designed to accomplish the following goals and objectives:

●	maintain a compensation program that is equitable in our marketplace;

●	provide opportunities that integrate pay with the short-term and long-term performance goals;

●	encourage and reward achievement of strategic objectives, while properly balancing a controlled risk-taking behavior; and

●	maintain an appropriate balance between base salary and short-term and long-term incentive opportunity.

Determining Executive Officer Compensation

The compensation committee of our board of managers is responsible for determining all aspects of our executive compensation program. The determination and assessment of executive compensation are primarily driven by the following three factors: (1) market data based on the compensation levels, programs, and practices of other comparable companies for comparable positions, (2) our financial performance, and (3) executive officer performance. We believe these three factors provide a reasonably measurable assessment of executive performance in light of building value and creating a healthy financial position for us. We rely upon the judgment of the members of the compensation committee and not on rigid formulas or short-term changes in business performance in determining the amount and mix of compensation elements and whether each element provides the appropriate incentive and reward for performance that sustains and enhances our long-term growth.

Executive Officer Compensation Components

Base Salary

We provide each of our paid executive officers with a base salary to compensate such officer for services rendered throughout the year. Salaries are established annually based on the individual’s position, experience, performance, past and potential contribution to us, and level of responsibility, as well as our overall financial performance. No specific weighting is applied to any one factor considered, and the independent managers use their judgment and expertise in determining appropriate salaries within the parameters of the compensation philosophy.

Membership Interests

As the beneficial owner of 78.7% (as of December 31, 2018) of our outstanding common membership interests, Mr. Wallach’s interests are closely aligned with our success. Both our Executive Vice President of Operations and our Chief Financial Officer purchased 2% and our Executive Vice President of Sales purchased 14.3% of our outstanding common membership interests from Mr. and Mrs. Wallach. As we hire additional executive officers, we may use membership interests in some fashion as part of their compensation.

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The following table provides a summary of the compensation received by our current executives for the last two completed fiscal years:

Name and Position	Year	Salary	Bonus(1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation(2)	Total
Daniel M. Wallach, Chief Executive Officer	2018	$49,434	$12,060	–	$–	$–	$–	$18,406	$79,900
	2017	156,352	295,606	–	–	–	–	36,172	$488,130

Barbara L. Harshman, Executive Vice President of Operations	2018	$74,698	$70,494	–	$–	$–	$–	$15,271	$160,463
	2017	63,300	101,833	–	–	–	–	21,407	186,540

Catherine Loftin, Chief Financial Officer(3)	2018	$90,838	$12,060	–	$–	$–	$–	$17,044	$119,942
	2017	7,731	–	–	–	–	–	12,645	20,376

William Myrick, Executive Vice President of Sales(4)	2018	$119,833	$6,660	–	$–	$–	$–	$20,952	$147,445
	2017	–	–	–	–	–	–	32,000	32,000

(1)	Amounts in the Bonus column represent amounts earned in the period.
(2)	Qualified Retirement Plan Contributions are shown here when funds are earned.
(3)	Ms. Loftin did not serve as an executive officer of the Company in 2017. Ms. Loftin served as a Controller from November 2017 to January 2018.
(4)	Mr. Myrick did not serve as an officer of the Company in 2017. Mr. Myrick served as an independent manager from March 2012 to March 2018. All amounts earned by Mr. Myrick in 2017 were fees earned or paid in cash for his services as a manager during 2017. Of the $20,952 listed in Mr. Myrick’s “All Other Compensation” column in 2018, $4,111 were fees earned or paid in cash for his services as a manager during part of 2018.

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Changes for 2019

Mr. Wallach will receive a base salary of $62,790 for 2019 . In addition, Mr. Wallach will receive the Company’s team bonus which will range between $0 and $14,400. Ms. Harshman, our Executive Vice President of Operations, will receive a base salary of $97,800 for 2019 . In addition, Ms. Harshman is paid a bonus based on the improvement of the Company’s net income. Ms. Harshman received a bonus of $53,000 in 2018, which she used to purchase an additional 1% ownership interest from Mr. Wallach in January 2018. Ms. Loftin, our CFO, will receive a base salary of $93,100 for 2019 . Both Ms. Loftin and Ms. Harshman will receive the team bonus, which will reward each between $0 and $14,400.

On March 1, 2018, William Myrick resigned his position as a member of our board of managers and on March 5, 2018 he became our Executive Vice President of Sales. Mr. Myrick will receive a base salary of $148,031 for 2019 . In addition, Mr. Myrick will receive the team bonus, which will reward between $0 and $14,400.

Board of Managers Compensation

The following table provides a summary of the compensation received by our managers for the year ended December 31, 2018 :

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation	Total
Daniel M. Wallach	$–	$–	$–	$–	$–	$–	$–

Kenneth R. Summers	33,000	–	–	–	–	–	33,000

Eric A. Rauscher	33,000	–	–	–	–	–	33,000

William Myrick(1)	4,111	–	–	–	–	–	4,111

Total	$70,111						$70,111

(1)	William Myrick resigned from the board of managers in March 2018.

We paid each of the independent managers a retainer of $25,000 per year beginning in 2018. Our independent managers also receive fees of $2,000 for the first day and $1,200 for any additional days for meetings of the board of managers and committees attended in person, all or a portion of which may be allocated as reimbursement of expenses incurred in connection with attendance at meetings. The independent managers do not receive separate reimbursement of out-of-pocket expenses incurred in connection with attendance at meetings. Mr. Wallach receives no compensation for his services as a manager.

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PRINCIPAL SECURITY HOLDERS

The following table sets forth the ownership of our outstanding membership interests as of September 30, 2018.

Title of Class	Name and Address of Owner (1)	Number of Units (2)	Percent of Class	Dollar Value	Percentage of Total Equity
Class A Common Units	Daniel M. Wallach and Joyce S. Wallach (3)	88.18	3.4%	$85,116	1.7%
Class A Common Units	2007 Daniel M. Wallach Legacy Trust	1,980.84	75.3%	1,925,316	37.8%
Class A Common Units	Kenneth R. Summers	26.29	1.0%	25,553	0.5%
Class A Common Units	Eric A. Rauscher	26.29	1.0%	25,553	0.5%
Class A Common Units	William Myrick	402.24	15.3%	391,550	7.7%
Class A Common Units	Barbara Harshman	39.93	1.5%	38,811	0.7%
Class A Common Units	Barbara Harshman IRA	12.65	0.5%	12,295	0.2%
Class A Common Units	Catherine Loftin	52.58	2.0%	51,106	1.0%
Subtotal of Common Units		2,629.00	100%	$2,555,300	50.1%
Series C Preferred Units	Daniel M. Wallach and Joyce S. Wallach	12.24	85.8%	$1,224,120	24.0%

Series B Preferred Units	Holders of Series B Preferred Units	13.20	100%	$1,320,000	25.9%
Total Members’ Capital		2,654.44	100%	$5,099,420	100%

(1)	The address of Daniel and Joyce Wallach, the 2007 Daniel M. Wallach Legacy Trust, William Myrick, Barbara Harshman, and Catherine Loftin is 13241 Bartram Park Blvd., Ste. 2401, Jacksonville, FL 32256. The address of Kenneth R. Summers is PO Box 995, Morgantown, WV 26507. The address of Eric A. Rauscher and Margaret Rauscher IRA is 102 Tanglewood Drive, McMurray, PA 15317. The address of William Myrick is 7894 Raphael Lane, Littleton, CO, 80125.

(2)	The units listed above are owned directly by the owners listed above. As of September 30, 2018, 78.7% of our outstanding common membership interests were beneficially owned by our CEO (who is also on our board of managers), Daniel M. Wallach, and his wife, Joyce S. Wallach.

(3)	Mr. and Mrs. Wallach sold 15.3% of the Class A Common Units to our Executive Vice President of Sales, William Myrick, on March 1, 2018. Mr. and Mrs. Wallach sold 1% of the Class A Common Units to our Executive Vice President of Operations, Barbara L. Harshman, on January 1, 2018. Mr. and Mrs. Wallach sold 2% of the Class A Common Units to our Chief Financial Officer, Catherine Loftin on January 1, 2018.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Affiliates

Lines of Credit Extended by Mr. Wallach and his Affiliates

As previously described, on December 30, 2011, we obtained two lines of credit from Daniel M. Wallach (our CEO who is also on our board of managers) and affiliates of Mr. Wallach to finance our operations. These lines of credit are collateralized by a lien against all of our assets and are senior in right of payment to the Notes. As of September 30, 2018, Mr. Wallach is also the beneficial owner of 78.7% of our outstanding common membership interests.

The first line of credit has a maximum principal borrowing amount of $1,250,000 and is payable to Daniel M. Wallach (our CEO and chairman of the board of managers) and Joyce S. Wallach (Mr. Wallach’s wife), as tenants by the entirety (the “Wallach LOC”). The second line of credit has a maximum principal borrowing amount of $250,000 and is payable to the 2007 Daniel M. Wallach Legacy Trust (the “Trust LOC,” and together with the Wallach LOC, the “Wallach Affiliate LOCs”). As of September 30, 2018, there are no amounts outstanding under the Wallach Affiliate LOCs. We had no borrowings under the Wallach Affiliate LOCs in 2017 or 2016. Each of the Wallach Affiliate LOCs is evidenced by a promissory note, is payable upon demand of the lender and generally bears an interest rate equal to the prime rate plus three percent. Pursuant to each promissory note, the affiliate has the option of funding any amount up to the face amount of the note, in the lender’s sole and absolute discretion. As of September 30, 2018 and December 31, 2017, the interest rate was 8.0% and 4.88%, respectively, for both the Wallach LOC and the Trust LOC.

The Wallach Affiliate LOCs were approved by Mr. Wallach in his capacity as sole manager prior to the time we had independent managers. The independent managers ratified and approved these transactions subsequent to the formation of the board of managers. In June 2018, we entered into a First Amendment to the Wallach LOC and a First Amendment to the Trust LOC (the “Wallach Affiliate LOCs First Amendments”) which modified the interest rates under the Wallach Affiliate LOCs to generally equal the prime rate plus three percent. The Wallach Affiliate LOCs First Amendments were approved by a majority of our independent managers. See “Risk Factors — Risks Related to Conflicts of Interest — Our CEO (who is also on our board of managers) will face conflicts of interest as a result of the secured lines of credit made to us, which could result in actions that are not in the best interests of our Note holders.”

Myrick Line of Credit

As previously described, in June 2018, we obtained into a line of credit from our Executive Vice President of Sales, William Myrick to finance our operations (the “Myrick LOC”). The Myrick LOC is collateralized by a lien against all of our assets.

The Myrick LOC has a maximum principal borrowing amount of $1 million and is payable to Mr. Myrick. As of September 30, 2018, there is no amount outstanding under the Myrick LOC. The Myrick LOC is evidenced by a promissory note, is payable upon demand of the lender and generally bears an interest rate equal to the prime rate (defined in the promissory note as the daily rate equal to the “Prime Rate” of interest published in The Wall Street Journal from time to time) plus three percent. Pursuant to the promissory note, the affiliate has the option of funding any amount up to the face amount of the note, in the lender’s sole and absolute discretion. As of September 30, 2018, the interest rate was 8.0% for the Myrick LOC.

The Myrick LOC was approved by a majority of our independent managers.

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Investments Pursuant to Public Notes Offerings

The Company has accepted new investments under the prior Notes offerings from employees, managers, members and relatives of managers and members, with $2,313,635 outstanding at September 30, 2018. For the nine months ended September 30, 2018 and the year ended December 31, 2017, our five largest investments with affiliates through our Notes program are detailed below:

(All dollar [$] amounts shown in table in thousands.)

		Amount Invested as of		Weighted Average Interest Rate as of	Interest Earned During the Nine Month Period
	Relationship to Shepherd’s	September 30,	December 31,	September 30,	Ended September 30,
Investor	Finance	2018	2017	2018	2018	2017
Eric A. Rauscher	Independent Manager	475	475	10%	37	33

Wallach Family Irrevocable Educational Trust	Trustee is Member	200	200	9%	14	14

David Wallach	Father of Member	670	211	9.75%	42	17

Joseph Rauscher	Parents of Independent Manager	195	195	11%	8	13

R. Scott Summers	Son of Independent Manager	475	275	9.25%	18	14

Common Equity Owned by Independent Managers and Our Executive Officers

Our independent managers each own 1% of our common equity, which they purchased from S.K. Funding, LLC, an affiliate of Seven Kings Holdings, Inc., on March 31, 2017. Our Executive Vice President of Sales, William Myrick, owns 15.3% of our common equity, which he purchased 14.3% of from the Wallachs on March 1, 2018. The remaining 1% was purchased from Seven Kings Holdings, Inc. Our Executive Vice President of Operations, Barbara L. Harshman, owns 2% of our common equity, 1% of which Ms. Harshman purchased from S.K. Funding, LLC on March 31, 2017 and 1% of which she purchased from the Wallachs on January 1, 2018. Our Chief Financial Officer, Catherine Loftin, owns 2% of our common equity, which she purchased from the Wallachs on January 1, 2018.

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Hoskins Group’s Series B Preferred Equity

We initially issued Series B cumulative preferred membership units (“Series B Preferred Units”) of our membership interests to the Hoskins Group through a reduction in the SF Loan. They are redeemable only at our option or upon a change of control or liquidation. Ten Series B Preferred Units were issued for a total of $1,000,000. The Series B Preferred Units have a fixed value which is their purchase price, and preferred liquidation and distribution rights. Yearly distributions of 10% of the Series B Preferred Units’ value (providing profits are available) will be made quarterly. The Hoskins Group’s Series B Preferred Units are also used as collateral for that group’s loans to us. There is no liquid market for the Series B Preferred Units, so we can give no assurance as to our ability to generate any amount of proceeds from that collateral. In December 2015, the Hoskins Group agreed to purchase 0.1 Series B Preferred Units upon each closing of a lot sale in the subdivisions in which we lend the Hoskins Group development funds. Pursuant to this arrangement, they purchased 0.9, 1.4, and 0.1 Series B Preferred Units in 2017, 2016, and 2015, respectively. Both the Series B Preferred Units and the Series C Preferred Units (as defined below) have the same basic preferential status as compared to the Class A common units, and are pari passu with each other. Both preferred unit types enjoy a liquidation preference and a dividend preference, as well as a 12-month recovery period for a shortfall in earnings.

Series C Preferred Equity

We issued Series C cumulative preferred units (“Series C Preferred Units”) to entities owned or affiliated with Eric A. Rauscher, one of our independent managers, in March 2017 and William Myrick, our Executive Vice President of Sales and a former independent manager, in April 2017. They were redeemable by us at any time, upon a change of control or liquidation, or by the investor any time after 6 years from the initial date of purchase. On July 31, 2018, we redeemed the outstanding Series C Preferred Units. On August 1, 2018, we issued 12 Series C Preferred Units to Daniel M. Wallach, our Chief Executive Officer and chairman of our board of managers, and his wife, Joyce S. Wallach, for the total purchase price of $1,200,000. The Series C Preferred Units have a fixed value which is their purchase price and preferred liquidation and distribution rights. Yearly distributions of 12% of the Series C Preferred Units’ value (provided profits are available) will be made quarterly. This rate can increase if any interest rate on our public Notes offering rises above 12%. Dividends can be reinvested monthly into additional Series C Preferred Units. The Series C Preferred Units have the same preferential rights as the Series B Preferred Units as more fully described above.

Sale of Commercial Loans

In September 2018, Daniel M. Wallach, our Chief Executive Officer and chairman of our board of managers, purchased three loans from us for an aggregate amount of approximately $280,000. We will continue to service the loans.

Also in September 2018, William Myrick, our Executive Vice President of Sales and a former independent manager, purchased two loans from us for an aggregate amount of approximately $395,000. We will continue to service the loans.

Affiliate Transaction Policy

Our operating agreement provides that any future transaction involving us and an affiliate must be approved by a majority vote of independent managers not otherwise interested in the transaction upon a determination of such independent managers that the transaction is on terms no less favorable to us than could be obtained from an independent third party. An approval pursuant to this policy shall be set forth in the minutes of the Company and shall include a description of the transaction approved. The responsibility for reviewing and approving affiliate transactions has been delegated to the nominating and corporate governance committee of our board of managers, which is comprised entirely of independent managers.

Pursuant to our operating agreement, we must provide the independent managers with access, at our expense, to our legal counsel or independent legal counsel, as needed.

Board of Managers Independence

We have no securities listed for trading on a national securities exchange or in an automated inter-dealer quotation system of a national securities association, which has requirements that a majority of our board of managers be independent. For purposes of complying with the disclosure requirements of the Securities and Exchange Commission, we have adopted the definition of independence used by the New York Stock Exchange (“NYSE”). Under the NYSE’s definition of independence, Messrs. Summers and Rauscher each meet the definition of “independent.”

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DESCRIPTION OF NOTES

General

The Notes are issued under an indenture dated as of March 22, 2019 between us and U.S. Bank National Association, as trustee. The indenture will be filed as an exhibit to the registration statement. You can also obtain a copy of the indenture from us. We have summarized material aspects of the indenture below. The summary is not complete, and you should read the indenture for provisions that may be important to you. The capitalized terms used in the summary have the meanings specified in the indenture.

The Notes are our direct obligations but are not secured. The Notes are registered and issued without coupons. We may change the interest rates and the maturities of the Notes as they are offered, provided that no such change shall affect any Note issued prior to the date of change. We may, at our discretion, limit the maximum amount any investor or related investors may maintain in outstanding Notes.

The total aggregate maximum principal amount of the Notes offered under this prospectus is $70,000,000. The maximum investment amount per Note is $1,000,000 or $1,000,000 in the aggregate per investor, but a higher maximum investment amount may be approved by us on a case-by-case basis. The minimum investment amount is $500; however, from time to time, we may change the minimum investment amount that is required.

Established Features of the Notes

Interest is calculated based on the actual number of days your Note is outstanding. Interest is calculated and compounded monthly based on a 365-day year (366-day in case of a leap year). Interest is earned daily, and we will pay interest to you monthly or at maturity as you request. If you choose to be paid interest at maturity rather than monthly, the interest will be compounded monthly. If any day on which a payment is due with respect to a Note is not a business day, then you will not be entitled to payment of the amount due until the following business day, and no additional interest will be due as a result of such delay. If you elect to be paid interest monthly, interest on your Note will be paid on the first business day of every month. Your first interest payment date will be the month following the month in which the Note is issued, except that if a new Note is issued within the last 10 days preceding an interest payment date, the first interest payment will be made on the next succeeding interest payment date (i.e., approximately 35–40 days after issuance). No payments under $50 will be made, with any interest payment being accrued to your benefit and earning interest on a monthly compounding basis until the payment due to you is at least $50 on an interest payment date.

Any change to your original request may be made to us by contacting us at (302) 752-2688 (30-ASK-ABOUT) or by using our website www.shepherdsfinance.com to find out what you need to do to change your election. The Notes mature one to four years from the date of issuance, as offered by us and selected by you. Principal and unpaid interest will be paid to you upon maturity.

From time to time we will establish varying interest rates and maturities for the Notes. The interest rates offered may vary depending on the maturity of the Notes. Upon purchase of a Note, the then-applicable interest rate for the maturity purchased will be fixed for the term of such Note. The Notes will initially be offered with maturities ranging from 12 months to 48 months from the date of issuance. For each maturity, we also establish an interest rate , subject to a range, as follows:

Note Maturity	Minimum Rate	Ceiling
12-Month	7%	11%
24-Month	9%	11%
36-Month	9%	11%
48-Month	10%	12%

The interest rates will vary within the ranges but annual interest rates as of the date of this prospectus are as follows: 9% for 12-month Notes; 10% for 24-month Notes; 10.5% for 36-month Notes; and 11% for 48-month Notes.

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Investments by check will be credited and interest will begin to accrue on the first business day after our bank receives a check in proper form if the check is received prior to 9:00 a.m. Eastern time, and on the second business day following receipt if the check is received after 9:00 a.m. Eastern time. Checks are accepted subject to collection at full face value in U.S. funds.

Investments by ACH Debit transfer and Wire will be credited and interest will begin to accrue on the first business day after our bank receives funds.

Notes with the current established features are available until they are superseded by new established features. The current established features are applicable to all Notes sold by us during the period the current established features are in effect. We intend to publish this information on our website at www.shepherdsfinance.com or it may be obtained by calling (302) 752-2688 (30-ASK-ABOUT). We will also file with the SEC a Rule 424(b)(3) prospectus supplement setting forth the established features upon any change in the established features.

Subordination

Our obligation to repay the principal of and make interest payments on the Notes is subordinate in right of payment to all senior debt. This means that if we are unable to pay our debts when due, all of the senior debt would be paid first, before any payment of principal or interest would be made on the Notes and related party debt which is equal in priority to the Notes.

The term “senior debt” means all of our debt created, incurred, assumed, or guaranteed by us, except debt that by its terms expressly provides that such debt is not senior in right of payment to the Notes. Debt is any indebtedness, contingent or otherwise, in respect of borrowed money, or evidenced by bonds, notes, Notes, or similar instruments or letters of credit and shall include any guarantee of any such indebtedness. Senior debt includes, without limitation, the demand loans from our members and any line of credit we may incur in the future. The Notes are subordinate to all of our senior debt. We may at any time borrow money on a secured or unsecured basis that would have priority over the Notes. The Notes are not senior debt. As of September 30, 2018, the outstanding debt to which the Notes were subordinated was $21,950,000 .

Redemption by Us Prior to Maturity

We may redeem any Note, in whole or in part, at any time following the first 180 calendar days after the date of issuance of the Note for a redemption price equal to the principal amount plus any unpaid interest thereon to the date of redemption. We will notify Note holders whose Notes are to be redeemed by mail 30 to 60 days prior to the date of redemption. Residents of the Commonwealth of Pennsylvania will be notified by registered mail 30 to 60 days prior to the date of redemption.

Redemption at the Request of the Holder Prior to Maturity

At your written request but subject to the subordination provisions and our consent (which may be withheld in our sole discretion), we will redeem any Note at any time following the first 180 calendar days after the date of issuance of the Note for a redemption price equal to the principal amount plus unpaid interest equal to the stated rate of interest minus a penalty in an amount equal to the interest earned over the last 180 days immediately prior to the redemption date. The penalty will be taken first from any interest accrued but not yet paid on the Note, and to the extent such accrued and unpaid interest does not cover the entire penalty amount, the remainder of the penalty amount shall be reduced from the principal amount of the Note.

Redemption upon Your Death

At the written request of the executor of your estate or, if your Note is held jointly with another investor, the surviving joint holder, but subject to the subordination provisions, we will redeem any Note at any time after death for a redemption price equal to the principal amount plus unpaid interest equal to the stated rate of interest, without any penalty. We will seek to honor any such redemption request as soon as reasonably possible based on our cash situation at the time, but generally within two weeks of the request. In order for a Note to be redeemed upon your death, the Note to be redeemed must have been registered in your name since the date of issuance.

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No Restrictions on Additional Debt or Business

The indenture does not restrict us from issuing additional securities or incurring additional debt (including senior debt or other secured or unsecured obligations) or the manner in which we conduct our business.

Modification of Indenture

We, together with the trustee, may modify the indenture at any time with the consent of the holders of not less than a majority in principal amount of the Notes that are then outstanding. However, we and the trustee may not modify the indenture without the consent of each holder affected if the modification:

●	reduces the principal or rate of interest, changes the fixed maturity date or time for payment of interest, or waives any payment of interest on any Note;

●	reduces the percentage of Note holders whose consent to a waiver or modification is required;

●	affects the subordination provisions of the indenture in a manner that adversely affects the rights of any holder; or

●	waives any event of default in the payment of principal of, or interest on, any Note.

Without action by you, we and the trustee may amend the indenture or enter into supplemental indentures to clarify any ambiguity, defect, or inconsistency in the indenture, to provide for the assumption of the Notes by any successor to us, to make any change to the indenture that does not adversely affect the legal rights of any Note holders, or to comply with the requirements of the Trust Indenture Act of 1939. We will give written notice to you of any amendment to the indenture.

Place, Method, and Time of Payment

We will pay principal and interest on the Notes at our principal executive offices or at such other place as we may designate for that purpose; provided, however, that if we make payments by check, they will be mailed to you at your address appearing in our Note register. Any payment of principal and interest that is due on a non-business day will be payable by us on the next business day immediately following that non-business day.

Events of Default

An event of default is defined in the indenture as follows:

●	a default in payment of principal or interest on the Notes when due or payable if such default has not been cured for 30 days;

●	our becoming subject to events of bankruptcy or insolvency; or

●	our failure to comply with any agreements or covenants in or provisions of the Notes or the indenture if such failure is not cured or waived within 60 days after we have received notice of such failure from the trustee or from the holders of at least 25% in principal amount of the outstanding Notes.

If an event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then-outstanding Notes may declare the principal of and the accrued interest on all outstanding Notes due and payable. If such a declaration is made, we are required to pay the principal of and interest on all outstanding Notes immediately, so long as the senior debt has not matured by lapse of time, acceleration or otherwise. We are required to file annually with the trustee an officers’ certificate that certifies the absence of defaults under the terms of the indenture.

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The indenture provides that the holders of a majority of the aggregate principal amount of the Notes at the time outstanding may, on behalf of all holders, waive any existing event of default or compliance with any provision of the indenture or the Notes, except a default in payment of principal or interest on the Notes. In addition, the trustee may waive an existing event of default or compliance with any provision of the indenture or Notes, except in payments of principal or interest on the Notes, if the trustee in good faith determines that a waiver or consent is in the best interests of the holders of the Notes.

If an event of default occurs and is continuing, the trustee is required to exercise the rights and duties vested in it by, and subject to, the indenture and to use the same degree of care and skill as a prudent person would exercise under the circumstances in the conduct of his or her affairs. The trustee however, is under no obligation to perform any duty or exercise any right under the indenture at the request, order, or direction of Note holders unless the trustee receives indemnity satisfactory to it against any loss, liability, or expense. Subject to such provisions for the indemnification of the trustee, the holders of a majority in principal amount of the Notes at the time outstanding have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee. The indenture effectively limits the right of an individual Note holder to institute legal proceedings in the event of our default.

Satisfaction and Discharge of Indenture

The indenture may be discharged upon the payment of all Notes outstanding thereunder or upon deposit in trust of funds sufficient for such payment and compliance with the formal procedures set forth in the indenture.

Reports

We file annual reports containing audited consolidated financial statements and quarterly reports containing unaudited consolidated financial information for the first three fiscal quarters of each fiscal year with the SEC while the registration statement containing this prospectus is effective and as long thereafter as we are required to do so. Copies of such reports will be sent to any Note holder upon written request.

Service Charges

We reserve the right to assess service charges and fees to issue a replacement interest payment check, and, in the event we permit transfer or assignment in our discretion, to transfer or assign a Note.

Book Entry Record of Your Ownership

The Notes will be issued in uncertificated form. If you purchase a Note, an account showing the principal amount of your Note will be established in your name on our books. Interest accrued on your Note will also be credited to your account. The interest rate on your Note will be determined on the date that your account is established. In determining your interest rate, we will use the rate in effect at the time you: (1) submitted your subscription agreement online; (2) printed the subscription agreement from our website, provided that the rate was offered by us with that maturity in the seven days prior to our receipt of your subscription agreement; or (3) signed and mailed a subscription agreement, which we mailed to you, provided that the rate was offered by us with that maturity in the seven days prior to our receipt of your subscription agreement. You will not receive any certificate or other instrument evidencing our indebtedness to you. Upon purchase of your Note, we will send you a confirmation, which describes, among other things, the term, interest rate and principal amount.

Transfer

You may not transfer any Note until we (as registrar) have received, among other things, appropriate endorsements and transfer documents and any taxes and fees required by law or permitted by the indenture. We are not required to transfer any Note for a period beginning 15 days before the date notice is mailed of the redemption or the maturity of such Note and ending on the date of redemption of such Note.

Concerning the Trustee

The indenture contains limitations on the trustee’s right, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on property with respect to any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires conflicting interests and if any of the indenture securities are in default, it must eliminate such conflict or resign.

103

PLAN OF DISTRIBUTION

We are offering up to $70,000,000 in aggregate principal amount of the Notes. We offer the Notes directly to the public without an underwriter or placement agent and on a continuous basis.

We may market our Notes in many ways, including but not limited to, publishing the established features in a newspaper or through direct mail in states in which we have properly registered the offering or qualified for an exemption from registration. Viewers of print advertising are referred to our website at www.shepherdsfinance.com. The established features are available to investors on our website at www.shepherdsfinance.com or by calling (302) 752-2688 (30-ASK-ABOUT). If, upon review of our website, a potential investor becomes interested in purchasing the Notes, a prospectus will be sent upon request. We may also make oral solicitations in limited circumstances and use other methods of marketing the offering, all in compliance with applicable laws and regulations, including securities laws. Our employees and independent managers have been instructed not to solicit offers to purchase Notes or provide advice regarding the purchase of the Notes.

Our Chief Executive Officer, Daniel M. Wallach, markets the Notes in reliance on Rule 3a4-1 under the Exchange Act, which permits officers, directors, and employees to participate in the sale of the Notes without registering as a broker-dealer under certain circumstances. Mr. Wallach is not subject to a statutory disqualification as such term is defined in Section 3(a)(39) of the Exchange Act. Mr. Wallach serves as an executive officer and primarily performs substantial duties for or on our behalf otherwise than in connection with transactions in securities and will continue to do so at the end of the offering. He is familiar with the selling practices permitted to officers relying on Rule 3a4-1. Mr. Wallach has not been a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months, and has not nor will not participate in the sale of securities for any issuer more than once every 12 months, other than on behalf of us in reliance on Rule 3a4-1. Mr. Wallach is not compensated in connection with any participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Notes. Mr. Wallach has been instructed in the limitations of the selling practices allowed under Rule 3a4-1.

The information contained on our website is not part of this prospectus. If you have questions about the suitability of an investment in the Notes for you, you should consult with your own investment, tax, or other professional financial advisor. Prospective investors will be required to complete an application prior to investing in the Notes. We reserve the right to reject any investment.

You will not know at the time of investment whether we will be successful in completing the sale of any or all of the Notes. We reserve the right to withdraw or cancel the offering at any time. In the event of a withdrawal or cancellation, investments received prior to such withdrawal or cancellation will be irrevocable and will be repaid in accordance with the terms of the Notes.

The Notes are not listed on any securities exchange, and there is no established trading market for the Notes. We do not expect any trading market to develop for the Notes.

104

CHARITABLE MATCH PROGRAM

We offer a charitable match program for interest payments that you elect to give to a qualifying charity. If you choose to participate in the program and donate all or a portion of your interest payments to charity, when we calculate your interest we will deduct the percentage of interest you selected and keep track of that amount separate from your information. After interest is calculated for all Note holders at the beginning of December of each year, all of the money for each charity will be totaled up and sent in one check to each charity. Each check will have the name and address of each contributor, and the amount each contributed. Our matching portion will be included in the total check. We will match your interest payment donation up to 10% of your interest.

The charity must be an Internal Revenue Code Section 501(c)(3) qualifying organization. We reserve the right to either not match your contribution, or not make payments on your behalf to certain charities with missions contrary to our corporate philosophy. Upon your initial subscription, if you select one of these charities, and we notify you that we will not match your donation to such an organization or will not make a contribution on your behalf, you have the option of refund of your investment, donating without our matching contribution (assuming we are just not willing to match your donation to that charity), or investing and not donating to the organization.

LEGAL MATTERS

The validity of the Notes being offered by this prospectus will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2017 and 2016 appearing in this prospectus and registration statement have been audited by Carr, Riggs & Ingram, LLC (“CRI”), an independent registered public accounting firm, and are included herein in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

With respect to the unaudited financial information of Shepherd’s Finance, LLC and subsidiaries (the “Company”) for the three- and nine - month periods ended September 30, 2018 and 2017 included in this prospectus, CRI reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated November 8 , 2018 incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. CRI is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by CRI within the meaning of Sections 7 and 11 of the Act.

On January 10, 2019, the Company dismissed CRI as the Company’s independent registered public accounting firm. The dismissal of CRI was approved by the Audit Committee of the Company’s Board of Managers (the “Audit Committee”). CRI’s audit report on the financial statements of the Company for each of the fiscal years ended December 31, 2017 and 2016 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. Subsequent to the dismissal of CRI, the Audit Committee engaged Warren Averett CPAs and Advisors (“Warren Averett”) as its independent registered public accounting firm on January 10, 2019.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 with respect to the Notes offered by this prospectus. This prospectus is a part of that registration statement, as amended, and does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information about us and the Notes sold in this offering, refer to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus about the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other documents filed as an exhibit to the registration statement.

We file annual, quarterly and special reports and other information with the SEC. The registration statement is, and all of these filings with the SEC are, available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any filed document at the SEC’s public reference room in Washington, D.C. at 100 F. Street, N.E., Room 1580, Washington D.C. Please call the SEC at (800) SEC-0330 for further information about the public reference room. You can also access documents that will be incorporated by reference into this prospectus at the website we maintain at www.shepherdsfinance.com. There is additional information about us at our website, but unless specifically incorporated by reference herein, the contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

105

INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements

Audited Financial Statements

Unaudited Financial Statements

Interim Condensed Consolidated Balance Sheets as of September 30, 2018 (Unaudited) and December 31, 2017	F-24

Interim Condensed Consolidated Statements of Operations (Unaudited) for the Three Months and Nine Months Ended September 30 , 2018 and 2017	F-25

Interim Condensed Consolidated Statement of Changes in Members’ Capital (Unaudited) for the Nine Months Ended September 30 , 2018	F-26

Interim Condensed Consolidated Statements of Cash Flows (Unaudited) for the Nine Months Ended September 30, 2018 and 2017	F-27

Notes to Interim Consolidated Financial Statements (Unaudited)	F-28

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers and

Members of Shepherd’s Finance, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Shepherd’s Finance, LLC and affiliate (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in members’ capital, and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of 2017 and 2016, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to fraud or error. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Carr, Riggs & Ingram, LLC

We have served as the Company’s auditor since 2011.

Enterprise, Alabama

March 23, 2018

F-2

Shepherd’s Finance, LLC

Consolidated Balance Sheets

As of December 31, 2017 and 2016

(in thousands of dollars)	2017	2016

Assets
Cash and cash equivalents	$3,478	$1,566
Accrued interest receivable	720	280
Loans receivable, net	30,043	20,091
Foreclosed assets	1,036	2,798
Property, plant and equipment	910	69
Other assets	168	82
Total assets	$36,355	$24,886
Liabilities and Members’ Capital
Customer interest escrow	$935	$812
Accounts payable and accrued expenses	705	377
Accrued interest payable	1,353	986
Notes payable secured	11,644	7,322
Notes payable unsecured, net of deferred financing costs	16,904	11,962
Due to preferred equity member	31	28
Total liabilities	$31,572	$21,487

Commitments and Contingencies (Note 10)

Redeemable Preferred Equity
Series C preferred equity	$1,097	$-

Members’ Capital
Series B preferred equity	1,240	1,150
Class A common equity	2,446	2,249
Members’ capital	$3,686	$3,399

Total liabilities and members’ capital	$36,355	$24,886

The accompanying notes are an integral part of these consolidated financial statements.

F-3

Shepherd’s Finance, LLC

Consolidated Statements of Operations

For the years ended December 31, 2017 and 2016

(in thousands of dollars)	2017	2016

Net Interest Income
Interest and fee income on loans	$5,812	$3,640
Interest expense:
Interest related to secured borrowings	1,047	570
Interest related to unsecured borrowings	1,660	1,178
Interest expense	$2,707	$1,748

Net interest income	3,105	1,892

Less: Loan loss provision	44	16
Net interest income after loan loss provision	3,061	1,876

Non-Interest Income
Gain on foreclosure of assets	–	44
Gain on sale of foreclosed assets	77	28
Total non-interest income	77	72

Income	3,138	1948

Non-Interest Expense
Selling, general and administrative	2,090	1,319
Impairment loss on foreclosed assets	266	111
Total non-interest expense	2,356	1,430

Net income	$782	$518

Earned distribution to preferred equity holder	212	107

Net income attributable to common equity holders	$570	$411

The accompanying notes are an integral part of these consolidated financial statements.

F-4

Shepherd’s Finance, LLC

Consolidated Statements of Changes In Members’ Capital

For the years ended December 31, 2017 and 2016

(in thousands of dollars)	2017	2016

Members’ capital, beginning balance	$3,399	$3,284
Net income	782	518
Contributions from members (preferred)	90	140
Earned distributions to preferred equity holders	(212)	(107)
Distributions to common equity holders	(373)	(436)

Members’ capital, ending balance	$3,686	$3,399

The accompanying notes are an integral part of these consolidated financial statements.

F-5

Shepherd’s Finance, LLC

Consolidated Statements of Cash Flows

For the years ended December 31, 2017 and 2016

(in thousands of dollars)	2017	2016

Cash flows from operations
Net income	$782	$518
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred financing costs	213	267
Provision for loan losses	44	16
Net loan origination fees deferred (earned)	229	45
Change in deferred origination cost	(55)	(55)
Impairment of foreclosed assets	266	111
Gain from sale of foreclosed assets	(77)	(28)
Gain from foreclosure of assets	–	(44)
Net change in operating assets and liabilities
Other assets	(86)	(68)
Accrued interest on loans	(440)	(263)
Customer interest escrow	123	314
Accounts payable and accrued expenses	693	824

Net cash provided by operating activities	1,692	1,637

Cash flows from investing activities
Loan originations and principal collections, net	(10,171)	(7,677)
Investment in foreclosed assets	(316)	(566)
Proceeds from sale of foreclosed assets	1,890	463
Property, plant and equipment additions	(841)	(69)

Net cash (used in) investing activities	(9,438)	(7,849)

Cash flows from financing activities
Contributions from redeemable preferred equity	1,004	–
Contributions from members (preferred)	90	140
Distributions to preferred equity holders	(114)	(104)
Distributions to common equity holders	(373)	(436)
Proceeds from secured notes payable	16,286	8,882
Repayments of secured notes payable	(11,964)	(5,243)
Proceeds from unsecured notes payable	11,391	5,524
Redemptions/repayments of unsecured notes payable	(6,574)	(2,247)
Deferred financing costs paid	(88)	(79)

Net cash provided by financing activities	9,658	6,437

Net increase in cash and cash equivalents	1,912	225

Cash and cash equivalents
Beginning of period	1,566	1,341

End of period	$3,478	$1,566
Supplemental disclosure of cash flow information
Cash paid for interest	$2,145	$1,002

Non-cash investing and financing activities
Earned but not paid distribution of preferred equity holder	$98	$28
Foreclosed assets acquired in the settlement of loans	$-	$1,813
Accrued interest reduction due to foreclosure	$-	$130
Net change in loan origination fees due to foreclosure	$-	$(55)

The accompanying notes are an integral part of these consolidated financial statements.

F-6

Shepherd’s Finance, LLC

Notes to Consolidated Financial Statements

Information presented throughout these notes to the consolidated financial statements is in thousands of dollars.

1. Description of Business

Shepherd’s Finance, LLC and subsidiary (the “Company”, “we”, or “our”) was originally formed as a Pennsylvania limited liability company on May 10, 2007. We are the sole member of a consolidating subsidiary, 84 REPA, LLC. The Company operated pursuant to an operating agreement by and among Daniel M. Wallach and the members of the Company from its inception through March 29, 2012, at which time it adopted an amended and restated operating agreement.

As of December 31, 2017, the Company extends commercial loans to residential homebuilders (in 16 states) to:

●	construct single family homes,

●	develop undeveloped land into residential building lots, and

●	purchase and improve for sale older homes.

2. Summary of Significant Accounting Policies

Principles of Consolidation

These consolidated financial statements include the consolidated accounts of the Company’s subsidiary and reflect all adjustments (all of which are normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the consolidated financial position, operating results, and cash flows for the periods. All intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. It is reasonably possible that market conditions could deteriorate, which could materially affect our consolidated financial position, results of operations and cash flows. Among other effects, such changes could result in the need to increase the amount of our allowance for loan losses and impair our foreclosed assets.

Operating Segments

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic (“ASC”) 280, Segment Reporting, requires that the Company report financial and descriptive information about reportable segments and how these segments were determined. We determine the allocation of resources and performance of business units based on operating income, net income and operating cash flows. Segments are identified and aggregated based on products sold or services provided. Based on these factors, we have determined that the Company’s operations are in one segment, commercial lending.

Revenue Recognition

Interest income generally is recognized on an accrual basis. The accrual of interest is generally discontinued on all loans past due 90 days or more. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through liquidation of collateral. Interest received on nonaccrual loans is applied against principal. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

F-7

Advertising

Advertising costs are expensed as incurred and are included in selling, general and administrative. Advertising expenses were $59 and $46 for the years ended December 31, 2017 and 2016, respectively.

Cash and Cash Equivalents

Management considers highly-liquid investments with original maturities of three months or less to be cash equivalents.

Fair Value Measurements

The Company follows the guidance of FASB ASC 825, Financial Instruments (ASC 825), and FASB ASC 820, Fair Value Measurements (ASC 820). ASC 825 permits entities to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. ASC 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Under this guidance, fair value measurements are not adjusted for transaction costs. This guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). See Note 3.

Loans Receivable

Loans are stated at the amount of unpaid principal, net of any allowances for loan losses, and adjusted for (1) the net unrecognized portion of direct costs and nonrefundable loan fees associated with lending, and (2) deposits made by the borrowers used as collateral for a loan and due back to the builder at or prior to loan payoff. The net amount of nonrefundable loan origination fees and direct costs associated with the lending process, including commitment fees, is deferred and accreted to interest income over the lives of the loans using a method that approximates the interest method.

A loan is classified as nonaccrual, and the accrual of interest on such loan is discontinued, when the contractual payment of principal or interest becomes 90 days past due. In addition, a loan may be placed on nonaccrual at any other time management has serious doubts about further collectability of principal or interest according to the contractual terms, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection or well-secured (i.e., the loan has sufficient collateral value). Loans are restored to accrual status when the obligation is brought current or has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impaired loans, or portions thereof, are charged off when deemed uncollectible. Once a loan is 90 days past due, management begins a workout plan with the borrower or commences its foreclosure process on the collateral.

F-8

Allowance for Loan Losses

The allowance for loan losses is maintained at a level believed adequate by management to absorb probable losses inherent in the loan portfolio.

The Company establishes a collective reserve for all loans which are not more than 60 days past due at the end of each quarter. This collective reserve includes both a quantitative and qualitative analysis. In addition to historical loss information, the analysis incorporates collateral value, decisions made by management and staff, percentage of aging spec loans, policies, procedures, and economic conditions. The Company analyzes the following:

●	Loans to one borrower with less than 10% of the Company’s total committed balances; and

●	Loans to one borrower with greater than or equal to 10% of the Company’s total committed balances.

The Company individually analyzes for impairment all loans which more than 60 days past are due at the end of each quarter. If required, the analysis includes a comparison of estimated collateral value to the principal amount of the loan.

Impaired loans, if the value determined is less than the principal amount due (less any builder deposit), then the difference is included in the allowance for loan loss. As values change, estimated loan losses may be provided for more or less than the previous period, and some loans may not need a loss provision based on payment history. As for homes which are partially complete, the Company will appraise on an as-is and completed basis, and use the appraised value that more closely aligns with our planned method of disposal for the property.

Impaired Loans

A loan is considered to be impaired when it is probable the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement.

Foreclosed Assets

When a foreclosed asset is acquired in the settlement of a loan, the asset is booked at the as-is fair value minus expected selling costs establishing a new cost basis. The gain or loss is booked on our income statement as non-interest income or expense. If the fair value of the asset declines, a write-down is recorded through non-interest expense. While the initial valuation is done on an as-is basis, subsequent values are based on our plan for the asset. Assets which are not going to be improved are still evaluated on an as-is basis. Assets we intend to improve, are improving, or have improved are appraised based on the to-be-completed value, minus reasonable selling costs and the cost to complete.

Deferred Financing Costs, Net

Deferred financing cost consist of certain costs associated with financing activities related to the issuance of debt securities (deferred financing costs). These costs consist primarily of professional fees incurred related to the transactions. Deferred financing costs are amortized into interest expense over the life of the related debt. The deferred financing costs are reflected as a reduction in the unsecured notes offering liability.

Income Taxes

The entities included in the consolidated financial statements are organized as pass-through entities under the Internal Revenue Code. As such, taxes are the responsibility of the members. Other significant taxes for which the Company is liable are recorded on an accrual basis.

The Company applies FASB ASC 740, Income Taxes (ASC 740). ASC 740 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the consolidated financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s consolidated financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to income tax at the LLC level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the appropriate period. Management concluded that there are no uncertain tax positions that should be recognized in the consolidated financial statements. With few exceptions, the Company is no longer subject to income tax examinations for years prior to 2014.

F-9

The Company’s policy is to record interest and penalties related to taxes in interest expense on the consolidated statements of operations. There have been no significant interest or penalties assessed or paid.

Risks and Uncertainties

The Company is subject to many of the risks common to the commercial lending and real estate industries, such as general economic conditions, decreases in home values, decreases in housing starts, increases in interest rates, and competition from other lenders. At December 31, 2017, our loans were significantly concentrated in a suburb of Pittsburgh, Pennsylvania, so the housing starts and prices in that area are more significant to our business than other areas until and if more loans are created in other markets.

Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of loans receivable. Our concentration risks are summarized in the table below:

	December 31, 2017		December 31, 2016
		Percent of		Percent of
	Borrower	Loan	Borrower	Loan
	City	Commitments	City	Commitments

Highest concentration risk	Pittsburgh, PA	22%	Pittsburgh, PA	37%
Second highest concentration risk	Sarasota, FL	7%	Sarasota, FL	11%
Third highest concentration risk	Orlando, FL	5%	Savannah, GA	6%

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, amended existing guidance related to revenue from contracts with customers. This amendment supersedes and replaces nearly all existing revenue recognition guidance, including industry-specific guidance, establishes a new control-based revenue recognition model, changes the basis for deciding when revenue is recognized over time or at a point in time, provides new and more detailed guidance on specific topics and expands and improves disclosures about revenue. In addition, this amendment specifies that accounting for some costs to obtain or fulfill a contract with a customer. These amendments are effective for fiscal years beginning after December 15, 2018. This standard will be applied when appropriate to future transactions, although none are currently anticipated.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments, which introduces the current expected credit losses methodology. Among other things, the ASU requires the measurement of all expected credit losses for financial assets, including available-for-sale debt securities, held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts that affect the collectibility of the reported amount. The new model will require institutions to calculate all probable and estimable losses that are expected to be incurred through the loan’s entire life. ASU 2016-13 also requires the allowance for credit losses for purchased financial assets with credit deterioration since origination to be determined in a manner similar to that of other financial assets measured at amortized cost; however, the initial allowance will be added to the purchase price rather than recorded as credit loss expense. The disclosure of credit quality indicators related to the amortized cost of financing receivables will be further disaggregated by year of origination (or vintage). Disaggregation by vintage will be optional for nonpublic business entities. Institutions are to apply the changes through a cumulative-effect adjustment to their retained earnings as of the beginning of the first reporting period in which the standard is effective. The amendments are effective for fiscal years beginning after December 15, 2020. Early application will be permitted for fiscal years beginning after December 15, 2018. The Company is currently evaluating the impact of these amendments on the consolidated financial statements.

F-10

Subsequent Events

Management of the Company has evaluated subsequent events through March 23, 2018, the date these consolidated financial statements were issued. See Note 13.

3. Fair Value

Utilizing ASC 820, the Company has established a framework for measuring fair value under U.S. GAAP using a hierarchy, which requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs. Fair value measurements are an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Three levels of inputs are used to measure fair value, as follows:

Level 1 –	quoted prices in active markets for identical assets or liabilities;

Level 2 –	quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability; or

Level 3 –	unobservable inputs, such as discounted cash flow models or valuations.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Fair Value Measurements of Non-Financial Instruments on a Recurring Basis

The Company has no non-financial instruments measured at fair value on a recurring basis.

Fair Value Measurements of Non-Financial Instruments on a Non-recurring Basis

Certain assets are measured at fair value on a non-recurring basis when there is evidence of impairment. The fair values of impaired loans with specific allocations of the allowance for loan losses are generally based on recent real estate appraisals of the collateral less estimated cost to sell. Declines in the fair values of other real estate owned subsequent to their initial acquisitions are also based on recent real estate appraisals less selling costs.

Impaired Loans

The appraisals used to establish the value of impaired loans are based on similar properties at similar times; however due to the differences in time and properties, the impaired loans are classified as Level 3. There were no impaired loan assets as of December 31, 2017 and 2016.

Foreclosed Assets

Foreclosed assets (upon initial recognition or subsequent impairment) are measured at fair value on a non-recurring basis.

Foreclosed assets, upon initial recognition, are measured and reported at fair value less cost to sell. Each reporting period, the Company remeasures the fair value of its significant foreclosed assets. Fair value is based upon independent market prices, appraised values of the foreclosed assets or management’s estimates of value, which the Company classifies as a Level 3 evaluation.

F-11

The following tables presents the balances of non-financial instruments measured at fair value on a non-recurring basis as of December 31, 2017 and 2016:

Quoted Prices
			in Active	Significant
			Markets for	Other	Significant
	December 31, 2017		Identical	Observable	Unobservable
	Carrying	Estimated	Assets	Inputs	Inputs
	Amount	Fair Value	Level 1	Level 2	Level 3

Foreclosed assets	$1,036	$1,036	$–	$–	$1,036

Quoted Prices
			in Active	Significant
			Markets for	Other	Significant
	December 31, 2016		Identical	Observable	Unobservable
	Carrying	Estimated	Assets	Inputs	Inputs
	Amount	Fair Value	Level 1	Level 2	Level 3

Foreclosed assets	$2,798	$2,798	$–	$–	$2,798

Fair Value of Financial Instruments

ASC 825 requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash and Cash Equivalents

The carrying amount approximates fair value because of the short maturity of these instruments.

Loans Receivable and Commitments to Extend Credit

For variable rate loans that reprice frequently with no significant change in credit risk, estimated fair values of collateral are based on carrying values at both December 31, 2017 and 2016. Because the loans are demand loan and therefore have no known time horizon, there is no significant impact from fluctuating interest rates. For unfunded commitments to extend credit, because there would be no adjustment between fair value and carrying amount for the amount if actually loaned, there is no adjustment to the amount before it is loaned. The amount for commitments to extend credit is not listed in the tables below because there is no difference between carrying value and fair value, and the amount is not recorded on the consolidated balance sheets as a liability.

Interest Receivable

Interest receivable from our customers is due approximately 10 days after it is billed; therefore, the carrying amount approximates fair value for the years ended December 31, 2017 and 2016.

Customer Interest Escrow

The customer interest escrow does not yield interest to the customer, but because: 1) the customer loans are demand loans, 2) it is not possible to estimate how long the escrow will be in place, and 3) the interest rate which could be used to discount this amount is negligible, the fair value approximates the carrying value at both December 31, 2017 and 2016.

F-12

Borrowings under Credit Facilities

The fair value of the Company’s borrowings under credit facilities is estimated based on the expected cash flows discounted using the current rates offered to the Company for debt of the same remaining maturities. As all of the borrowings under credit facilities or the Notes are either payable on demand or at similar rates to what the Company can borrow funds for today, the fair value of the borrowings is determined to approximate carrying value at both December 31, 2017 and 2016. The interest on our Notes offering is paid to our Note holders either monthly or at the end of their investment, compounded on a monthly basis. For the same reasons as the determination for the principal balances on the Notes, the fair value approximates the carrying value for the interest as well.

The table below is a summary of fair value estimates for financial instruments and the level of the fair value hierarchy (as discussed in Note 2) within which the fair value measurements are categorized at the periods indicated:

			Quoted Prices
			in Active	Significant
			Markets for	Other	Significant
	December 31, 2017		Identical	Observable	Unobservable
	Carrying	Estimated	Assets	Inputs	Inputs
	Amount	Fair Value	Level 1	Level 2	Level 3
Financial Assets
Cash and cash equivalents	$3,478	$3,478	$3,478	$–	$–
Loans receivable, net	30,043	30,043	–	–	30,043
Accrued interest on loans	720	720	–	–	720
Financial Liabilities
Customer interest escrow	935	935	–	–	935
Notes payable secured	11,644	11,644	–	–	11,644
Notes payable unsecured, net	16,904	16,904	–	–	16,904
Accrued interest payable	1,353	1,353	–	–	1,353

			Quoted Prices
			in Active	Significant
			Markets for	Other	Significant
	December 31, 2016		Identical	Observable	Unobservable
	Carrying	Estimated	Assets	Inputs	Inputs
	Amount	Fair Value	Level 1	Level 2	Level 3
Financial Assets
Cash and cash equivalents	$1,566	$1,566	$1,566	$–	$–
Loans receivable, net	20,091	20,091	–	–	20,091
Accrued interest on loans	280	280	–	–	280
Financial Liabilities
Customer interest escrow	812	812	–	–	812
Notes payable secured	7,322	7,322	–	–	7,322
Notes payable unsecured, net	11,962	11,962	–	–	11,962
Accrued interest payable	993	993	–	–	993

F-13

4. Financing Receivables

Financing receivables are comprised of the following as of December 31, 2017 and 2016:

	December 31, 2017	December 31, 2016

Loans receivable, gross	$32,375	$21,569
Less: Deferred loan fees	(847)	(618)
Less: Deposits	(1,497)	(861)
Plus: Deferred origination expense	109	55
Less: Allowance for loan losses	(97)	(54)

Loans receivable, net	$30,043	$20,091

Commercial Construction and Development Loans

Commercial Loans – Construction Loan Portfolio Summary

As of December 31, 2017, we have 52 borrowers, all of whom, including our one development loan customer (the “Hoskins Group”), borrow money for the purpose of building new homes. The loans typically involve funding of the lot and a portion of construction costs, for a total of between 50% and 70% of the completed value of the new home. As the home is built during the course of the loan, the loan balance increases. The loans carry an interest rate of 2% more than our cost of funds, and we charge a loan fee. The cost of funds was 9.99% as of December 31, 2017 and the interest rate charged to most customers was 11.99%. The loans are demand loans. Most have a deposit from the builder during construction to help offset the risk of partially built homes, and some have an interest escrow to offset payment of monthly interest risk.

The following is a summary of our loan portfolio to builders for home construction loans as of December 31, 2017 and December 31, 2016:

Year	Number of States	Number of Borrowers	Number of Loans	Value of Collateral(1)	Commitment Amount	Gross Amount Outstanding	Loan to Value Ratio(2)		Loan Fee
2017	16	52	168	$75,931	$47,087	$29,563	62	%(3)	5%
2016	15	30	69	46,187	27,141	17,487	59	%(3)	5%

(1)	The value is determined by the appraised value.

(2)	The loan to value ratio is calculated by taking the commitment amount and dividing by the appraised value.

(3)	Represents the weighted average loan to value ratio of the loans.

F-14

Commercial Loans – Real Estate Development Loan Portfolio Summary

The following is a summary of our loan portfolio to builders for land development as of December 31, 2017 and December 31, 2016.

Year	State	Number of Borrowers	Number of Loans	Value of Collateral(1)	Commitment Amount		Gross Amount Outstanding	Loan to Value Ratio(2)	Loan Fee
2017	Pennsylvania	1	3	$4,997	$4,600	(3)	$2,811	56%	$1,000
2016	Pennsylvania	1	3	6,586	5,931	(3)	4,082	62%	1,000

(1)	The value is determined by the appraised value adjusted for remaining costs to be paid and third-party mortgage balances. Part of this collateral is $1,240 in 2017 and $1,150 in 2016 of preferred equity in our Company. In the event of a foreclosure on the property securing these loans, the portion of our collateral that is preferred equity in our Company might be difficult to sell, which could impact our ability to eliminate the loan balance.

(2)	The loan to value ratio is calculated by taking the outstanding amount and dividing by the appraised value calculated as described above.

(3)	The commitment amount does not include letters of credit and cash bonds, as the sum of the total balance outstanding including the cash bonds plus the letters of credit and remaining to fund for construction is less than the $4,600 commitment amount.

Credit Quality Information

The following table presents credit-related information at the “class” level in accordance with FASB ASC 310-10-50, Disclosures about the Credit Quality of Finance Receivables and the Allowance for Credit Losses. A class is generally a disaggregation of a portfolio segment. In determining the classes, the Company considered the finance receivable characteristics and methods it applies in monitoring and assessing credit risk and performance.

The following table summarizes finance receivables by the risk ratings that regulatory agencies utilize to classify credit exposure and which are consistent with indicators the Company monitors. Risk ratings are reviewed on a regular basis and are adjusted as necessary for updated information affecting the borrowers’ ability to fulfill their obligations.

The definitions of these ratings are as follows:

●	Pass – finance receivables in this category do not meet the criteria for classification in one of the categories below.

●	Special mention – a special mention asset exhibits potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may, at some future date, result in the deterioration of the repayment prospects.

●	Classified – a classified asset ranges from: 1) assets that are inadequately protected by the current sound worth and paying capacity of the borrower, and are characterized by the distinct possibility that some loss will be sustained if the deficiencies are not corrected to 2) assets with weaknesses that make collection or liquidation in full unlikely on the basis of current facts, conditions, and values. Assets in this classification can be accruing or on non-accrual depending on the evaluation of these factors.

Finance Receivables – By risk rating:

	December 31, 2017	December 31, 2016

Pass	$25,656	$18,275
Special mention	6,719	3,294
Classified – accruing	–	–
Classified – nonaccrual	–	–

Total	$32,375	$21,569

F-15

Finance Receivables – Method of impairment calculation:

	December 31, 2017	December 31, 2016

Performing loans evaluated individually	$14,992	$12,424
Performing loans evaluated collectively	17,383	9,145
Non-performing loans without a specific reserve	–	–
Non-performing loans with a specific reserve	–	–

Total evaluated collectively for loan losses	$32,375	$21,569

At December 31, 2017 and 2016, there were no loans acquired with deteriorated credit quality, loans past due 90 or more days, impaired loans, or loans on nonaccrual status.

5. Foreclosed Assets

Roll forward of foreclosed assets for the years ended December 31, 2017 and 2016:

	2017	2016

Beginning balance	$2,798	$965
Additions from loans	–	1,813
Additions for construction/development	317	566
Sale proceeds	(1,890)	(463)
Gain on sale	77	28
Impairment loss on foreclosed assets	(266)	(111)

Ending balance	$1,036	$2,798

6. Borrowings

The following table displays our borrowings and a ranking of priority:

	Priority Rank	December 31, 2017	December 31, 2016
Borrowing Source
Purchase and sale agreements and other secured borrowings	1	$11,644	$7,322
Secured line of credit from affiliates	2	–	–
Unsecured line of credit (senior)	3	–	–
Other unsecured debt (senior subordinated)	4	279	279
Unsecured Notes through our public offering, gross	5	14,121	11,221
Other unsecured debt (subordinated)	5	2,617	700
Other unsecured debt (junior subordinated)	6	173	173

Total		$28,834	$19,695

F-16

The following table shows the maturity of outstanding debt as of December 31, 2017:

Year Maturing	Total Amount Maturing	Public Offering	Other Unsecured	Purchase and Sale Agreements and other secured borrowings

2018	$18,681	$4,633	$2,404	$11,644
2019	3,769	3,656	113	–
2020	2,495	1,943	552	–
2021	3,889	3,889	–	–

Total	$28,834	$14,121	$3,069	$11,644

Purchase and Sale Agreements

We have two purchase and sale agreements where we are the seller of portions of loans we create. The two purchasers are Builder Finance, Inc. (“Builder Finance”) and S.K. Funding, LLC (“S.K. Funding”). Generally, the purchasers buy between 50% and 70% of each loan sold. They receive interest rates ranging from our cost of funds to the note rate charged to the borrower (interest rates were between 9% and 12% for both 2017 and 2016), and generally none of the loan fees we charge. We have the right to call some of the loans sold, with some restrictions. Once sold, the purchaser must fund their portion of the loans purchased. We service the loans. Also, there are limited put options in some cases, whereby the purchaser can cause us to repurchase a loan. The purchase and sale agreements are recorded as secured borrowings.

In July 2017, we entered into the Sixth Amendment (the “Sixth Amendment”) to our loan purchase and sale agreement (the “Agreement”) with S.K. Funding. The Agreement was originally entered into between the Company and Seven Kings Holdings, Inc. (“7Kings”). However, on or about May 7, 2015, 7Kings assigned its right and interest in the Agreement to S.K. Funding.

The purpose of the Sixth Amendment was to allow S.K. Funding to purchase portions of the Pennsylvania Loans for a purchase price of $3,000 under parameters different from those specified in the Agreement. The Pennsylvania Loans purchased pursuant to the Sixth Amendment consist of a portion of the loans to the Hoskins Group. We will continue to service the loans.

The timing of the Company’s principal and interest payments to S.K. Funding under the Sixth Amendment, and S.K. Funding’s obligation to fund the Pennsylvania Loans, vary depending on the total principal amount of the Pennsylvania Loans outstanding at any time. The Pennsylvania Loans had a principal amount in excess of $4,000 as of the effective date of the Sixth Amendment. While the total principal amount of the Pennsylvania Loans exceeds $1,000, S.K. Funding must fund (by paying the Company) the amount by which the total principal amount of the Pennsylvania Loans exceeds $1,000, with such total amount funded not exceeding $3,000. The interest rate accruing to S.K. Funding under the Sixth Amendment is 10.5% calculated on a 365/366-day basis. When the total principal amount of the Pennsylvania Loans is less than $4,000, the Company will also repay S.K. Funding’s principal as principal payments are received on the Pennsylvania Loans from the underlying borrowers in the amount by which the total principal amount of the Pennsylvania Loans is less than $4,000 until S.K. Funding’s principal has been repaid in full. S.K. Funding will continue to be obligated, as described in this paragraph, to fund (by paying the Company) the Pennsylvania Loans for any increases in the outstanding balance of the Pennsylvania Loans up to no more than a total outstanding amount of $4,000.

The Sixth Amendment has a term of 24 months from the effective date and will automatically renew for additional six-month terms unless either party gives written notice of its intent not to renew the Sixth Amendment at least six months prior to the end of a term. Further, no Protective Advances (as such term is defined in the Agreement) will be required with respect to the Pennsylvania Loans. S.K. Funding will have a priority position as compared to the Company in the case of a default by any of the borrowers.

F-17

Lines of Credit

In July 2017, we entered into a line of credit agreement with a group of lenders (“Shuman”). The line is secured with assignments of certain notes and mortgages and carries a total cost of funds to us of 10%. The maximum amount we can draw on the line is $1,325, which was fully borrowed as of December 31, 2017. It is due in July 2018.

In October 2017, we entered into a Line of Credit Agreement (the “LOC Agreement”) with Paul Swanson (the “Lender”). Pursuant to the LOC Agreement, the Lender will provide us with a revolving line of credit (the “Line of Credit”) not to exceed $4,000. The LOC Agreement is effective as of October 23, 2017 and will terminate 15 months after that date unless extended by the Lender for one or more additional 15-month periods. We may terminate the LOC Agreement by providing the Lender with notice at least 60 days in advance of the original termination or any renewal termination date.

The Line of Credit requires monthly payments of interest only during the term of the Line of Credit, with the principal balance due upon termination. The unpaid principal amounts advanced on the Line of Credit bear interest for each day until due at a fixed rate per annum (computed on the basis of a year of 360 days for actual days elapsed) for each day at 9%. We may, at our option, choose to prepay the principal, interest, or other amounts due from us under the Line of Credit in whole or in part at any time.

We are pledging, and will continue to pledge in the future, certain of our commercial loans as collateral for the Line of Credit (the “Collateral Loans”) pursuant to the Collateral Assignment of Notes and Documents dated as of October 23, 2017. The amount outstanding under the Line of Credit may not exceed 67% of the aggregate amount outstanding on the Collateral Loans then pledged to secure the Line of Credit. Our obligation to repay the Line of Credit is evidenced by two Promissory Notes from us dated October 23, 2017 (the “Promissory Notes”), one evidencing a promise to repay the secured portion of the Line of Credit and one evidencing a promise to repay the unsecured portion of the Line of Credit. As of December 31, 2017, the secured portion of the borrowings was $2,096 and the unsecured was $1,904.

R. Scott Summers, P.L.L.C., a West Virginia professional limited liability company (the “Custodian”) will serve as the custodian to hold the Collateral Loans for the benefit of the Lender pursuant to the Custodial Agreement dated as of October 23, 2017 between us, the Lender, and the Custodian. The Custodian is owned by R. Scott Summers, an investor in our public Notes offering and the son of Kenneth R. Summers, one of our independent managers. The Custodian is responsible for certifying to the Lender that it has received the relevant Collateral Loan assignment documentation from us. We are responsible for paying the Custodian’s monthly fee, which is equal to 1% interest on the amount of the Collateral Loans outstanding in the Custodian’s custody.

F-18

Summary

The secured borrowings are detailed below:

	December 31, 2017		December 31, 2016
	Book Value of Loans which	Due From Shepherd’s Finance to Loan	Book Value of Loans which	Due From Shepherd’s Finance to Loan
	Served as	Purchaser or	Served as	Purchaser or
	Collateral	Lender	Collateral	Lender
Loan purchaser
Builder Finance	$7,483	$4,089	$5,779	$2,517
S.K. Funding	9,128	4,134	7,770	4,805
Shuman	1,747	1,325	–	–
Paul Swanson	2,518	2,096	–	–

Total	$20,876	$11,644	$13,549	$7,322

As of December 31, 2016, the $7,770 of loans which served as collateral for S.K. Funding did not include the book value of the foreclosed assets which also secure their position, which amount was $1,813.

Unsecured Loans

We have various unsecured loans, the largest of which are listed in the table below:

Description	Current maturity	Maximum amount	December 31, 2017 Balance	December 31, 2016 Balance	Annual Interest Rate	Interest Cost 2017	Interest Cost 2016
Swanson Unsecured Portion	June 2018	$4,000	$1,904	$-	10.0%	$42	$-
7Kings	August 2019	500	500	500	7.5%	37	38
Builder Finance	January 2019	500	-	-	10.0%	22	-

We have several other unsecured Notes of lesser amounts with varying maturity dates.

Unsecured Notes through the Public Offering (Notes Program)

The effective interest rate on the borrowings at December 31, 2017 and 2016 was 9.21% and 8.26%, respectively, not including the amortization of deferred financing costs. There are limited rights of early redemption. We generally offer four maturities at any given time, ranging anywhere from 12 to 48 months. The following table shows the roll forward of our Notes program:

	December 31, 2017	December 31, 2016

Gross notes outstanding, beginning of period	$11,221	$8,496
Notes issued	8,375	4,972
Note repayments / redemptions	(5,475)	(2,247)

Gross notes outstanding, end of period	14,121	11,221

Less deferred financing costs, net	286	411

Notes outstanding, net	$13,835	$10,810

F-19

The following is a roll forward of deferred financing costs:

	December 31, 2017	December 31, 2016

Deferred financing costs, beginning balance	$1,014	$935
Additions	88	79
Deferred financing costs, ending balance	1,102	$1,014
Less accumulated amortization	(816)	(603)
Deferred financing costs, net	$286	$411

The following is a roll forward of the accumulated amortization of deferred financing costs:

	December 31, 2017	December 31, 2016

Accumulated amortization, beginning balance	$603	$336
Additions	213	267
Accumulated amortization, ending balance	$816	$603

7. Redeemable Preferred Equity

Series C cumulative preferred units (“Series C Preferred Units”) were issued to Margaret Rauscher IRA LLC (Margaret Rauscher is the wife of one of our independent managers, Eric A. Rauscher) in March 2017 and to an IRA owned by William Myrick, another one of our independent managers, in April 2017. They are redeemable by the Company at any time, upon a change of control or liquidation, or by the investor any time after 6 years from the initial date of purchase. The Series C Preferred Units have a fixed value which is their purchase price and preferred liquidation and distribution rights. Yearly distributions of 12% of the Series C Preferred Units’ value (provided profits are available) will be made quarterly. This rate can increase if any interest rate on our public Notes offering rises above 12%. Dividends can be reinvested monthly into additional Series C Preferred Units. The Series C Preferred Units have the same preferential rights as the Series B Preferred Units as more fully described in the following note.

Roll forward of redeemable preferred equity:

	December 31, 2017	December 31, 2016

Beginning balance	$–	$–
Additions from new investment	1,004	–
Additions from reinvestment	93	–

Ending balance	$1,097	$–

F-20

The following table shows the earliest redemption options for investors in Series C Preferred Units as of December 31, 2017:

Year Maturing	Total Amount Redeemable

2023	$1,097

Total	$1,097

8. Members’ Capital

There are currently two classes of units outstanding: Class A common units and Series B cumulative preferred units (“Series B Preferred Units”).

The Class A common units are held by eight members, all of whom have no personal liability. All Class A common members have voting rights in proportion to their capital account. There were 2,629 Class A common units outstanding at both December 31, 2017 and 2016.

The Series B Preferred Units were issued to the Hoskins Group through a reduction in a loan issued by the Hoskins Group to the Company. In December 2015, the Hoskins Group agreed to purchase 0.1 Series B Preferred Units for $10 at each closing of a lot to a third party in the Hamlets and Tuscany subdivision. As of December 31, 2017, the Hoskins Group owns a total of 12.4 Series B Preferred Units, which were issued for a total of $1,240. Both the Series B Preferred Units and the Series C Preferred Units have the same basic preferential status as compared to the Class A common units, and are pari passu with each other. Both Preferred Unit types enjoy a liquidation preference and a dividend preference, as well as a 12-month recovery period for a shortfall in earnings.

There are two additional authorized unit classes: Class A preferred units and Class B profit units. Once Class B profit units are issued, the existing Class A common units will become Class A preferred units. Class A Preferred units will receive preferred treatment in terms of distributions and liquidation proceeds.

9. Related Party Transactions

The Company has a loan agreement with two of our larger members. The agreements layout the terms under which those members can lend money to us, providing that we desire the funds and the members wish to lend. The lines have not been used in 2017 or 2016. The rates on funds, if borrowed, are equal to those members’ cost of funds at the time of the advance.

An IRA owned by the wife of Eric A. Rauscher, one of our independent managers, and an IRA owned by William Myrick, also one of our independent managers, each own Series C Preferred Units, as more fully described in Note 7.

Each of our three independent managers and our Executive Vice President of Operations own 1% of our Class A common units.

One of our independent managers Kenneth R. Summers and his son are minor participants in the Shuman line of credit, which is more fully described in Note 6.

The Company has loan agreements with the Hoskins Group, as more fully described in Note 4 – Commercial Loans – Real Estate Development Loan Portfolio Summary

The Hoskins Group has a preferred equity interest in the Company, as more fully described in Note 8.

F-21

The Company has accepted new investments under the Notes Program from employees, managers, members and relatives of managers and members, with $1,715 and $2,197 outstanding at December 31, 2017 and 2016, respectively. The larger of these investments are detailed below:

(All dollar [$] amounts shown in table in thousands).

	Relationship to	Amount invested as of		Weighted average interest rate as of	Interest earned during the year ended
	Shepherd’s	December 31,	December 31,	December 31,	December 31,
Investor	Finance	2017	2016	2017	2017	2016
Eric Rauscher	Independent Manager	$475	$600	10.00%	$36	$45

Wallach Family Irrevocable Educational Trust	Trustee is Member	200	200	9.00%	19	16

David Wallach	Father of Member	211	111	9.42%	17	10

Joseph Rauscher	Parents of Independent Manager	195	186	9.33%	15	16

R. Scott Summers	Son of Independent Manager	275	75	8.00%	19	29

10. Commitments and Contingencies

In the normal course of business there may be outstanding commitments to extend credit that are not included in the consolidated financial statements. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon and some of the funding may come from the earlier repayment of the same loan (in the case of revolving lines), the total commitment amounts do not necessarily represent future cash requirements. The financial instruments involve, to varying degrees, elements of credit and interest rate risk in excess of amounts recognized in the consolidated financial statements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. Unfunded commitments to extend credit, which have similar collateral, credit risk and market risk to our outstanding loans, were $19,312 and $11,503 at December 31, 2017 and 2016, respectively.

F-22

11. Selected Quarterly Condensed Consolidated Financial Data (Unaudited)

Summarized unaudited quarterly condensed consolidated financial data for the quarters of 2017 and 2016 are as follows:

	Quarter 4	Quarter 3	Quarter 2	Quarter 1	Quarter 4	Quarter 3	Quarter 2	Quarter 1
	2017	2017	2017	2017	2016	2016	2016	2016

Net Interest Income after Loan Loss Provision	$802	$917	$725	$617	$491	$442	$464	$479
Non-Interest Income	–	–	–	77	28	–	44	–
SG&A expense	643	537	456	454	367	297	305	350
Impairment loss on foreclosed assets	64	47	106	49	111	–	–	–
Net Income	$95	$333	$163	$191	$41	$145	$203	$129

12. Non-Interest Expense Detail

The following table displays our selling, general and administrative expenses for the years ended December 31, 2017 and 2016:

	For the Years Ended December 31,
	2017	2016
Selling, general and administrative expenses
Legal and accounting	$196	$167
Salaries and related expenses	1,435	798
Board related expenses	108	112
Advertising	59	46
Rent and utilities	33	19
Loan and foreclosed asset expenses	57	62
Travel	78	35
Other	124	80
Total SG&A	$2,090	$1,319

Printing costs are both for printing of investor related material and for the filing of documents electronically with the Securities and Exchange Commission.

13. Subsequent Events

Management of the Company has evaluated subsequent events through March 23, 2018, the date these consolidated financial statements were issued.

On January 2, 2018, our board of managers appointed Catherine Loftin to serve as our Chief Financial Officer. Previously, we did not have a Chief Financial Officer.

On January 5, 2018, we entered into the Twelfth Amendment (the “Amendment”) to the Credit Agreement (the “Credit Agreement”) with Benjamin Marcus Homes, L.L.C. (“BMH”) and Investor’s Mark Acquisitions, LLC (“IMA”). Pursuant to the Amendment, the balance of the BMH Loan (as defined in the Credit Agreement) is increased by the amount of money spent by BMH and IMA on a property that has been added as collateral to the BMH Loan. We will not require BMH or IMA to provide additional funds into the Interest Escrow (as defined in the Credit Agreement) as part of the funding of the BMH Loan increase. The Credit Agreement requires BMH and IMA to pay into the Interest Escrow an amount equal to 20% of the proceeds upon the payoff of each lot; provided, however, that lots which payoff in the six months following the date of the Amendment will have 100% of their proceeds applied towards principal repayment.

On January 19, 2018, the Company entered into a mortgage on the office building, which it owns and in which it operates, for $660 which is located at 13241 Bartram Park Blvd, Units 2401, 2405, 2409, and 2413.

On March 1, 2018, William Myrick, an independent manager, member of the Audit Committee, and member and Chairman of the Nominating and Corporate Governance Committee and Compensation Committee of the board of managers resigned from such positions. On March 1, 2018, in accordance with our operating agreement, the board of managers decreased the size of the board of managers from four managers to three managers. On March 5, 2018, our board of managers appointed Mr. Myrick as our Executive Vice President of Sales.

On March 1, 2018, Mr. Myrick purchased 14.3% of our Class A common equity for $1,000 from Daniel and Joyce Wallach.

On March 1, 2018, the Company borrowed $1,000 from the line of credit from Daniel Wallach and wife Joyce Wallach, which has remaining availability of $250.

F-23

Shepherd’s Finance, LLC

Interim Condensed Consolidated Balance Sheets

	As of
(in thousands of dollars)	September 30, 2018	December 31, 2017
	(Unaudited)
Assets
Cash and cash equivalents	$3,345	$3,478
Accrued interest receivable	620	720
Loans receivable, net	42,541	30,043
Foreclosed assets	6,323	1,036
Property, plant and equipment, net	1,023	1,020
Other assets	274	58

Total assets	$54,126	$36,355

Liabilities, Redeemable Preferred Equity and Members’ Capital

Liabilities

Customer interest escrow	$877	$935
Accounts payable and accrued expenses	863	705
Accrued interest payable	1,867	1,353
Notes payable secured, net of deferred financing costs	20,338	11,644
Notes payable unsecured, net of deferred financing costs	24,847	16,904
Due to preferred equity member	32	31

Total liabilities	48,824	31,572

Commitments and Contingencies (Notes 3 and 9)

Redeemable Preferred Equity

Series C preferred equity	1,426	1,097

Members’ Capital

Series B preferred equity	1,320	1,240
Class A common equity	2,556	2,446
Members’ capital	3,876	3,686

Total liabilities, redeemable preferred equity and members’ capital	$54,126	$36,355

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

F-24

Shepherd’s Finance, LLC
Interim Condensed Consolidated Statements of Operations - Unaudited

For the Three and Nine Months ended September 30, 2018 and 2017

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands of dollars)	2018	2017	2018	2017
Interest Income
Interest and fee income on loans	$2,045	$1,673	$5,917	$4,203
Interest expense:
Interest related to secured borrowings	552	342	1,480	718
Interest related to unsecured borrowings	587	424	1,550	1,192
Interest expense	1,139	748	3,030	1,910

Net interest income	906	925	2,887	2,293
Less: Loan loss provision	2	8	61	34

Net interest income after loan loss provision	904	917	2,826	2,259

Non-Interest Income
Gain from sale of foreclosed assets	–	–	–	77
Gain from foreclosure of assets	20	–	20	–

Total non-interest income	20	–	20	77

Income	924	917	2,846	2,326

Non-Interest Expense
Selling, general and administrative	680	525	1,988	1,423
Depreciation and amortization	23	12	61	24
Loss from sale of foreclosed assets	3	-	3	-
Loss from foreclosure of assets	47	-	47	-
Impairment loss on foreclosed assets	4	47	89	202

Total non-interest expense	757	584	2,188	1,649

Net Income	$167	333	$658	$687

Earned distribution to preferred equity holders	69	61	199	149

Net income attributable to common equity holders	$98	272	$459	$538

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

F-25

Shepherd’s Finance, LLC

Interim Condensed Consolidated Statements of Changes in Members’ Capital - Unaudited

For the Nine Months Ended September 30, 2018

(in thousands of dollars)	Nine Months Ended September 30, 2018

Members’ capital, beginning balance	$3,686
Net income	658
Contributions from members (preferred)	80
Earned distributions to preferred equity holders	(199)
Distributions to common equity holders	(349)
Members’ capital, ending balance	$3,876

The accompanying notes are an integral part of the interim condensed consolidated financial statements.

F-26

Shepherd’s Finance, LLC

Interim Condensed Consolidated Statements of Cash Flows - Unaudited

For the Nine Months Ended September 30, 2018 and 2017

	Nine Months Ended September 30,
(in thousands of dollars)	2018	2017

Cash flows from operations
Net income	$658	$687
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of deferred financing costs	142	165
Provision for loan losses	61	34
Net loan origination fees deferred	375	120
Change in deferred origination expense	(31)	(26)
Impairment of foreclosed assets	89	202
Depreciation and amortization	61	24
Gain on foreclosed assets	(20)
Loss on foreclosed assets	47	-
Gain from sale of foreclosed assets	-	(77)
Loss from sale of foreclosed assets	3	-
Net change in operating assets and liabilities
Other assets	(216)	(67)
Accrued interest receivable	(143)	(155)
Customer interest escrow	(58)	39
Accounts payable and accrued expenses	672	217

Net cash provided by (used in) operating activities	1,640	1,163

Cash flows from investing activities
Loan originations and principal collections, net	(18,072)	(9,663)
Proceeds from sale of loans	198	-
Investment in foreclosed assets	(1,039)	(296)
Proceeds from sale of foreclosed assets	370	1,890
Property plant and equipment additions	(64)	(698)

Net cash used in investing activities	(18,607)	(8,767)

Cash flows from financing activities
Contributions from redeemable preferred equity	1,400	1,004
Contributions from members (preferred)	80	70
Distributions to redeemable preferred equity	(1,176)	-
Distributions to preferred equity holders	(93)	(88)
Distributions to common equity holders	(349)	(189)
Proceeds from secured note payable	19,181	11,760
Repayments of secured note payable	(9,905)	(6,914)
Proceeds from unsecured notes payable	12,149	9,412
Redemptions/repayments of unsecured notes payable	(4,258)	(6,481)
Deferred financing costs paid	(195)	(65)

Net cash provided by financing activities	16,834	8,509

Net increase (decrease) in cash and cash equivalents	(133)	905

Cash and cash equivalents
Beginning of period	3,478	1,566
End of period	$3,345	$2,471

Supplemental disclosure of cash flow information
Cash paid for interest	$2,466	$1,616

Non-cash investing and financing activities
Earned but not paid distribution of preferred equity holders	$105	$29
Foreclosure of assets	$4,494	$–
Accrued interest reduction due to foreclosure	$243	$–
Secured line of credit reduction due to construction loan purchase	$477	–

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

F-27

Shepherd’s Finance, LLC

Notes to Interim Condensed Consolidated Financial Statements (unaudited)

Information presented throughout these notes to the interim condensed consolidated financial statements (unaudited) is in thousands of dollars.

1. Description of Business and Basis of Presentation

Description of Business

Shepherd’s Finance, LLC and subsidiary (the “Company”) was originally formed as a Pennsylvania limited liability company on May 10, 2007. The Company is a sole member of a consolidating subsidiary, 84 REPA, LLC. The Company operates pursuant to its Second Amended and Restated Operating Agreement by and among Daniel M. Wallach and the other members of the Company effective as of March 16, 2017.

As of September 30, 2018, the Company extends commercial loans to residential homebuilders (in 17 states) to:

●	construct single family homes,
●	develop undeveloped land into residential building lots, and
●	purchase and improve for sale older homes.

Basis of Presentation

The accompanying (a) interim condensed consolidated balance sheet as of December 31, 2017, which has been derived from audited consolidated financial statements, and (b) unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information , the instructions to Form 10-Q and Article 10 of Regulation S-X. While certain information and disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”), management believes that the disclosures herein are adequate to make the unaudited interim condensed consolidated information presented not misleading. In the opinion of management, the unaudited interim condensed consolidated financial statements reflect all adjustments necessary for a fair presentation of the consolidated financial position, results of operations, and cash flows for the periods presented. Such adjustments are of a normal, recurring nature. The consolidated results of operations for any interim period are not necessarily indicative of results expected for the fiscal year ending December 31, 2018. These unaudited interim condensed consolidated financial statements should be read in conjunction with the 2017 consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2017. The accounting policies followed by the Company are set forth in Note 2 – Summary of Significant Accounting Policies in the 2017 financial statements .

Accounting Standards Adopted in the Period

Accounting Standards Update (“ASU”) 2016-01, “Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities (An Amendment of FASB ASC 825).” The Financial Accounting Standards Board (“FASB”) issued ASU 2016-01 in January 2016, and it was intended to enhance the reporting model for financial instruments to provide users of financial statements with improved decision-making information. The amendments of ASU 2016-01 include: (i) requiring equity investments, except those accounted for under the equity method of accounting or those that result in the consolidation of an investee, to be measured at fair value, with changes in fair value recognized in net income; (ii) requiring a qualitative assessment to identify impairment of equity investments without readily determinable fair values; and (iii) clarifying that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets.

ASU 2016-01 became effective for the Company on January 1, 2018. The adoption of ASU 2016-01 did not have a material impact on the Company’s consolidated financial statements.

F-28

ASU 2014-09, “Revenue from Contracts with Customers (Topic 606).” Issued in May 2014, ASU 2014-09 added FASB Accounting Standards Codification (“ASC”) Topic 606, “Revenue from Contracts with Customers,” and superseded revenue recognition requirements in FASB ASC Topic 605, “Revenue Recognition,” and certain cost guidance in FASB ASC Topic 605-35, “Revenue Recognition – Construction-Type and Production-Type Contracts.” ASU 2014-09 requires an entity to recognize revenue when (or as) an entity transfers control of goods or services to a customer at the amount to which the entity expects to be entitled. Depending on whether certain criteria are met, revenue should be recognized either over time, in a manner that depicts the entity’s performance, or at a point in time, when control of the goods or services is transferred to the customer. ASU 2014-09 became effective for the Company on January 1, 2018. The adoption of ASU 2014-09 did not have a material impact on the Company’s consolidated financial statements.

Revenue

On January 1, 2018, the Company implemented ASU 2014-09, codified at ASC Topic 606. The Company adopted ASC Topic 606 using the modified retrospective transition method. As of December 31, 2017, the Company had no uncompleted customer contracts and, as a result, no cumulative transition adjustment was made during the first quarter of 2018. Results for reporting periods beginning January 1, 2018 are presented under ASC Topic 606, while prior period amounts continue to be reported under legacy U.S. GAAP.

The majority of the Company’s revenue is generated through interest earned on financial instruments, including loans, which falls outside the scope of ASC Topic 606. All of the Company’s revenue that is subject to ASC Topic 606 would be included in non-interest income; however, not all non-interest income is subject to ASC Topic 606. The Company had no contract liabilities or unsatisfied performance obligations with customers as of September 30, 2018.

Reclassifications

Certain prior year amounts have been reclassified for consistency with current period presentation.

2. Fair Value

The Company had no financial instruments measured at fair value on a recurring basis as of September 30, 2018 and December 31, 2017.

The following tables present the balances of non-financial instruments measured at fair value on a non-recurring basis as of September 30, 2018 and December 31, 2017.

September 30, 2018

	Carrying	Estimated	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Amount	Fair Value	Level 1	Level 2	Level 3

Foreclosed assets	$6,323	$6,323	$–	$–	$6,323
Impaired Loans	1,000	997	–	–	997

F-29

December 31, 2017

Quoted Prices
			in Active	Significant
			Markets for	Other	Significant
			Identical	Observable	Unobservable
	Carrying	Estimated	Assets	Inputs	Inputs
	Amount	Fair Value	Level 1	Level 2	Level 3

Foreclosed assets	$1,036	$1,036	$–	$–	$1,036

The table below is a summary of fair value estimates for financial instruments and the level of the fair value hierarchy within which the fair value measurements are categorized at the periods indicated:

September 30, 2018

			Quoted Prices
			in Active	Significant
			Markets for	Other	Significant
			Identical	Observable	Unobservable
	Carrying	Estimated	Assets	Inputs	Inputs
	Amount	Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and cash equivalents	$3,345	$3,345	$3,345	$–	$–
Loans receivable, net	42,541	42,541	–	–	42,541
Accrued interest receivable	620	620	–	–	620
Financial Liabilities:
Customer interest escrow	877	877	–	–	877
Notes payable secured	20,338	20,338	–	–	20,338
Notes payable unsecured, net	24,847	24,847	–	–	24,847
Accrued interest payable	1,867	1,867	–	–	1,867

F-30

December 31, 2017

			Quoted Prices
			in Active	Significant
			Markets for	Other	Significant
			Identical	Observable	Unobservable
	Carrying	Estimated	Assets	Inputs	Inputs
	Amount	Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Cash and cash equivalents	$3,478	$3,478	$3,478	$–	$–
Loans receivable, net	30,043	30,043	–	–	30,043
Accrued interest receivable	720	720	–	–	720
Financial Liabilities:
Customer interest escrow	935	935	–	–	935
Notes payable secured	11,644	11,644	–	–	11,644
Notes payable unsecured, net	16,904	16,904	–	–	16,904
Accrued interest payable	1,353	1,353	–	–	1,353

3. Financing Receivables

Financing receivables are comprised of the following as of September 30, 2018 and December 31, 2017:

	September 30, 2018	December 31, 2017

Loans receivable, gross	$45,214	$32,375
Less: Deferred loan fees	(1,222)	(847)
Less: Deposits	(1,434)	(1,497)
Plus: Deferred origination expense	141	109
Less: Allowance for loan losses	(158)	(97)

Loans receivable, net	$42,541	$30,043

Commercial Construction and Development Loans

Commercial Loans – Construction Loan Portfolio Summary

As of September 30, 2018, the Company’s portfolio consisted of 232 commercial construction and seven development loans with 68 borrowers within 16 states.

The following is a summary of the loan portfolio to builders for home construction loans as of September 30, 2018 and December 31, 2017:

Year	Number of States	Number of Borrowers	Number of Loans	Value of Collateral(1)	Commitment Amount	Gross Amount Outstanding	Loan to Value Ratio(2)		Loan Fee
2018	16	68	232	$91,989	$60,943	$40,179	66	%(3)	5%
2017	16	52	168	75,931	47,087	29,564	62	%(3)	5%

(1)	The value is determined by the appraised value.

(2)	The loan to value ratio is calculated by taking the commitment amount and dividing by the appraised value.

(3)	Represents the weighted average loan to value ratio of the loans.

F-31

Commercial Loans – Real Estate Development Loan Portfolio Summary

The following is a summary of our loan portfolio to builders for land development as of September 30, 2018 and December 31, 2017:

Year	Number of States	Number of Borrowers	Number of Loans(4)	Gross Value of Collateral(1)	Commitment Amount(3)	Gross Amount Outstanding	Loan to Value Ratio(2)	Loan Fee
2018	3	3	7	$7,046	$6,434	$5,035	71%	$1,000
2017	1	1	3	4,997	4,600	2,811	56%	1,000

(1)	The value is determined by the appraised value adjusted for remaining costs to be paid. A portion of this collateral is $1,320 and $1,240 as of September 30, 2018 and December 31, 2017, respectively , of preferred equity in our Company. In the event of a foreclosure on the property securing these loans, the portion of our collateral that is preferred equity might be difficult to sell, which may impact our ability to recover the loan balance. In addition, a portion of the collateral value is estimated based on the selling prices anticipated for the homes.

(2)	The loan to value ratio is calculated by taking the outstanding amount and dividing by the appraised value calculated as described above.

(3)	The commitment amount does not include letters of credit and cash bonds.

(4)	As of December 31, 2017, our development loans consisted of borrowings which originated in December 2011 and to which we refer throughout this report as the “Pennsylvania Loans”.

Credit Quality Information

The following tables present credit-related information at the “class” level in accordance with FASB ASC 310-10-50, “Disclosures about the Credit Quality of Finance Receivables and the Allowance for Credit Losses.” See our Form 10-K for the year ended December 31, 2017, as filed with the SEC, for more information.

Gross finance receivables – By risk rating:

	September 30, 2018	December 31, 2017

Pass	$40,103	$25,656
Special mention	4,111	6,719
Classified – accruing	-	-
Classified – nonaccrual	1,000	-
Total	$45,214	$32,375

F-32

Gross finance receivables – Method of impairment calculation:

	September 30, 2018	December 31, 2017

Performing loans evaluated individually	$17,193	$14,992
Performing loans evaluated collectively	27,021	17,383
Non-performing loans without a specific reserve	1,000	-
Non-performing loans with a specific reserve	-	-
Total	$45,214	$32,375

As of September 30, 2018 and December 31, 2017, there were no loans acquired with deteriorated credit quality.

Impaired Loans

The following is a summary of our impaired nonaccrual commercial construction loans as of September 30, 2018, and December 31, 2017.

	September 30, 2018	December 31, 2017

Unpaid principal balance (contractual obligation from customer)	$1,000	$-
Charge-offs and payments applied	-	-
Gross value before related allowance	1,000	-
Related allowance	(3)	-
Value after allowance	$997	$-

Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of loans receivable. Our concentration risks for individual borrowers are summarized in the table below:

	September 30, 2018		December 31, 2017
		Percent of		Percent of
	Borrower	Loan	Borrower	Loan
	City	Commitments	City	Commitments

Highest concentration risk	Pittsburgh, PA	25%	Pittsburgh, PA	22%
Second highest concentration risk	Orlando, FL	10%	Sarasota, FL	7%
Third highest concentration risk	Cape Coral, FL	3%	Savannah, GA	5%

4. Foreclosed Assets

The following table is a roll forward of foreclosed assets:

	Nine Months Ended September 30, 2018	Year Ended December 31, 2017	Nine Months Ended September 30, 2017

Beginning balance	$1,036	$2,798	$2,798
Additions from loans	4,737	-	-
Additions for construction/development	1,039	317	296
Sale proceeds	(370)	(1,890)	(1,890)
Gain on sale	-	77	77
Loss on sale	(3)	-	-
Gain on foreclosure	20	-	-
Loss on foreclosure	(47)	-	-
Impairment loss on foreclosed assets	(89)	(266)	(202)

Ending balance	$6,323	$1,036	$1,079

F-33

During the nine months ended September 30, 2018 we recorded four deed in lieu of foreclosures. Three of the four were with a certain borrower with a completed home and two lots. The fourth was with a borrower who defaulted on a loan by failing to make interest payments .

During the first nine of months of 2018, we reclassified $4,737 to foreclosed assets, $4,494 of principal from loans receivable, net; and $243 from accrued interest receivable. We sold one of our foreclosed assets with sales proceeds of $370 and a loss on the sale of $3.

During the quarter ended September 30, 2018, we reclassified $597 to foreclosed assets and recognized a gain on foreclosure of $20 on the two lots and a loss on foreclosure of $47 on the completed home.

5. Borrowings

The following table displays our borrowings and a ranking of priority:

	Priority Rank	September 30, 2018	December 31, 2017
Borrowing Source
Borrowings secured by loans	1	$16,931	$11,644
Other secured borrowings	2	3,511	-
Unsecured line of credit (senior)	3	500	-
Other unsecured borrowings (senior subordinated)	4	1,008	279
Unsecured Notes through our public offering, gross	5	17,975	14,121
Other unsecured borrowings (subordinated)	5	5,008	2,617
Other unsecured borrowings (junior subordinated)	6	590	173
Total		$45,523	$28,834

The following table shows the maturity of outstanding borrowings as of September 30, 2018:

Year Maturing	Total Amount Maturing	Public Offering	Other Unsecured	Purchase and Sale Agreements and Other Secured Borrowings

2018	$18,254	$1,259	$60	$16,935
2019	12,888	7,386	2,628	2,874
2020	6,723	3,436	3,272	15
2021	3,789	3,773	-	16
2022 and thereafter	3,869	2,121	1,146	602
Total	$45,523	$17,975	$7,106	$20,442

F-34

Secured Borrowings

Purchase and Sale Agreements

In March 2018, we entered into the Seventh Amendment (the “Seventh Amendment”) to our Loan Purchase and Sale Agreement (the “S.K. Funding LPSA”) with S.K. Funding, LLC (“S.K. Funding”).

The purpose of the Seventh Amendment was to allow S.K. Funding to purchase a portion of the Pennsylvania Loans for a purchase price of $649.

The timing of the Company’s principal and interest payments to S.K. Funding under the Seventh Amendment, and S.K. Funding’s obligation to fund the Pennsylvania Loans, vary depending on the total principal amount of the Pennsylvania Loans outstanding at any time, as follows:

●	If the total principal amount exceeds $1,000, S.K. Funding must fund the amount between $1,000 and less than or equal to $3,500.

●	If the total principal amount is less than $4,500, then the Company will also repay S.K. Funding’s principal as principal payments are received on the Pennsylvania Loans from the underlying borrowers in the amount by which the total principal amount is less than $4,500 until S.K. Funding’s principal has been repaid in full.

●	The interest rate accruing to S.K. Funding under the Seventh Amendment is 10.5% calculated on a 365/366-day basis.

The Seventh Amendment has a term of 24 months and will automatically renew for an additional six-month term unless either party gives written notice of its intent not to renew at least nine months prior to the end of a term. S.K. Funding will have a priority position as compared to the Company in the case of a default by any of the borrowers.

Lines of Credit

Amendments to the Lines of Credit with Mr. Wallach and His Affiliates

During June 2018, we entered into a First Amendment to the line of credit with our Chief Executive Officer and his wife (the “Wallach LOC”) which modified the interest rate on the Wallach LOC to generally equal the prime rate plus 3%. The interest rate for the Wallach LOC was 8.0% and 4.4% as of September 30, 2018 and 2017, respectively. As of September 30, 2018, and 2017, we had no borrowings under the Wallach LOC. Interest was $10 and $20 for the quarter and nine months ended September 30, 2018, respectively. As of September 30, 2018, $1,250 remained available on the Wallach LOC.

During June 2018, we entered into a First Amendment to the line of credit with the 2007 Daniel M. Wallach Legacy Trust, which is our CEO’s trust (the “Wallach Trust LOC”) which modified the interest rate on the Wallach Trust LOC to generally equal the prime rate plus 3%. The interest rate for this borrowing was 8.0% and 4.4% as of September 30, 2018 and 2017, respectively. As of September 30, 2018, and 2017, we had no borrowings under the Wallach Trust LOC. As of September 30, 2018, $250 remained available on the Wallach Trust LOC.

F-35

Line of Credit (Shuman)

During July 2017, we entered into a line of credit agreement (the “Shuman LOC Agreement”) with a group of lenders (collectively, “Shuman”). Pursuant to the Shuman LOC Agreement, Shuman provides us with a revolving line of credit (the “Shuman LOC”) with the following terms:

●	Principal not to exceed $1,325;

●	Secured with assignments of certain notes and mortgages;

●	Cost of funds to us of 10%; and

●	Due in July 2019, unless extended by Shuman for one or more additional 12-month periods.

The Shuman LOC was fully borrowed as of September 30, 2018. Interest expense was $33 and $100 for the quarter and nine months ended September 30, 2018, respectively.

Modification to the Line of Credit with Paul Swanson

During April 2018, we entered into a Master Loan Modification Agreement (the “Swanson Modification Agreement”) with Paul Swanson which modified the line of credit agreement between us and Mr. Swanson dated October 23, 2017. Pursuant to the Swanson Modification Agreement, Mr. Swanson provides us with a revolving line of credit (the “Swanson LOC”) with the following terms:

●	Principal not to exceed $7,000;

●	Secured with assignments of certain notes and mortgages;

●	Cost of funds to us of 9%; and

●	Automatic renewal in September 2018 and extended for 15 months.

The Swanson LOC was fully borrowed as of September 30, 2018. Interest expense was $180 and $445 for the quarter and nine months ended September 30, 2018, respectively.

Line of Credit (Myrick)

During June 2018, we entered into a line of credit agreement (the “Myrick LOC Agreement”) with our Executive Vice President (“EVP”) of Sales, William Myrick. Pursuant to the Myrick LOC Agreement, Mr. Myrick provides us with a line of credit (the “Myrick LOC”) with the following terms:

●	Principal not to exceed $1,000;

●	Secured by a lien against all of our assets;

●	Cost of funds to us of prime rate plus 3%; and

●	Due upon demand.

As of September 30, 2018, $1,000 remained available on the Myrick LOC. Interest expense was $14 and $17 for the quarter and nine months ended September 30, 2018, respectively.

F-36

London Financial

During September 2018, we entered into a Master Loan Agreement (“London Loan”) with London Financial Company, LLC (“London Financial”) with the following terms:

●	Principal of $3,250;

●	Secured by collateral of land and improvements by a certain foreclosed asset;

●	Cost of funds to us of 12%; and

●	Due in September 2019.

As of September 30, 2018, $2,860 was borrowed against the London Loan with an additional $390 that remained available upon completion of additional work performed of the foreclosed asset. Interest expense was $3 for the quarter and nine months ended September 30, 2018.

Mortgage Payable

During January 2018, we entered into a commercial mortgage on our office building with the following terms:

●	Principal not to exceed $660;

●	Interest rate at 5.07% per annum based on a year of 360 days; and

●	Due in January 2033.

The principal amount of the Company’s commercial mortgage was $651 as of September 30, 2018. Interest expense was $9 and $27 for the quarter and nine months ended September 30, 2018, respectively.

Summary

Borrowings secured by loan assets are summarized below:

	September 30, 2018		December 31, 2017
		Due From		Due From
	Book Value of	Shepherd’s	Book Value of	Shepherd’s
	Loans which	Finance to Loan	Loans which	Finance to Loan
	Served as Collateral	Purchaser or Lender	Served as Collateral	Purchaser or Lender
Loan Purchaser
Builder Finance, Inc.	$7,467	$4,510	$7,483	$4,089
S.K. Funding	9,366	6,716	9,128	4,134

Lender
Shuman	1,575	1,325	1,747	1,325
Paul Swanson	5,965	4,380	2,518	2,096

Total	$24,373	$16,931	$20,876	$11,644

F-37

Unsecured Borrowings

Other Unsecured Debts

Our other unsecured debts are detailed below:

			Principal Amount Outstanding as of
Loan	Maturity Date	Interest Rate (1)	September 30, 2018	December 31, 2017
Unsecured Note with Seven Kings Holdings, Inc.	February 2019(2)	9.5%	500	500

Unsecured Line of Credit from Builder Finance, Inc.	January 2019	10.0%	500	-

Unsecured Line of Credit from Paul Swanson	March 2019	9.0%	2,621	1,904

Subordinated Promissory Note	September 2019(3)	9.5%	1,125	-

Subordinated Promissory Note	December 2019	10.5%	113	113

Subordinated Promissory Note	April 2020	10.0%	100	100

Subordinated Promissory Note	October 2019	10.0%	150	-

Senior Subordinated Promissory Note	March 2022(6)	10.0%	400	-

Senior Subordinated Promissory Note	March 2022(4)	1.0%	728	-

Junior Subordinated Promissory Note	March 2022(4)	22.5%	417	-

Senior Subordinated Promissory Note	October 2020(5)	1.0%	279	279

Junior Subordinated Promissory Note	October 2020(5)	20.0%	173	173

			$7,106	$3,069

(1) Interest rate per annum, based upon actual days outstanding and a 365/366 day year.

(2) Due six months after lender gives notice.

(3) Due on the later of six months after lender gives notice or September 2019.

(4) These notes were issued to the same holder and, when calculated together, yield a blended return of 11% per annum.

(5) These notes were issued to the same holder and, when calculated together, yield a blended return of 10% per annum.

(6) Lender may require us to repay $20 of principal and all unpaid interest with 10 days’ notice.

F-38

Unsecured Notes through the Public Offering (“Notes Program”)

The effective interest rate on the Notes (“Notes”) offered pursuant to the Notes Program at September 30, 2018 and December 31, 2017 was 9.83% and 9.21%, respectively, not including the amortization of deferred financing costs. There are limited rights of early redemption. The following table shows the roll forward of the Notes Program:

	Nine Months Ended September 30, 2018	Year Ended December 31, 2017	Nine Months Ended September 30, 2017

Gross Notes outstanding, beginning of period	$14,121	$11,221	$11,221
Notes issued	6,357	8,375	8,299
Note repayments / redemptions	(2,503)	(5,475)	(5,381)

Gross Notes outstanding, end of period	$17,975	$14,121	$14,139

Less deferred financing costs, net	233	286	311

Notes outstanding, net	$17,742	$13,835	$13,828

The following is a roll forward of deferred financing costs:

	Nine Months	Year	Nine Months
	Ended	Ended	Ended
	September 30, 2018	December 31, 2017	September 30, 2017

Deferred financing costs, beginning balance	$1,102	$1,014	$1,014
Additions	89	88	65
Deferred financing costs, ending balance	$1,191	$1,102	$1,079
Less accumulated amortization	(958)	(816)	(768)
Deferred financing costs, net	$233	$286	$311

The following is a roll forward of the accumulated amortization of deferred financing costs:

	Nine Months	Year	Nine Months
	Ended	Ended	Ended
	September 30, 2018	December 31, 2017	September 30, 2017

Accumulated amortization, beginning balance	$816	$603	$603
Additions	142	213	165
Accumulated amortization, ending balance	$958	$816	$768

F-39

6. Redeemable Preferred Equity

The following is a roll forward of Series C cumulative preferred equity (“Series C Preferred Units”):

	Nine Months Ended September 30, 2018	Year Ended December 31, 2017	Nine Months Ended September 30, 2017

Beginning balance	$1,097	$–	$–
Additions from new investment	1,400	1,004	1,004
Redemptions	(1,176)	–	–
Additions from reinvestment	105	93	61

Ending balance	$1,426	$1,097	$1,065

On July 31, 2018, we redeemed all of our outstanding Series C Preferred Units, which were held by two investors. On August 1, 2018, we sold 12 of our Preferred Units to Daniel M. Wallach, our CEO and Chairman of our board of managers, and his wife, Joyce S. Wallach, for the total price of $1,200. In addition, on August 30, 2018, we sold two of our Series C Preferred Units to two investors, for the total price of $200,000.

The following table shows the earliest redemption options for investors in our Series C Preferred Units as of September 30, 2018:

Year of Available Redemption	Total Amount Redeemable

2024	$1,426

Total	$1,426

7. Members’ Capital

There are currently two classes of equity units outstanding that the Company classifies as Members’ Capital: Class A common units (“Class A Common Units”) and Series B cumulative preferred units (“Series B Preferred Units”). As of September 30, 2018, the Class A Common Units are held by nine members, all of whom have no personal liability. All Class A common members have voting rights in proportion to their capital account. There were 2,629 Class A Common Units outstanding at both September 30, 2018 and December 31, 2017.

In January 2018, our Chief Financial Officer and EVP of Operations purchased 2% and 1% of our outstanding Class A Common Units, respectively, from our CEO. In March 2018, our EVP of Sales purchased 14.3% of our outstanding Class A Common Units from our CEO.

The Series B Preferred Units were issued to the Hoskins Group through a reduction in a loan issued by the Hoskins Group to the Company. In December 2015, the Hoskins Group agreed to purchase 0.1 Series B Preferred Units for $10 at each closing of a lot to a third party in the Hamlet’s and Tuscany subdivision. As of September 30, 2018, the Hoskins Group owns a total of 13.2 Series B Preferred Units, which were issued for a total of $1,320.

F-40

8. Related Party Transactions

As of September 30, 2018, each of the Company’s two independent managers own 1% of our Class A Common Units. As of September 30, 2018, our CFO, EVP of Operations, and EVP of Sales each own 2%, 2%, and 15.3% of our Class A Common Units, respectively.

As of September 30, 2018, the Company had $1,250, $250 and $1,000 available to borrow against the Wallach LOC, Wallach Trust LOC and Myrick LOC, respectively . A more detailed description is included in Note 5 above. These borrowings are in notes payable secured, net of deferred financing costs on the interim condensed consolidated balance sheet.

In February 2018, the Company issued a Subordinated Promissory Note in the principal amount of $1,125 to a trust affiliated with Seven Kings Holdings, Inc. One of our independent managers, Kenneth R. Summers, is the trustee of that trust. This borrowing is included in notes payable unsecured, net of deferred financing costs on the interim condensed consolidated balance sheet.

In March 2018, the Company issued a Senior Subordinated Promissory Note in the principal amount of $400 to family members of our CEO. This borrowing is included in the notes payable unsecured, net of deferred financing costs on the interim condensed consolidated balance sheet.

On August 1, 2018, we sold 12 of our Preferred Units to Daniel M. Wallach, our CEO and Chairman of our board of managers, and his wife, Joyce S. Wallach, for the total price of $1,200.

In September 2018, we sold three loans to our CEO at their gross loans receivable balance of $281, and as such, no gain or loss was recognized on the sale. Cash received was $104 and the remaining purchase price was funded through a $177 reduction in the principal balance of the line of credit extended by the CEO to the Company. The Company continues to service these loans. As of September 30, 2018, we had $16 in builder deposits related to these loans, and the principal balance being serviced was $281.

Also, in September 2018, we sold two loans to our EVP of Sales at their gross loans receivable balance of $394, and as such, no gain or loss was recognized on the sale. Cash received was $94 and the remaining purchase price was funded through a $300 reduction in the principal balance of the line of credit extended by the EVP of Sales to the Company. The Company continues to service these loans. As of September 30, 2018, we had $6 in builder deposits related to these loans, and the principal balance being serviced was $394.

9. Commitments and Contingencies

Unfunded commitments to extend credit, which have similar collateral, credit risk, and market risk to our outstanding loans, were $22,163 and $19,312 at September 30, 2018 and December 31, 2017, respectively.

10. Selected Quarterly Condensed Consolidated Financial Data (Unaudited)

Summarized unaudited quarterly condensed consolidated financial data for the three quarters of 2018 and four quarters of 2017 are as follows:

	Quarter 3	Quarter 2	Quarter 1	Quarter 4	Quarter 3	Quarter 2	Quarter 1
	2018	2018	2018	2017	2017	2017	2017

Net Interest Income after Loan Loss Provision	$904	$996	$926	$802	$917	$725	$617
Non-Interest Income	20	–	–	–	–	–	77
SG&A expense	680	691	617	643	537	456	454
Depreciation and Amortization	23	21	17	–	–	–	6
Loss from sale of foreclosed assets	3	–	–	–	–	–	–
Non-Interest Expense	47	–	–	–	–	–	–
Impairment loss on foreclosed assets	4	80	5	64	47	106	49
Net Income	$167	$204	$287	$95	$333	$163	$191

F-41

11. Non-Interest expense detail

The following table displays our selling, general and administrative (“SG&A”) expenses:

	For the Nine Months Ended September 30,
	2018	2017
Selling, general and administrative expenses
Legal and accounting	$277	$164
Salaries and related expenses	1,306	976
Board related expenses	54	82
Advertising	58	42
Rent and utilities	38	22
Loan and foreclosed asset expenses	80	30
Travel	73	45
Other	102	62
Total SG&A	$1,988	$1,423

12. Subsequent Events

Management of the Company has evaluated subsequent events through November 8, 2018, the date these interim condensed consolidated financial statements were issued.

On October 31, 2018, we sold four of our Series C Preferred Units to an investor for the total price of $400 .

F-42

$70,000,000 Fixed Rate Subordinated Notes

PROSPECTUS

March 22, 2019